Exhibit 10.11

CREDIT AGREEMENT

Dated as of May 19, 2020

among

BCE-MACH III LLC,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

MIDFIRST BANK,

as Administrative Agent and Collateral Agent,

MIDFIRST BANK,

as Issuing Bank,

i

SECTION 4.	FEES; COMMITMENTS.	70

4.1.	Fees	70
4.2.	Voluntary Reduction of Commitments	71
4.3.	Mandatory Termination of Commitment	72

SECTION 5.	PAYMENTS.	72

5.1.	Voluntary Prepayments	72
5.2.	Mandatory Prepayments	72
5.3.	Method and Place of Payment	75
5.4.	Net Payments	75
5.5.	Computations of Interest and Fees	79
5.6.	Limit on Rate of Interest	79

SECTION 6.	CONDITIONS PRECEDENT TO CLOSING DATE.	80

SECTION 7.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.	84

SECTION 8.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.	85

8.1.	Status	85
8.2.	Power and Authority; Enforceability	85
8.3.	No Violation	85
8.4.	Litigation	85
8.5.	Margin Regulations	85
8.6.	Governmental Approvals	85
8.7.	Investment Company Act	86
8.8.	True and Complete Disclosure	86
8.9.	Tax Matters	86
8.10.	Compliance with Laws and Agreements; No Defaults	87
8.11.	Restriction on Liens	87
8.12.	Compliance with ERISA	87
8.13.	Subsidiaries	88
8.14.	Intellectual Property	88
8.15.	Environmental Laws	88
8.16.	Properties	88
8.17.	Solvency	89
8.18.	Insurance	89
8.19.	Gas Imbalances, Prepayments	89
8.20.	Marketing of Production	89
8.21.	Hedge Agreements	90
8.22.	Sanctions	90
8.23.	No Material Adverse Effect	90
8.24.	Foreign Corrupt Practices Act	90
8.25.	EEA Financial Institutions	90

SECTION 9.	AFFIRMATIVE COVENANTS	91

9.1.	Information Covenants	91
9.2.	Books, Records and Inspections	95
9.3.	Maintenance of Insurance	96
9.4.	Payment of Taxes	96
9.5.	Consolidated Corporate Franchises	96
9.6.	Compliance with Statutes, Regulations, Etc	96
9.7.	ERISA	97
9.8.	Maintenance of Properties	98
9.9.	End of Fiscal Years; Fiscal Quarters; Pro Forma Financial Information	98
9.10.	Additional Guarantors, Grantors and Collateral	98
9.11.	Use of Proceeds	99
9.12.	Further Assurances	99
9.13.	Reserve Reports	100
9.14.	Title Information	102
9.15.	Environmental Matters	103
9.16.	Commodity Exchange Act Keepwell Provisions	103
9.17.	Post-Closing Account Control Agreements	104
9.18.	Required Hedging	104

SECTION 10.	NEGATIVE COVENANTS.	104

10.1.	Limitation on Indebtedness	104
10.2.	Limitation on Liens	107
10.3.	Limitation on Fundamental Changes	108
10.4.	Limitation on Sale of Assets	110
10.5.	Limitation on Investments	112
10.6.	Limitation on Restricted Payments	114
10.7.	Negative Pledge Agreements	116
10.8.	Limitation on Subsidiary Distributions	118
10.9.	Hedge Agreements	120
10.10.	Financial Performance Covenants	121
10.11.	Transactions with Affiliates	121
10.12.	Operation of Properties by Affiliate	123
10.13.	Use of Proceeds	123
10.14.	Sale of Notes or Receivables	123
10.15.	ERISA Compliance	123
10.16.	Environmental Matters	124
10.17.	Gas Imbalances; Take-or-Pay or Other Prepayments	124
10.18.	Nature of Business; No International Operations	124
10.19.	Sanctions	124

SECTION 11.	EVENTS OF DEFAULT.	125

11.1.	Payments	125
11.2.	Representations, Etc	125

11.3.	Covenants	125
11.4.	Default Under Other Agreements	126
11.5.	Bankruptcy, Etc	126
11.6.	ERISA	127
11.7.	Guarantee	127
11.8.	Credit Documents	127
11.9.	Judgments	127
11.10.	Change of Control	127
11.11.	Application of Proceeds	128
11.12.	Equity Cure	129

SECTION 12.	THE AGENTS.	130

12.1.	Appointment	130
12.2.	Delegation of Duties	131
12.3.	Exculpatory Provisions	131
12.4.	Reliance by Agents	132
12.5.	Notice of Default	132
12.6.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	133
12.7.	Indemnification	133
12.8.	Agents in Its Individual Capacities	134
12.9.	Successor Agents	134
12.10.	Withholding Tax	135
12.11.	Security Documents and Collateral Agent under Security Documents and Guarantee	135
12.12.	Right to Realize on Collateral and Enforce Guarantee	136
12.13.	Administrative Agent May File Proofs of Claim	136
12.14.	Credit Bidding	137
12.15.	Certain ERISA Matters	137

SECTION 13.	MISCELLANEOUS.	139

13.1.	Amendments, Waivers and Releases	139
13.2.	Notices	141
13.3.	No Waiver; Cumulative Remedies	141
13.4.	Survival of Representations and Warranties	141
13.5.	Payment of Expenses; Indemnification	142
13.6.	Successors and Assigns; Participations and Assignments	143
13.7.	Replacements of Lenders under Certain Circumstances	147
13.8.	Adjustments; Set-off	148
13.9.	Counterparts	149
13.10.	Severability	149
13.11.	INTEGRATION	149
13.12.	GOVERNING LAW	149
13.13.	Submission to Jurisdiction; Waivers	149
13.14.	Acknowledgments	150
13.15.	WAIVERS OF JURY TRIAL	151

13.16.	Confidentiality	151
13.17.	Release of Collateral and Guarantee Obligations	152
13.18.	USA PATRIOT Act	153
13.19.	Payments Set Aside	153
13.20.	Reinstatement	154
13.21.	Disposition of Proceeds	154
13.22.	Collateral Matters; Hedge Agreements	154
13.23.	Agency of the Borrower for the Other Credit Parties	154
13.24.	Flood Insurance Provisions	154
13.25.	Acknowledgement and Consent to Bail-In of EEA Financial Institution	155
13.26.	Texas Express Negligence Rule	155
13.27.	Acknowledgement Regarding Any Supported QFCs	156

EXHIBITS

Exhibit A	Form of Reserve Report Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Guarantee
Exhibit D	Forms of Mortgage/Deed of Trust
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Promissory Note
Exhibit I	Form of Intercompany Note
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Non-Bank Tax Certificate
Exhibit L	Form of Notice of Conversion or Continuation
Exhibit M	Form of Prepayment Notice

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Maximum LC Commitment
Schedule 8.4	Litigation
Schedule 8.13	Subsidiaries
Schedule 8.19	Gas Imbalances, Prepayments
Schedule 8.20	Marketing of Production
Schedule 8.21	Closing Date Hedge Agreements
Schedule 10.11	Affiliate Transactions
Schedule 13.2	Notice Addresses

v

THIS CREDIT AGREEMENT, dated as of May 19, 2020, among BCE-MACH III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), MIDFIRST BANK, a federally chartered savings association, as administrative agent and collateral agent for the Lenders, and MIDFIRST BANK, a federally chartered savings association, as an issuer of Letters of Credit and each other Issuing Bank from time to time party hereto and the other Persons from time to time party thereto.

WHEREAS, (a) the Borrower has requested that (i) on the Closing Date, the Lenders provide Loans to the Borrower in an aggregate principal amount of up to $300,000,000, subject to the initial Borrowing Base provided in Section 2.14(a) (the “Closing Date Loans”), and (ii) at any time and from time to time after the Closing Date, the Lenders provide Loans to the Borrower subject to the Available Commitment and (b) the Borrower has requested that each Issuing Bank issue Letters of Credit (subject to the Available Commitment) at any time and from time to time prior to the L/C Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of the Letter of Credit Commitment;

WHEREAS the Closing Date Loans will be used by the Borrower to refinance certain Indebtedness incurred by Borrower in connection with the acquisition of the Alta Mesa Acquisition Properties and the Kingfisher Acquisition Properties;

WHEREAS, following the Closing Date, the proceeds of the Loans will be used by the Borrower for the acquisition, development and exploration of Oil and Gas Properties and for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions) and the Letters of Credit will be used by the Borrower and its Subsidiaries for general corporate purposes, including to secure any surety and bonding requirements and to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets;

WHEREAS, the Lenders and the Issuing Banks are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1. Defined Terms.

As used herein, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1%, (b) the prime rate as published in The Wall Street Journal’s “Money Rates” table for that day and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month; provided further that for purposes of this Agreement in no event shall ABR be less than zero. The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Account Control Agreement” shall mean, as to any deposit account, securities account or commodity account of any Credit Party held with a financial institution, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent and the Borrower, among such Credit Party owning such deposit account, securities account or commodity account, the Collateral Agent and the financial institution at which such deposit account, securities account or commodity account is located, which agreement establishes the Collateral Agent’s control (within the meaning of the UCC) with respect to such account.

“Acquired EBITDAX” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of EBITDAX were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable; provided, that the Borrower may, to the extent Acquired EBITDAX of an Acquired Entity or Business or Converted Restricted Subsidiary does not include a full four fiscal quarter period and Acquired EBITDAX is to be included in the determination of “EBITDAX” for a full four fiscal quarter period, calculate Acquired EBITDAX with respect to such Acquired Entity or Business or Converted Restricted Subsidiary on a Pro Forma Basis by annualizing the actual EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary as follows: (i) if such Acquired Entity or Business or Converted Restricted Subsidiary has only one full fiscal quarter of actual EBITDAX, by multiplying (A) the actual EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such fiscal quarter by (B) four; (ii) if such Acquired Entity or Business or Converted Restricted Subsidiary has only two full fiscal quarters of actual EBITDAX, by multiplying (A) the actual EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such two fiscal quarter period by (B) two; and (iii) if such Acquired Entity or Business or Converted Restricted Subsidiary has only three full fiscal quarters of actual EBITDAX, by multiplying (A) the actual EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such three fiscal quarter period by (B) 4/3; provided that if any calculation of EBITDAX includes Acquired EBITDAX that has been annualized, the Borrower shall, in the certificate setting forth such calculation (which may be the same certificate delivered under Section 9.1(c)) deliver reasonable supporting evidence of such Acquired EBITDAX and, in addition, provide additional detail relating thereto upon the Administrative Agent’s reasonable request.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “EBITDAX”.

“Acquisition Properties” mean the Alta Mesa Acquisition Properties and the Kingfisher Acquisition Properties.

“Acquisitions” means the Alta Mesa Acquisition and the Kingfisher Acquisition.

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean MidFirst Bank, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agents” shall mean the Administrative Agent and the Collateral Agent. “Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alta Mesa Acquisition” shall mean the acquisition by the Borrower of the Alta Mesa Acquisition Properties pursuant to the Alta Mesa PSA.

“Alta Mesa Acquisition Properties” shall mean the Oil and Gas Properties to be acquired pursuant to the Alta Mesa Acquisition.

“Alta Mesa PSA” means the Amended & Restated Purchase and Sale Agreement dated January 17, 2020 among the Alta Mesa Sellers and Borrower.

“Alta Mesa Sellers” means, collectively, Alta Mesa Holdings, LP, Alta Mesa Holdings GP, LLC, OEM GP, LLC, Alta Mesa Finance Services Corp., Alta Mesa Services, LP and Oklahoma Energy Acquisitions, LP.

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	< 25%	≥ 25% and < 50%	≥ 50% and < 75%	≥ 75% and < 90%	≥ 90%
LIBOR Loans	3.25%	3.50%	3.75%	4.00%	4.25%
ABR Loans	2.00%	2.25%	2.50%	2.75%	3.00%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) W. D. Van Gonten & Co. Petroleum Engineering, (d) DeGolyer and MacNaughton, (e) Cawley, Gillespie & Associates, Inc., (f) Miller and Lents, Ltd. and (g) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the Controller, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person. Unless the context requires otherwise, references to “Authorized Officer” shall be references to an Authorized Officer of the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Price Deck” shall mean the Administrative Agent’s internal price deck on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 13.8.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” shall mean, at any time, an amount equal to the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions of this Agreement.

“Borrowing Base Deficiency” occurs if, at any time, the aggregate Total Exposures of all Lenders exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which the sum of the aggregate Total Exposures of all Lenders exceeds the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties constituting Proved Developed Producing Reserves included in the Initial Reserve Reports and thereafter in the Reserve Report most recently delivered pursuant to Section 9.13.

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the aggregate Total Exposures of all Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” shall mean, with respect to any Oil and Gas Property of a Credit Party or any Hedge Agreement in respect of commodities, the value attributed to such asset by the Administrative Agent in connection with the most recent determination of the Borrowing Base approved by all Lenders or the Required Lenders, as applicable, in accordance with Section 2.14.

“Budget” shall have the meaning provided in Section 9.1(k).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in Houston, Texas or New York, New York are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re- characterized (on a prospective or retroactive basis or otherwise) as a Capital Lease.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Restricted Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateral” shall have the meaning provided in Section 3.8(c).

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Equivalent” shall mean:

(a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s;

(c) demand deposits, and time deposits maturing within one year from the date of creation thereof, with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; and

(d) deposits in money market funds at least 95% of whose assets are cash and Investments described in the preceding clauses (a), (b) and (c) or otherwise complying with Rule 2a-7 of the SEC.

“Cash Management Bank” shall mean any Person that either (i) at the time it provides Cash Management Services, (ii) on the Closing Date or (iii) at any time after it has provided any Cash Management Services, is a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services and agreements, including for collections, operating, payroll and trust accounts, automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority, in each case pursuant to Basel III) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements or liquidity requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 generally on other borrowers of loans under United States reserve-based credit facilities.

“Change of Control” shall mean and be deemed to have occurred if (i) the Permitted Holders shall at any time cease to have, directly or indirectly, the power to vote or direct the voting of at least 51.0% of the Voting Stock of the Parent, (ii) the Parent ceases to own 100% of the Voting Stock of the Borrower or (iii) the Permitted Holders shall at any time cease to have, directly or indirectly, the power to elect a majority of the Board of Directors of the Borrower.

“Closing Date” means the date on which the conditions specified in Section 6 are satisfied (or waived in accordance with Section 13.1).

“Closing Date Loans” shall have the meaning provided in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing any or all of the Obligations; provided that with respect to any Mortgages, “Collateral,” as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean MidFirst Bank, as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Agreement” shall mean the Collateral Agreement of even date herewith by and among the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E hereto.

“Collateral Coverage Minimum” shall mean that the Mortgaged Properties shall represent from the Closing Date and thereafter, at least 90% of the PV-8 of the Credit Parties’ total Proved Developed Producing Reserves that are Borrowing Base Properties and included either in the Initial Reserve Reports or in the most recent Reserve Report delivered pursuant to Section 9.13.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment”, and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms of this Agreement.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Cash Balance” shall mean, at any time, (a) the aggregate amount of Unrestricted Cash and Cash Equivalents in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries at such time, minus the following, but only to the extent included in the foregoing calculation of Unrestricted Cash and Cash Equivalents (b) without duplication, the aggregate amount of (i) Unrestricted Cash and Cash Equivalents set aside to pay royalty obligations, working interest obligations, production payments, vendor payments, suspense payments, severance and ad valorem taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Borrower or any Restricted Subsidiary to unaffiliated third parties and for which the Borrower or such Restricted Subsidiary either (x) has issued checks or initiated wires or ACH transfers (but which amounts have not, as of such time, been subtracted from the balance in the relevant account of the Borrower or such Restricted Subsidiary) or (y) reasonably anticipates in good faith that it will issue checks or initiate wires or ACH transfers within five (5) Business Days after the date of measurement, (ii) any Unrestricted Cash or Cash Equivalents constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party at such time containing customary provisions regarding the payment and refunding of such deposits and (iii) the aggregate amount of cash and Cash Equivalents held in Excluded Accounts at such time.

“Consolidated Cash Balance Excess Period” shall have the meaning provided in Section 5.2(c).

“Consolidated Net Income” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses and the net income of any Person (other than the Borrower or a Restricted Subsidiary) in which the Borrower or its Restricted Subsidiaries own any Equity Interests for that period, except to the extent of the amount of dividends and distributions actually received by the Borrower or a Restricted Subsidiary), provided that the calculation of Consolidated Net Income shall exclude the following:

(a) any non-cash charges or losses and any non-cash income or gains, in each case, required to be included in net income of the Borrower and its Subsidiaries as a result of the application of FASB Accounting Standards Codifications 718, 815, 410 and 360, but shall expressly include any gains or losses attributable to the termination of any Hedge Agreement other than gains or losses attributable to the termination of any Hedge Agreement solely to the extent such termination occurred in connection with a disposition of the Borrower’s or a Restricted Subsidiary’s Oil and Gas Properties;

(b) the net income for such period of any Person that is an Unrestricted Subsidiary; provided that Consolidated Net Income of any Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents to such Person or a Restricted Subsidiary thereof in respect of such period;

(c) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed (net of any applicable deductibles and costs of collection);

(d) the net income for such period of any Restricted Subsidiary (other than any Guarantor), to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash equivalents to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and

(e) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, and any impairment charges, asset write-offs or write-down, including ceiling test write-downs, on Oil and Gas Properties under GAAP shall be excluded.

“Consolidated Total Debt” shall mean, as of any date of determination, the sum of (without duplication) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of Indebtedness for borrowed money, purchase money indebtedness, Indebtedness in respect of any Capital Lease, and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness (i) in respect of Hedging Obligations (but shall include net unpaid termination payments under Hedge Agreements), (ii) except to the extent of unreimbursed amounts thereunder, in respect of letters of credit, bank guarantees and performance or similar bonds and (iii) of Unrestricted Subsidiaries for which no Credit Party is liable.

“Consolidated Total Debt to EBITDAX Ratio” shall mean, as of any date of determination:

(a) an amount equal to (i) Consolidated Total Debt as of the last day of the most recent Test Period minus (ii) the lesser of (A) all Unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date and (B) $10,000,000 divided by

(b) EBITDAX for such Test Period; provided that the Consolidated Total Debt to EBITDAX Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning set forth in the definition of “EBITDAX.”

“Converted Unrestricted Subsidiary” shall have the meaning set forth in the definition of “EBITDAX.”

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 13.27.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement, and any intercreditor agreement with respect to the Facility entered into on or after the Closing Date to which the Collateral Agent is party. Hedge Agreements are expressly excluded from the definition of Credit Documents.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit (but not the automatic renewal of any Letter of Credit).

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 11.12(a).

“Cure Deadline” shall have the meaning provided in Section 11.12(a).

“Cure Right” shall have the meaning provided in Section 11.12(a).

“Current Assets” shall mean, at any time, the sum of (a) the consolidated current assets of the Borrower and the Restricted Subsidiaries at such time, plus (b) the Available Commitment at such time, but excluding any non-cash assets arising under ASC 815 and ASC 410.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Restricted Subsidiaries at such time, but excluding (a) current maturities of long term debt of the Borrower and the Restricted Subsidiaries under this Agreement and the other Credit Documents and (b) any non-cash liabilities arising under ASC 815 and ASC 410.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Default Right” shall have the meaning provided in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Disposed EBITDAX” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of EBITDAX of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of EBITDAX (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” shall have the meaning provided in Section 10.4. “Dispose” or “Disposed of” shall have a correlative meaning.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements)) and the termination of the Commitments and (to the extent not cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank) outstanding Letters of Credit, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale) so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments and (to the extent not cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank) outstanding Letters of Credit, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Borrower (or any direct or indirect parent thereof) or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant of the Borrower, any of its Restricted Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Distressed Person” shall have the meaning provided in the definition of “Lender- Related Distress Event”.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EBITDAX” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Interest Expense for such period, (ii) an amount equal to the provision for federal, state, and local income, franchise, sales and use taxes payable or to become payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depletion, depreciation, amortization and exploration expense for such period (including all drilling, completion, geological and geophysical costs), (iv) losses from asset Dispositions (excluding Hydrocarbons Disposed of in the ordinary course of business), (v) all other non-cash items reducing such Consolidated Net Income for such period, (vi) extraordinary or non-recurring losses for such period and (vii) Transaction Expenses and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state and local income tax credits of the Borrower and its Restricted Subsidiaries for such period (ii) gains from asset Dispositions (excluding Hydrocarbons Disposed of in the ordinary course of business), (iii) all other non-cash items increasing Consolidated Net Income for such period, and (iv) extraordinary or non-recurring gains for such period.

There shall be included in determining EBITDAX for any period, without duplication, the Acquired EBITDAX of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDAX of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDAX of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition). There shall be excluded in determining EBITDAX for any period the Disposed EBITDAX of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDAX of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDAX of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding anything to the contrary contained herein and subject to adjustments permitted hereunder with respect to acquisitions, Dispositions and other transactions occurring following the Closing Date and pursuant to the definition of “Pro Forma Basis”, (i) EBITDAX for the Test Period ending on the last day of the fiscal quarter ending June 30, 2020 shall be EBITDAX for such fiscal quarter multiplied times four, (ii) EBITDAX for the Test Period ending on the last day of the fiscal quarter ending September 30, 2020 shall be EBITDAX for two most recently ended fiscal quarters multiplied times two, (iii) EBITDAX for the Test Period ending on December 31, 2020 shall be EBITDAX for the three most recently ended fiscal quarters multiplied times four-thirds and (iv) EBITDAX shall be calculated on a pro forma basis assuming that the Acquisitions were consummated on April 1, 2020.

For the avoidance of doubt, EBITDAX shall be calculated on a Pro Forma Basis.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engineering Reports” shall have the meaning provided in Section 2.14(c).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, injunctions, demands, demand letters, claims, liens, notices of noncompliance, restrictions on use, violation or potential responsibility, or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance and code now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the public health or welfare (to the extent relating to human exposure to Hazardous Materials) or the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Environmental Permit” shall mean any permit, registration, license, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, excluding any debt security that is convertible or exchangeable into any Equity Interests (provided that any instrument evidencing Indebtedness convertible or exchangeable into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged, except, solely for purposes of a pledge of Equity Interests in connection with this Agreement, to the extent such instrument could be treated as “stock” of a CFC for purposes of Treasury Regulation Section 1.956-2(c)(2)).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) accounts maintained by the Credit Parties where all or substantially all of the deposits in which consist of amounts utilized (i) for funding payroll, payroll Taxes, withheld income Taxes and other employee wage and benefit obligations of the Credit Parties, (ii) for holding amounts of third parties as a fiduciary or in trust, (iii) as a suspense or distribution account for holding only third party funds to satisfy royalty obligations and working interest obligations owed to third parties, (iv) as a cash collateral account constituting a Permitted Lien under clause (d) or (e) of the definition thereof, and (b) any other accounts so long as the maximum balance in any such other accounts at any time does not exceed $1,000,000 in the aggregate.

“Excluded Assets” shall have the meaning assigned to such term in the Collateral Agreement.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by the Borrower or a Guarantor) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the Voting Stock of such Subsidiary and (c) the Equity Interests of any Subsidiary of a Foreign Subsidiary or FSHCO.

“Excluded Hedging Obligation” shall mean, with respect to any Credit Party, any Hedging Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Hedging Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guarantee, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Hedging Obligation or (b) in the case of a Hedging Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Credit Party is a “financial entity,” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee obligation or other liability of such Credit Party becomes or would become effective with respect to such related Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee obligation or other liability or security interest is or becomes illegal.

“Excluded Subsidiary” shall mean (a) any Foreign Subsidiary, (b) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than equity interests, or debt and equity interests, of one or more Foreign Subsidiaries that are CFCs (each such Foreign Subsidiary, a “FSHCO”) or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, and (c) each Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by net or overall gross income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), branch profits Taxes and franchise (and similar) Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to a recipient, in the case of any Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 13.7) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4, (iii) any Taxes attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 5.4(d), 5.4(e), 5.4(h), or 5.4(i), or (iv) any Tax imposed under FATCA.

“Exit Fee” shall have the meaning provided in Section 4.1(f).

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“Farm-In Agreement” shall mean an agreement whereby a Person agrees, among other things, to pay all or a share of the drilling, completion or other expenses of one or more wells or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that grants to another party the right to earn an ownership interest in an Oil and Gas Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention between or among Governmental Authorities implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it. Notwithstanding the foregoing, for purposes of this Agreement, in no event shall the Federal Funds Effective Rate be less than zero.

“Fee Letter” shall mean the engagement letter agreement dated as of May 18, 2020, between MidFirst Bank and the Borrower.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Assistant Treasurer of such Person.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 10.10.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Restricted Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall have the meaning provided in the definition of “Excluded Subsidiary.”

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Leases and obligations in respect thereof.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange and any supra-national bodies such as the European Union or the European Central Bank.

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantor” shall mean (a) each Subsidiary that is a party to the Guarantee as of the Closing Date and (b) each Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos or asbestos containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, commodity swaps, commodity options, forward commodity contracts, future contracts, interest rate options, cap transactions, floor transactions, collar transactions, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that (x) at the time it enters into a Hedge Agreement is a Lender or Agent or an Affiliate of a Lender or Agent, or (y) at any time after it enters into a Hedge Agreement it becomes a Lender or Agent or an Affiliate of a Lender or Agent or (b) with respect to any Hedge Agreement that is in effect on the Closing Date, any Person (other than the Borrower or any of its Subsidiaries) that is a Lender or Agent or an Affiliate of a Lender or Agent on the Closing Date.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and/or the Restricted Subsidiaries, as the context requires.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (g) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (ii) accruals for payroll incurred in the ordinary course of business and (iii) obligations resulting under firm transportation contracts, or take or pay contracts or other similar agreements), (d) the face amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person and, without duplication, all drafts drawn thereunder, (e) the principal component of all Capitalized Lease Obligations of such Person, (f) net Hedging Obligations of such Person, (g) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (h) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (j) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary -course payables and accrued expenses arising in the ordinary course of business that are not more than 90 days past due (or the date of invoice thereof if no due date is specified), (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll- over or extensions of terms) and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries, (v) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (vi) any obligation in respect of a Farm -In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property and (vii) operating leases or sale and leaseback transactions (except any resulting obligations under any Capital Lease).

For purposes hereof, the amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than Excluded Taxes and (b) Other Taxes.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including: (1) ownership interests (directly or through equity) in Oil and Gas Properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, Farm-In Agreements, Farm-Out Agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Information” shall have the meaning provided in Section 8.8(a).

“Initial Reserve Reports” shall mean, collectively, the reserve engineers’ reports, as of January 1, 2020, prepared by Cawley, Gillespie & Associates, Inc. with respect to the Alta Mesa Acquisition Properties acquired by the Credit Parties.

“Intercreditor Agreement” shall mean an Intercreditor Agreement in form and content acceptable to the Agents among the Agents, Borrower and one or more Persons described in subpart (b) of the definition of “Secured Hedge Counterparty”.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis (including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedge Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense) and (b) capitalized interest of such Person.

For purposes of this definition, interest on obligations in respect of Capital Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14.

“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.

“Investment” shall have the meaning provided in Section 10.5. “IRS” means the United States Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Restricted Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean MidFirst Bank, and any of its Affiliates or any replacement or successor appointed pursuant to Section 3.6. If the Borrower requests, MidFirst Bank to issue a Letter of Credit, MidFirst Bank may, in its discretion, arrange for such Letter of Credit to be issued by its Affiliates or any Lender, and in each such case the term “Issuing Bank” shall include any such Affiliate or Lender with respect to Letters of Credit issued by such Affiliate or Lender. References herein and in the other Credit Documents to an Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Kingfisher Acquisition” shall mean the acquisition by the Borrower of the Kingfisher Acquisition Properties pursuant to the Kingfisher PSA.

“Kingfisher Acquisition Properties” shall mean the Oil and Gas Properties to be acquired pursuant to the Kingfisher Acquisition.

“Kingfisher PSA” means the Amended & Restated Purchase and Sale Agreement dated January 17, 2020 among the Kingfisher Sellers and Borrower.

“Kingfisher Sellers” means, collectively, Kingfisher Midstream, LLC, Oklahoma Produced Water Solutions, LLC, Kingfisher STACK Oil Pipeline, LLC and Cimarron Express Pipeline, LLC.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations, or has made a public statement to that effect with respect to its funding obligations under the Facility, (iv) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Facility or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or a Bail-In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a Bail-in Action or a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.1.

“Letter of Credit Application” shall have the meaning provided in Section 3.2.

“Letter of Credit Commitment” shall mean at any time, 10% of the Borrowing Base then in effect, as the same may be reduced from time to time pursuant to Section 3.1 or, with the consent of the Administrative Agent and the Issuing Banks, increased from time to time.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean, for any Interest Period with respect to any Borrowing of a LIBOR Loan, the interest rate per annum equal to the offered rate (and not the bid rate) as published by the ICE Benchmark Administration or its successor as the administrator for LIBOR two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Borrowing of such LIBOR Loan for such Interest Period shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, then such rate shall be the rate at which dollar deposits of an amount comparable to the Borrowing of such LIBOR Loan and for a maturity comparable to such Interest Period are offered by the principal office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, for purposes of this Agreement, in no event shall the LIBOR Rate be less than zero.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or (c) Production Payments and Reserve Sales and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidate” means, with respect to any Hedge Agreement, the sale, assignment, novation, unwind, monetization or termination of all or any part of such Hedge Agreement or the creation of an offsetting position against all or any part of such Hedge Agreement, except for any such assignment or novation to an Affiliate or successor of the Secured Hedge Counterparty party thereto which Affiliate or successor itself meets the requirements of the definition of “Secured Hedge Counterparty”. The term “Liquidated” has a correlative meaning thereto.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date and (b) the aggregate amount of Unrestricted Cash of the Borrower and the Restricted Subsidiaries at such date, less the amount of any Borrowing Base Deficiency existing on such date of determination.

“Loan” shall have the meaning provided in Section 2.1(a).

“Loan Limit” shall mean, at any time, the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time (including as it may be reduced pursuant to Section 2.14(f)).

“Majority Lenders” shall mean, at any date, (a) if there are less than three unaffiliated Lenders at such time, all Non-Defaulting Lenders, (b) if there are three or more unaffiliated Lenders and two or more Non-Defaulting Lenders, either (i) two or more Non- Defaulting Lenders having or holding at least a majority of the Adjusted Total Commitment at such date, or (ii) if the Total Commitment has been terminated, two or more Non-Defaulting Lenders having or holding at least a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date, and (c) if there are three or more unaffiliated Lenders and only one Non-Defaulting Lender, such Non-Defaulting Lender.

“Management Services Agreement” shall mean that certain Management Services Agreement, dated as of April 9, 2020, by and between the Borrower and the Manager.

“Manager” shall mean Mach Resources LLC, a Delaware limited liability company.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Agents and the Lenders under this Agreement or under any of the other Credit Documents.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $2,500,000.

“Maturity Date” shall mean May 19, 2023.

“Maximum LC Commitment” means with respect to each Issuing Bank, the amount set forth opposite such Issuing Bank’s name in Schedule 1.1(b) hereto, as such Schedule 1.1(b) may be amended or modified from time to time by the Borrower, each Issuing Bank affected by such amendment or modification thereto and by the Administrative Agent.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit D (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean, at any time, all Borrowing Base Properties, and related Property, with respect to which a Mortgage has been granted.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or an ERISA Affiliate is, or within any of the preceding six plan years has been, obligated to contribute.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income Tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income Tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, including Hedging Obligations, in each case, entered into with the Borrower or any other Credit Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement that have been secured and guaranteed pursuant to the Security Documents and the Guarantee shall be secured and guaranteed pursuant to such Security Documents and Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the applicable Secured Hedge Counterparty or Cash Management Bank. Solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedging Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.

“Oil and Gas Business” shall mean the business of:

(a) acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing; and

(b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Persons; and

(c) any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and/or the Restricted Subsidiaries, as the context requires.

“Ongoing Hedges” shall have the meaning provided in Section 10.9(a).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other similar Taxes arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any of the foregoing Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrower under Section 13.7) or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” shall mean BCE-Mach Intermediate Holdings III LLC, a Delaware limited liability company.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as a partnership) of the Borrower.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 9.10, a Guarantor; (c) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.10; (d) after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 10.18; and (f) the Borrower shall be in Pro Forma Compliance after giving effect to such acquisition.

“Permitted Holders” shall mean any of (i) the Sponsor and (ii) officers, directors, employees and other members of management of the Borrower (or any of its Parent Entities) or any of its Restricted Subsidiaries who are or become holders of Equity Interests of the Borrower (or any Parent Entity); provided that for purposes of the definition of “Change of Control” the Persons described in clause (ii) above shall not constitute Permitted Holders at any time they hold voting power equal to or more than 50% of all Equity Interests collectively and beneficially held by the Persons described in clauses (i) and (ii) above.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b) commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally-recognized rating service);

(c) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank or trust company having combined capital, surplus and undivided profits of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(d) repurchase agreements with a term of not more than 180 days for underlying securities of the type described in clauses (a), and (c) above entered into with any bank meeting the qualifications specified in clause (c) above or securities dealers of recognized national standing;

(e) marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally-recognized rating service); and

(f) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above.

“Permitted Liens” shall mean:

(a) Liens for Taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property Taxes on property that the Borrower or one of its Subsidiaries has determined to abandon in compliance with the terms of this Agreement if the sole recourse for such Tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and (i) do not individually or in the aggregate have a Material Adverse Effect; and (ii) each of which is in respect of obligations that are not delinquent for a period of 90 or more days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e) deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment or decommissioning obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including cash, Cash Equivalents and letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or in a manner consistent with industry practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or to secure any surety and bonding requirements;

(f) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(g) easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease, (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement and not securing Indebtedness and (iii) and any preferential purchase rights, in each case of the foregoing, to the extent that the aggregate effects thereof do not reduce the net revenue interest of the Credit Parties with respect to any Oil and Gas Properties below that set forth in the most recently delivered Reserve Report;

(i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(j) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, in the ordinary course of business;

(l) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that do not evidence or govern Indebtedness for borrowed money and that are usual or customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary and does not reduce the net revenue interest of any Credit Party with respect to any Oil and Gas Properties below that set forth in the most recently delivered Reserve Report;

(m) Liens on pipelines and pipeline facilities that arise by operation of law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that do not constitute Indebtedness for borrowed money and are not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(n) leases, licenses, subleases or sublicenses granted to others not (i) interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) securing any indebtedness or (iii) relating to or encumbering Oil and Gas Properties;

(o) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(f), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness immediately prior to such Refinancing are not changed as a result of such Refinancing (except that a Credit Party may be added as an additional obligor), and (C) such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least three Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or an ERISA Affiliate.

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDAX, effect shall be given to any Disposition, any acquisition, any designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Section 10.1, 10.2, 10.5 and 10.6, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determination made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Section 10.1, 10.2, 10.5 and 10.6, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Restricted Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Restricted Subsidiary as an Unrestricted Subsidiary, collectively.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the Restricted Subsidiaries for which the financial statements and certificates required pursuant to Section 9.1(a) or Section 9.1(b) have been or were required to have been delivered.

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any of its Restricted Subsidiaries to any Person of the right to receive all or a portion of the production or the proceeds from the sale of production attributable to Hydrocarbon Interests where the holder of such interest bears production risk and has recourse solely to such production or proceeds of production the subject of such grant or transfer.

“Proposed Acquisition” shall have the meaning provided in Section 10.9(a).

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-8” shall mean, with respect to any Proved Developed Producing Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 8% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 13.27.

“Qualified Equity Interests” means any Equity Interests of the Borrower other than Disqualified Stock.

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Cash Collateral Amount” shall have the meaning provided in Section 3.8(c).

“Required Lenders” shall mean, at any date, (a) if there are less than three unaffiliated Lenders at such time, all Non-Defaulting Lenders, (b) if there are three or more unaffiliated Lenders and two or more Non-Defaulting Lenders, either (i) two or more Non- Defaulting Lenders having or holding at least 66-⅔% of the Adjusted Total Commitment at such date, or (ii) if the Total Commitment has been terminated, two or more Non-Defaulting Lenders having or holding at least 66-⅔% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date, and (c) if there are three or more unaffiliated Lenders and only one Non- Defaulting Lender, such Non-Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean the Initial Reserve Reports and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each July 1st or January 1st (or such other date in the event of certain Interim Redeterminations) the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net revenues, operating expenses (including production Taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date; provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.14(b), (i.e., as a result of the Borrower concurrently having acquired Oil and Gas Properties with Proved Developed Producing Reserves which are to be Borrowing Base Properties having a PV-8 (calculated by the Administrative Agent at the time of acquisition) in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition) the Borrower shall be required, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and related information as are the subject of such acquisition.

“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in substantially the form of Exhibit A certifying as to the matters set forth in Section 9.13(c) (or such other form reasonably acceptable to the Administrative Agent).

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions- related list of designated Persons maintained by any Sanctions Authority, (b) any Person operating, organized or resident in a country or territory which is itself the subject or target of any Sanctions or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority (including all such applicable laws currently in effect, all such new applicable laws in effect in the future or each as amended from time to time) and including without limitation, any restriction on any Lender’s or its Affiliates’ ability to conduct business with any Person in any country, territory or region relevant to the transaction.

“Sanctions Authority” means (a) Canada, (b) the United Nations Security Council, (c) the United States, (d) the European Union or any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom, or the respective governmental institutions, agencies and subdivisions of any of the foregoing.

“S&P” shall mean Standard & Poor’s Global Ratings or any successor by merger or consolidation to its business.

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.

“Scheduled Unavailability Date” shall have the meaning set forth in Section 1.9.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any other Credit Party and any Cash Management Bank; provided that, for the avoidance of doubt, the term “Secured Cash Management Agreement” shall not include any transactions entered into after the time that such Cash Management Bank ceases to be a Lender or an Affiliate of a Lender.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any other Credit Party and any Secured Hedge Counterparty; provided that, for the avoidance of doubt, the term “Secured Hedge Agreement” shall not include any transactions entered into after the time that (a) with respect to any Secured Hedge Counterparty that is a Hedge Bank, such Hedge Bank ceases to be a Lender or an Affiliate of a Lender, or (b) with respect to any Secured Hedge Counterparty that is a party to an Intercreditor Agreement, such Person ceases to be a party to an Intercreditor Agreement.

“Secured Hedge Counterparty” shall mean (a) any Hedge Bank, and (b) subject to executing and delivering an Intercreditor Agreement, any other Person approved from time to time by the Administrative Agent.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Secured Hedge Counterparty that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12.2 appointed by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b) the Mortgages and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10 or Section 9.12 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Sold Entity or Business” shall have the meaning provided in the definition of “EBITDAX.”

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Sponsor” shall mean Bayou City Energy, L.P., each of its Affiliates and funds managed by it or any of its Affiliates, but not including their respective portfolio companies.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Subagent” shall have the meaning provided in Section 12.2.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% Equity Interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.1(a).

“Supported QFC” has the meaning assigned to such term in Section 13.27.

“Suspension Notice” shall the notice from the Administrative Agent to Borrower setting forth the Administrative Agent’s good faith determination that (a) the LIBOR Rate is not reported, (b) (as a result of changes to any Requirement of Law) it has become unlawful or discouraged for Lenders to make or maintain the Loans at the LIBOR Rate, or (c) the LIBOR Rate (i) is unreliable or impractical to use for loans tied to any LIBOR Rate or for the Administrative Agent’s risk management or hedging related to any such loans, (ii) is no longer the predominant index for variable rate loans made by the Administrative Agent or its competitors, or (iii) no longer permits the Administrative Agent, in its capacity as Lender, to achieve (in all material respects) the return on the Loans as the Administrative Agent modeled at the time it approved the Loan.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, including any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Test Period” shall mean, as of any date of determination, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been delivered to the Administrative Agent.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries (or by the Sponsor or any direct or indirect parent entity of the Borrower and reimbursed by the Borrower) in connection with the Acquisitions, the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby, not to exceed $5,000,000 in the aggregate.

“Transactions” shall mean, collectively, this Agreement, the payment of Transaction Expenses and the other transactions contemplated by this Agreement and the Credit Documents.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of Texas or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under FASB Accounting Standards Codification 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Uniform Customs” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits as approved by the International Chamber of Commerce, commencing on July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash and Cash Equivalents that are (i) held in an account that is subject to an Account Control Agreement in favor of the Administrative Agent, (ii) not subject to any Lien in priority to the Liens of the Secured Parties (other than Liens permitted by Section 10.2(e)(i)) and (iii) not held in a restricted account, a payroll account, tax account, trust account, pension account, royalty account or similar type of account (other than an account that is restricted as required under this Agreement or any other Credit Document).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date if, at such time or promptly thereafter, the Borrower designates such Subsidiary as an “Unrestricted Subsidiary” in a written notice to the Administrative Agent, (b) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of (a) and (b), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Section 10.5 on the date of such designation, (ii) in the case of clause (b), such designation shall be deemed to be a Disposition pursuant to which the provisions of Section 10.4 and Section 2.14(e) will apply to the extent applicable and (iii) no Default or Event of Default would result from such designation immediately after giving effect thereto, and (c) each Subsidiary of an Unrestricted Subsidiary. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a “Subsidiary Redesignation”), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (A) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance and (B) no Default or Event of Default would result from such Subsidiary Redesignation.

“U.S. Lender” shall mean any Lender other than a Non-U.S. Lender.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 13.27.

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be determined and computed in respect of the Borrower and its Restricted Subsidiaries on a consolidated basis.

1.4. Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding- up if there is no nearest number).

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Texas (daylight saving or standard, as applicable).

1.7. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).

1.9. LIBOR Successor Rate. Immediately after the Administrative Agent gives a Suspension Notice to Borrower and the Lenders, (a) each Lender’s obligation to make or maintain LIBOR Loans will be suspended, (b) the LIBOR Rate component shall no longer be utilized in determining ABR, and (c) all interest payable on LIBOR Loans will automatically convert to a rate of interest determined by the Administrative Agent based on an index and spread that is reasonably equivalent to the most recent, reliable LIBOR Rate, as determined in good faith by Administrative Agent, prior to the date of the Suspension Notice. Upon receipt of Suspension Notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans. The Administrative Agent may only issue a Suspension Notice to Borrower under clause (c) of the definition of Suspension Notice if the Administrative Agent issues a similar notice to its other borrowers with loans of similar maturities which are tied to a LIBOR Rate and for which the Administrative Agent has the right to issue such a Suspension Notice. If circumstances further change and nullify the basis on which the Suspension Notice was given, then the Administrative Agent will advise Borrower and the other Lenders of the change and thereafter and any Loans bearing interest at the rate determined by the Administrative Agent under Section 1.9(c) will automatically bear interest at the LIBOR Rate plus the Applicable Margin.

1.10. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. AMOUNT AND TERMS OF CREDIT

2.1. Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a loan or loans denominated in Dollars (each a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit then in effect.

(b) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof (except that Loans to reimburse the applicable Issuing Bank with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3. Notice of Borrowing.

(a) Whenever the Borrower desires to incur Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 p.m. (Houston, Texas time) at least three Business Days’ (or with respect to the initial Borrowing on the Closing Date, at least one Business Day’s) prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans if such Loans are to be initially LIBOR Loans and (ii) prior to 12:00 p.m. (Houston, Texas time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans that are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration), and (D) the Consolidated Cash Balance (without regard to the requested Borrowing) and the pro forma Consolidated Cash Balance (giving effect to the requested Borrowing and the application of the proceeds thereof) as of the end of the fifth Business Day after such requested Borrowing will be funded. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer.

(d) The making of each Notice of Borrowing shall be deemed to be a representation and warranty by the Borrower that as of the end of the fifth Business Day after such requested Borrowing will be funded, after giving pro forma effect to the requested Borrowing and the application of the proceeds thereof, the Consolidated Cash Balance shall not exceed $20,000,000.

2.4. Disbursement of Funds.

(a) No later than 1:00 p.m. (Houston, Texas time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m. (Houston, Texas time)) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then- applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then outstanding Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, (ii) the Type of each Loan made and the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all (or a portion equal to at least the Minimum Borrowing Amount and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 p.m. (Houston, Texas time) at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) one Business Days’, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) substantially in the form attached hereto as Exhibit L (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loan subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

2.7. Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c) If an (i) Event of Default exists and the Administrative Agent at the direction of the Required Lenders so elects or (ii) an Event of Default exists pursuant to Section 11.1 or Section 11.5, the Obligations shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate applicable to such Loans plus 2% or (B) in the case of any overdue interest, fees or other obligations other than principal, to the extent permitted by applicable Requirements of Law, the Applicable Margin plus the ABR then in effect plus 2% from the date such Event of Default arose to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be (i) a one-, two-, three- or six-month period or (ii) twelve months (if approved by all Lenders) as requested by the Borrower.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Majority Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) that, due to a Change in Law occurring at any time after the Closing Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law. The agreements in this Section 2.10(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or 2.10(a)(iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or 2.10(a)(iii) or if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender are affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11. Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 12.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14. Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Scheduled Redetermination Date or Interim Redetermination Date, the amount of the Borrowing Base shall be $75,000,000. Notwithstanding the foregoing, the Borrowing Base amount may be subject to further adjustments from time to time pursuant to Sections 2.14(e), 2.14(f), and 2.14(g).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on or about May 1 and November 1 of each year (or as promptly as possible thereafter), beginning no earlier than November 1, 2020. In addition, the Borrower may at any time, by notifying the Administrative Agent thereof not more than once during any period between consecutive Scheduled Redeterminations (or not more than once during the period between the Closing Date and the November 1, 2020 Scheduled Redetermination), and the Administrative Agent may at any time, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any period between consecutive Scheduled Redeterminations (or not more than once during the period between the Closing Date and the November 1, 2020 Scheduled Redetermination), in each case elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14. In addition to, and not including and/or limited by the Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it concurrently acquires Oil and Gas Properties with Proved Developed Producing Reserves which are to be Borrowing Base Properties having a PV-8 (calculated by the Administrative Agent) in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition (and for purposes of the foregoing, the designation of an Unrestricted Subsidiary owning Oil and Gas Properties with Proved Reserves as a Restricted Subsidiary shall be deemed to constitute an acquisition by a Credit Party of Oil and Gas Properties with Proved Reserves).

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 9.13(c), as may, from time to time, be reasonably requested by the Administrative Agent or the Required Lenders (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements or any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and 9.13(c) in a timely manner, then on or around May 1 and November 1 of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and 9.13(c) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i) (which reasonable opportunity may be more than 15 days);

(B) in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received the required Engineering Reports; and

(C) if the Borrower has failed to timely deliver the Engineering Reports due in connection with a Scheduled Redetermination pursuant to Section 9.13, then at any time in the Administrative Agent’s sole discretion after such failure.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or deemed to have been approved by Lenders constituting at least the Required Lenders in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent or proposed in writing an alternate Borrowing Base, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). For the avoidance of doubt, a Lender that has agreed to a Proposed Borrowing Base at a higher level shall be deemed to have agreed to a Proposed Borrowing Base at a lower level.

(iv) Notwithstanding anything herein to the contrary, in the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Engineering Reports specified in Section 2.14(c)(ii)(A) above in a timely and complete manner, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time- to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Engineering Reports, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.14(c).

(d) Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.14(f), after a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and 9.13(c) in a timely and complete manner, on or around May 1 or November 1, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and 9.13(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.14(f), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under 2.14(e), 2.14(f), or 2.14(g), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Asset Dispositions or Hedge Liquidations. If the Borrower or one of the other Credit Parties (i) Disposes of Borrowing Base Properties or Disposes of any Equity Interests in any Restricted Subsidiary owning Borrowing Base Properties or (ii) Liquidates any Hedge Agreement, and the aggregate Borrowing Base Value of all such Dispositions and Liquidations since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(e) or, if prior to the first Scheduled Redetermination, the Closing Date, exceeds the difference of (x) 5% of the then-effective Borrowing Base and (y) (1) the PV-8 of Proved Developed Producing Reserves acquired by the Borrower or any other Credit Party during such period (calculated by the Administrative Agent as though any such Oil and Gas Properties were Borrowing Base Properties) that are then subject to a Mortgage plus (2) the value of any Hedge Agreements in respect of commodities entered into during such period by the Borrower or any other Credit Party (as determined by the Administrative Agent in a manner consistent with its calculation of the Borrowing Base Value of Hedge Agreements), then, after the Administrative Agent has received the notice required to be delivered by the Borrower pursuant to Section 10.4(b), the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the Borrowing Base Value, if any, attributable to such Disposition or Liquidation in the calculation of the then- effective Borrowing Base and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base Value, if any, attributable to such Disposition or Liquidation in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount; provided, that notwithstanding the foregoing, any Liquidation of (i) incremental Hedge Agreements in connection with a proposed Permitted Acquisition pursuant to the penultimate sentence of Section 10.9(a) as a result of the termination of a Proposed Acquisition or (ii) Hedge Agreements entered into with the purpose and effect of (A) fixing or limiting interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a variable rate or (B) obtaining variable interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a fixed rate shall not be included in any calculation of such 5% threshold.

(f) Borrower’s Right to Elect Reduced Borrowing Base. Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(f) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(g) Reduction of Borrowing Base upon Failure to Complete Hedging Condition. Without limiting any other provision of this Agreement, if the Borrower is not in compliance with Section 9.18 on or before the thirtieth (30th) day following the Closing Date, the Administrative Agent at the direction of the Required Lenders shall redetermine the Borrowing Base in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time. A redetermination of the Borrowing Base pursuant to this Section 2.14(g) shall not be considered an Interim Redetermination or a Scheduled Redetermination.

2.15. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(a)(ix)) or requiring the consent of each affected Lender pursuant to Section 13.1(a)(i) or 13.1(a)(viii) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Commitment Percentage of the Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;

(c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to such Issuing Bank until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) So long as any Lender is a Defaulting Lender, no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless each Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non- Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, each Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant Non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 3. LETTERS OF CREDIT.

3.1. Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the applicable Issuing Bank in its reasonable discretion; provided that the Borrower shall be a co- applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed upon by the applicable Issuing Bank, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Issuing Bank to Cash Collateralize (or backstop) such Letter of Credit have been made, (iv) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (v) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Issuing Bank shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing and (vi) no Issuing Bank shall have an obligation to issue a Letter of Credit in a Stated Amount which, when added to the Letters of Credit Outstandings attributable to Letters of Credit issued by such Issuing Bank, would exceed such Issuing Bank’s Maximum LC Commitment.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2. Letter of Credit Applications.

(a) Whenever the Borrower desires that a Letter of Credit be issued, amended or renewed for its account on its own behalf, or on behalf of its Restricted Subsidiaries, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent a Letter of Credit application, amendment request or any such document as may be approved by the applicable Issuing Bank (each, a “Letter of Credit Application”). Upon receipt of any Letter of Credit Application or amendment request, (A) the applicable Issuing Bank will use its reasonable commercial efforts to process such Letter of Credit Application within three (3) Business Days of the Business Day on which such Letter of Credit Application is received, provided that such Letter of Credit Application is received no later than 12:00 p.m. (Houston, Texas time) on such Business Day, or (B) otherwise, the fifth Business Day next succeeding receipt of such Letter of Credit Application.

(b) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non- Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c) Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, such Issuing Bank shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3. Letter of Credit Participations.

(a) Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Letter of Credit, the relevant Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) such Issuing Bank has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final, non-appealable judgment), shall not create for such Issuing Bank any resulting liability.

(c) In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Issuing Bank pursuant to Section 3.4(a), such Issuing Bank shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by such Issuing Bank under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank, as determined by a final judgment of a court of competent jurisdiction. Each L/C Participant shall make available to the Administrative Agent for the account of the relevant Issuing Bank such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (Houston, Texas time) on the first Business Day after the date notified by such Issuing Bank in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d) Whenever an Issuing Bank receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the L/C Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default, Event of Default or Borrowing Base Deficiency;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank, as determined by a final judgment of a court of competent jurisdiction.

3.4. Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the relevant Issuing Bank by making payment in Dollars to such Issuing Bank or to the Administrative Agent for the account of such Issuing Bank (whether with its own funds or with proceeds of the Loans) in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if such Issuing Bank provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (Houston, Texas time) on or prior to such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Issuing Bank, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. (Houston, Texas time) on the Reimbursement Date that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (Houston, Texas time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the relevant Issuing Bank for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Issuing Bank shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the relevant Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon (i) the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, (ii) any non-application or misapplication by the beneficiary of the proceeds of such Drawing, (iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Borrower agrees that any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof as determined by a final and non-appealable judgment of a court of competent jurisdiction. In furtherance of the foregoing, the parties hereto agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may in its sole discretion, either accept or make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the Borrower shall consent to payment thereon not withstanding such lack of strict compliance).

3.5. Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against Letters of Credit issued by any Issuing Bank, or any L/C Participant’s L/C Participation therein, or (b) impose on any Issuing Bank or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than 15 days) after receipt of written demand to the Borrower by such Issuing Bank or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such L/C Participant such additional amount or amounts as will compensate such Issuing Bank or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Issuing Bank or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Issuing Bank or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6. New or Successor Issuing Bank.

(a) Any Issuing Bank may resign as an Issuing Bank upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that no Issuing Bank may resign without the prior consent of the Borrower so long as it (or one of its Affiliates) is also a Lender hereunder. The Borrower may replace any Issuing Bank for any reason upon written notice to such Issuing Bank and the Administrative Agent and may add Issuing Banks at any time upon notice by the Borrower to the Administrative Agent. If an Issuing Bank shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Issuing Bank, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Issuing Bank, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Bank hereunder, and the term “Issuing Bank” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as an Issuing Bank hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7. Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence, as determined by a court of competent jurisdiction by final non-appealable judgment, or such Issuing Bank’s unlawful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8. Cash Collateral.

(a) If, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” shall mean to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (ii) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, other forms of credit support (including any backstop letter of credit) in a face amount equal to 105% of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (i) and (ii) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term, including “Cash Collateral”, have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 8-104 of the UCC) of the Administrative Agent.

3.9. Applicability of ISP and UCP. Unless otherwise expressly agreed to by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP or the Uniform Customs and Practice for Documentary Credits shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11. Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 4. FEES; COMMITMENTS.

4.1. Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to 0.50% of the Available Commitment in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to 1.00% per annum on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c) The Borrower agrees to pay directly to each Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount as may be agreed in a separate writing between the Borrower and the relevant Issuing Bank) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the relevant Issuing Bank). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d) The Borrower agrees to pay directly to each Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the relevant Issuing Bank and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower, including without limitation as set forth in the Fee Letter.

(f) Upon termination or reduction of the Commitments as a result of a Refinancing of the Loans or Letter of Credit Exposure with a lender other than the Lenders, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), an exit fee (the “Exit Fee”) equal to 0.5% of the Borrowing Base in effect at the time of such termination or reduction. The Borrower acknowledges and agrees that the Exit Fee (i) is additional consideration for providing the Commitments, (ii) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an early reduction or termination of the Commitments (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Commitments might otherwise be terminated and (y) future changes in interest rates which are not readily ascertainable on the Closing Date), and (iii) is not a penalty to punish the Borrower for its early termination or reduction of the Commitments.

4.2. Voluntary Reduction of Commitments.

(a) Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments, as determined by the Borrower, in whole or in part; provided that (a) with respect to the Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the Total Exposure of any such Lender does not exceed the Commitment of such Lender and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder), (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $500,000 and in multiples of $100,000 in excess thereof and (c) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Total Exposures shall not exceed the Loan Limit.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

(c) Notwithstanding anything to the contrary contained in this Agreement, any such notice of commitment termination pursuant to Section 4.2 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

4.3. Mandatory Termination of Commitment. The Total Commitment shall terminate at 2:00 p.m. (Houston, Texas time) on the Termination Date.

SECTION 5. PAYMENTS.

5.1. Voluntary Prepayments. The Borrower shall have the right to prepay Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice substantially in the form of Exhibit M hereto (or telephonic notice promptly confirmed in writing in such form) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 12:00 p.m. (Houston, Texas time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b) each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding LIBOR Loans at such time, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding ABR Loans at such time; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and

(c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

5.2. Mandatory Prepayments.

(a) Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Issuing Banks and the L/C Participants an amount in cash or otherwise Cash Collateralize an amount equal to such excess as provided in Section 3.8.

(b) Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i) Upon any redetermination of the Borrowing Base in accordance with Section 2.14(b), if the aggregate Total Exposures of all Lenders exceeds the redetermined Borrowing Base, then the Borrower shall, within 10 Business Days after its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to, and shall: (A) within 30 days following such election prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in five equal monthly installments, commencing on the 30th day following such election with each payment being equal to l/5th of the aggregate principal amount of such excess, (C) within 30 days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base Value (as proposed by the Administrative Agent and approved by the Lenders in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C); provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8; provided further, that all payments required to be made pursuant to this Section 5.2(b)(i) must be made on or prior to the Termination Date; provided, further, that if the Borrower fails to inform the Administrative Agent of the Borrower’s election within 10 Business Days after its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency, for purposes of this Agreement, the Borrower shall be deemed to have elected clause (A) above.

(ii) Upon any adjustment to the Borrowing Base pursuant to Section 2.14(f), if the aggregate Total Exposures of all Lenders exceeds the Borrowing Base, as adjusted, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than fifteen Business Days following the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency; provided that all payments required to be made pursuant to this clause must be made on or prior to the Termination Date.

(iii) Upon any adjustment to the Borrowing Base pursuant to this Agreement, if the aggregate Total Exposures of all Lenders exceeds the Borrowing Base, as adjusted, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral upon the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency, or if received after 2:00 p.m. (Houston, Texas time), on the next Business Day; provided that all payments required to be made pursuant to this clause must be made on or prior to the Termination Date.

(c) Repayment of Loans During Consolidated Cash Balance Excess Period. If, at any time, (i) there are outstanding Loans or Letter of Credit Exposure and (ii) the Consolidated Cash Balance exceeds $20,000,000 as of the end of any five consecutive Business Days (such five Business Day period, the “Consolidated Cash Balance Excess Period”), then the Borrower shall, on or before the end of such Consolidated Cash Balance Excess Period, (x) prepay the Loans in an aggregate principal amount equal to such excess and (y) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8.

(d) Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed to in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence or if a Default has occurred and is continuing, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(f) Application of Proceeds. The application of proceeds pursuant to this Section 5.2 shall not reduce the aggregate amount of Commitments under the Facility and amounts prepaid may be reborrowed subject to the Available Commitment and the terms of this Agreement.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Issuing Banks entitled thereto, as the case may be, not later than 1:00 p.m. (Houston, Texas time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 1:00 p.m. (Houston, Texas time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Issuing Banks, as applicable, entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 1:00 p.m. (Houston, Texas time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, or the applicable Issuing Bank or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, and in each case hold Administrative Agent, Collateral Agent and each Lender harmless from, any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability under this Section 5.4 delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Without limiting the generality of Section 5.4(d), each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, IRS Form W-8BEN or Form W-8BEN-E, as applicable (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit K hereto) representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (B) IRS Form W-8BEN or Form W-8BEN-E, as applicable, or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Non-U.S. Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, a certificate substantially in the form of Exhibit K hereto may be provided by such Non-U.S. Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Non-U.S. Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Non-U.S. Lender’s inability to do so.

Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

In addition, to the extent it is legally eligible to do so, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Agent pursuant to Section 12.9 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. Federal backup withholding or (1) an executed IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) an executed IRS Form W-8IMY (together with required documentation) with respect to payments to be received by it on behalf of a Lender evidencing its agreement with the Borrower to be treated as a “United States Person” as defined in Section 7701(a)(30) of the Code (with respect to such payments) so that all payments hereunder made by the Borrower to the Administrative Agent may be made free of any U.S. withholding tax, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If any Lender, any Issuing Bank, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it had received a refund of an Indemnified Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, then the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse net after-Tax position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent in the event the Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. In such event, such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, such Issuing Bank, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential). No Lender nor any Issuing Bank nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax for which a Credit Party has paid additional amounts or indemnification payments, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of- pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender or any Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Issuing Bank.

(k) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5. Computations of Interest and Fees.

(a) Interest on LIBOR Loans and ABR Loans with respect to clause “(a)” and clause “(c)” of the definition of “ABR” shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans with respect to clause “(b)” of the definition of “ABR” shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. CONDITIONS PRECEDENT TO CLOSING DATE.

The occurrence of the Closing Date and the obligations of the Lenders to make the Closing Date Loans and of the Issuing Banks to issue Letters of Credit hereunder is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received on the Closing Date, written opinions of (i) Kirkland & Ellis LLP, counsel to the Credit Parties, and (ii) McAfee & Taft, local Oklahoma counsel to the Credit Parties, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank and the other Secured Parties and (C) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsels to deliver such legal opinions.

(c) The Administrative Agent shall have received, in the case of each Credit Party, each of the items referred to in subclauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Credit Party, in each case, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party as of a recent date from such Secretary of State (or other similar official);

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing general partner, managing member or equivalent) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Credit Party has not been amended since the date of the last amendment thereto disclosed pursuant to subclause (i) above, and

(D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party.

(iii) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to subclause (ii) above.

(d) The Administrative Agent (or its counsel) shall have received executed copies of the Guarantee and of the Collateral Agreement, each executed by each Person which will be a Guarantor on the Closing Date.

(e) The Collateral Agent (or its counsel) shall have received:

(i) All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2.

(ii) all certificates, if any, representing such securities pledged under the Collateral Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank for all Equity Interests of each Subsidiary directly owned by any Credit Party, in each case as of the Closing Date.

(f) On the Closing Date, the Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit J hereto and signed by an Authorized Officer of the Borrower.

(g) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including without limitation, the Patriot Act that has been requested not less than five (5) Business Days prior to the Closing Date.

(h) The Administrative Agent shall have received the Initial Reserve Reports in a form reasonably acceptable to the Administrative Agent along with a certificate from an Authorized Officer dated as of the Closing Date, certifying (i) the Initial Reserve Reports as being true and accurate in all material respects based upon the best information reasonably available as of the date of the report and (ii) the aggregate PV-8 of the Proved Developed Producing Reserves included in the Initial Reserve Reports (and identifying the aggregate PV-8 of the Proved Developed Producing Reserves included in the Initial Reserve Reports that were not acquired in the Acquisitions).

(i) The Administrative Agent shall have received (i) pro forma consolidated financial statements (to the extent available), lease operating statements, production volume (prepared on a monthly basis) and revenue information (prepared on a monthly basis) for the Borrower and its Subsidiaries for the fiscal quarter ended December 31, 2019 giving pro forma effect to the Transactions and a pro forma balance sheet of the Borrower and its subsidiaries as of the Closing Date giving pro forma effect to the Transactions (in each case, which need not be prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and including other adjustments reasonably acceptable to the Administrative Agent) and (ii) projections prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its subsidiaries, reflecting information on a quarterly basis for the first year after the Closing Date and annually thereafter for a period of five years in the aggregate (and which will not be materially inconsistent with information provided to the Administrative Agent or its Affiliates prior to May 19, 2020).

(j) The Administrative Agent shall have received appropriate UCC search certificates and other lien searches reflecting no prior Liens encumbering the properties of the Borrower and its Restricted Subsidiaries for each jurisdiction requested by the Administrative Agent (other than those being assigned or released on or prior to the Closing Date or Liens permitted by Section 10.2).

(k) The Administrative Agent shall have received promissory notes duly completed and executed for each Lender that has requested a promissory note at least one Business Day prior to the Closing Date.

(l) The Administrative Agent shall have received a Guarantee duly executed by each Subsidiary of Borrower in existence as of the Closing Date.

(m) The Administrative Agent shall have received Mortgages covering the Collateral Coverage Minimum duly executed and acknowledged by the applicable Credit Party, which shall include all of the Acquisition Properties. The Administrative Agent shall have received from the Borrower title opinions or other information in form and substance reasonably acceptable to the Administrative Agent demonstrating satisfactory title to at least 90% of the PV- 8 of the Credit Parties’ total Proved Developed Producing Reserves, including all of the Acquisition Properties; provided that Borrower shall be deemed to have not provided information demonstrating satisfactory title for any Proved Developed Producing Reserves that are not Mortgaged Properties.

(n) The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.3(a)(i).

(o) The Lenders and the Administrative Agent shall have received all fees required to be paid hereunder, to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), and all expenses for which invoices have been presented, on or before the Closing Date.

(p) The Lenders and the Administrative Agent shall have received all fees required to be paid as of the Closing Date under the Fee Letter or this Agreement on or before the Closing Date.

(q) The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and the Restricted Subsidiaries pursuant to Section 9.3.

(r) The Administrative Agent shall have received copies of all UCC-3s, mortgage releases, and other lien release documentation that will be delivered or filed in connection with the Acquisitions.

(s) The counterparty to all Hedge Agreements to which the Borrower is a party shall enter into an Intercreditor Agreement and become a Secured Hedge Counterparty.

(t) The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness required to be repaid which confirm that all Liens upon any of the property of the Credit Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash-collateralized or supported by a Letter of Credit.

(u) After giving effect to the proposed Loan on the Closing Date, on a Pro Forma Basis, the sum of (i) Available Commitment plus (ii) the sum of the Unrestricted Cash of the Borrower and the Guarantors shall be greater than or equal to 15.00% of the initial Borrowing Base.

(v) To the extent that Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to Borrower.

SECTION 7. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of any Issuing Bank to issue Letters of Credit on any date, is subject to the satisfaction of the following conditions precedent:

(a) At the time of each such Credit Event and also after giving effect thereto, (a) no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualifier in which case such representation or warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representation or warranty contains a materiality qualifier in which case such representation or warranty shall be true and correct in all respects) as of such earlier date).

(b) (i) The Consolidated Cash Balance as of the day of the Notice of Borrowing and (ii) the pro forma Consolidated Cash Balance as of the end of the fifth Business Day after giving effect to such Credit Event and the application of the proceeds thereof may not exceed $20,000,000.

(c) Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(d)  Prior to the issuance of each Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received a Letter of Credit Application meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the date of each Credit Event, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1. Status. Each of the Borrower and each Restricted Subsidiary of the Borrower (a) is a duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

8.2. Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3. No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will contravene any Requirement of Law except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and Liens permitted hereunder) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4. Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings, pending or, to the knowledge of the Borrower, threatened in writing, with respect to the Borrower or any of its Restricted Subsidiaries or against any of their respective or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6. Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure.

(a)  All written information (other than the Budget, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby (as modified or supplemented by other information so furnished) or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)  Any financial statements that constitute Information were prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries for the applicable time periods.

(c)  The Budget and estimates and information of a general economic nature or general industry nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Budget), as of the date such Budget and estimates were furnished to the Lenders and (with respect to any such Budget provided prior to the Closing Date) as of the Closing Date.

8.9. Tax Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all Tax returns, domestic and foreign, required to be filed by it (including in its capacity as withholding agent) and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) and (b) the Borrower and each of the Subsidiaries have provided adequate reserves in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) for all Taxes of the Borrower and the Subsidiaries not yet due and payable.

8.10. Compliance with Laws and Agreements; No Defaults. Each of the Borrower and its Restricted Subsidiaries are in compliance with Section 9.6. No Default has occurred and is continuing.

8.11. Restriction on Liens. The Borrower and its Restricted Subsidiaries are in compliance with Section 10.8.

8.12. Compliance with ERISA.

(a) Except to the extent that a breach of any of the representations or warranties in this Section 8.12(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect: (i) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; (ii) no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; (iii) no written notice has been given to the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate that a Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA or that it is in endangered, critical or critical and endangered status pursuant to Section 305 of ERISA; (iv) each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); (v) none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204, or 4212(c) of ERISA or Section 4971 or 4975 of the Code nor has the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate, been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; (vi) no proceedings have been instituted to terminate or to reorganize any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan, and no written notice of any such proceedings has been given to the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate; (vii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (viii) and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan or Multiemployer Plan. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.12(a), be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.12(a), other than any made with respect to liability under Section 4201 or 4204 of ERISA, are made to the knowledge of the Borrower.

(b)  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, Borrower has no reason to believe that the annual cost during the term of this Agreement to Borrower for post-retirement benefits to be provided to the current and former employees of Borrower under any welfare benefit plan, as defined in Section 3(1) of ERISA, could, in the aggregate, reasonably be expected to likely to result in a Material Adverse Effect.

(c) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.13. Subsidiaries. There are no Subsidiaries of the Borrower existing on the Closing Date other than those set forth on Schedule 8.13.

8.14. Intellectual Property. The Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect. The operation of the respective businesses of the Borrower and each of the Restricted Subsidiaries, as currently conducted and as proposed to be conducted, do not infringe, misappropriate, violate or otherwise conflict with the proprietary rights of any third party have obtained all intellectual property, except as would not reasonably be expected to have a Material Adverse Effect.

8.15. Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)  (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action that is required pursuant to any Environmental Law at any location; and (iv) there are no Environmental Claims pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries.

(b)  Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

8.16. Properties.

(a) Each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms following the date of the delivery of such Reserve Report and (iii) with title defects disclosed in writing to the Administrative Agent prior to the delivery of such Reserve Report), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2. After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b)  All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d)  All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

8.17. Solvency. After giving pro forma effect to the consummation of each Transaction (including the execution and delivery of this Agreement, the expected making of each Loan and the use of proceeds of each Loan), the Borrower and its Restricted Subsidiaries are, on a consolidated basis, Solvent.

8.18. Insurance. The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 9.3.

8.19. Gas Imbalances, Prepayments. Except as set forth on Schedule 8.19, on a net basis, there are no gas imbalances, take or pay or other prepayments (including Production Payments and Reserve Sales) exceeding 1.0 Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or promptly thereafter receiving full payment therefor.

8.20. Marketing of Production. On the Closing Date, except as set forth on Schedule 8.20, no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non- index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (a) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (b) have a maturity or expiry date of longer than six months from the Closing Date.

8.21. Hedge Agreements. Schedule 8.21 sets forth, as of the Closing Date (or as the same may be updated on or prior to the Closing Date), a true and complete list of all material commodity Hedge Agreements of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the Closing Date and for which a mark to market value is reasonably available), all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

8.22. Sanctions.

(a)  Each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

(b)  None of the Borrower or any of its Subsidiaries nor, to the knowledge of Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of the Restricted Subsidiaries (i) is engaged, directly or indirectly, in any activity which is prohibited by any Sanctions, including any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (ii) is a Sanctioned Person or currently the subject or target of any Sanctions.

8.23. No Material Adverse Effect. There has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect since the date of the Borrower’s pro forma financial statements delivered to Administrative Agent prior to the Closing Date.

8.24. Foreign Corrupt Practices Act. None of the Borrower or any of the Restricted Subsidiaries, nor, to the knowledge of the Borrower or any of the Restricted Subsidiaries, or any of their directors, officers, agents or employees has (i) used any corporate funds or proceeds of any Loan for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds or proceeds of any Loan, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of the Restricted Subsidiaries conduct their business and to which they are lawfully subject, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

8.25. EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

SECTION 9. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

9.1. Information Covenants. The Borrower will furnish (or in the case of Section 9.1(k), use commercially reasonable efforts to prepare and furnish) to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Within 120 days after the end of each such fiscal year, beginning with the fiscal year ending December 31, 2020, the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income, operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (y) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period).

Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of the Parent or any other direct or indirect parent of the Borrower or (B) the Parent’s or Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10- K filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to the Parent or another parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of an independent registered public accounting firm of recognized national standing, which opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (y) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period).

(b) Quarterly Financial Statements. Within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of income, operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in this Section9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of the Parent or any other direct or indirect parent of the Borrower or (B) the Parent’s or the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to the Parent or another parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit F to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be, and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(d)  Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower, the Parent, the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that if determined adversely and, if so determined, would reasonably be expected to result in a Material Adverse Effect and (iii) the occurrence of any event that has occurred and resulted in a Material Adverse Effect.

(e) Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such environmental matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened (in writing) Environmental Claim against any Credit Party or any Oil and Gas Properties;

(ii) any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Oil and Gas Properties;

(iii) any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f) Other Information. (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) (iii) promptly after the furnishing thereof, copies of any financial statement, report or notice furnished by or on behalf of any of the Credit Parties to the Board of Directors by any of the Credit Parties, (iv) promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any organizational documents as well as preferred stock designation, indenture, loan or credit or other similar agreement with respect to Material Indebtedness, other than this Agreement and (v) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.16, such other information regarding the operations, business affairs and the financial condition of the Borrower or the Restricted Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g)  Certificate of Authorized Officer – Hedge Agreements. Concurrently with any delivery of (i) each Reserve Report and (ii) the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of an Authorized Officer, setting forth as of the date of such Reserve Report or last Business Day of such fiscal year or period, as applicable, a true and complete list of all Hedge Agreements of the Borrower and each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes by month), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to- market value is reasonably available), the Borrower’s compliance with Section 10.9, a statement of forecasted production for the sixty month period beginning with the first day of the month in which such certificate is delivered any new credit support agreements relating thereto not listed on Schedule 8.21 or on any previously delivered certificate delivered pursuant to this clause (g), any margin required or supplied under any credit support document and the counterparty to each such agreement.

(h)  Certificate of Authorized Officer – Gas Imbalances. Concurrently with any delivery of each Reserve Report, a certificate of an Authorized Officer, certifying that as of the last Business Day of the most recently ended fiscal year or period, as applicable, except as specified in such certificate, on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding 1.0 Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

(i) Certificate of Authorized Officer – Production Report and Lease Operating Statement. Concurrently with any delivery of (i) each Reserve Report and (ii) the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of an Authorized Officer, setting forth, for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production Taxes and lease operating expenses attributable thereto for each such calendar month.

(j) Lists of Purchasers. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer setting forth a list of Persons purchasing Hydrocarbons from the Borrower or any other Credit Party who collectively account for at least 80% of the revenues resulting from the sale of all Hydrocarbons from the Borrower and such other Credit Parties during the fiscal year for which such financial statements relate.

(k)  Budget. Within 60 days after the end of each fiscal year (beginning with the fiscal year ending on or about December 31, 2020) of the Borrower or, if not delivered by the Borrower and requested in writing by the Administrative Agent and any Lender, as soon thereafter as is commercially reasonable, a reasonably detailed consolidated budget for the fiscal year following the fiscal year that has most recently ended as customarily prepared by management of the Borrower (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of an Authorized Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget.

It is understood that documents required to be delivered pursuant to Section 9.1(a), Section 9.1(b) and Section 9.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2 (if any) or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(f) to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2. Books, Records and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or officers and designated representatives of the Majority Lenders (as accompanied by the Administrative Agent), to visit and inspect any of its properties and to examine the financial or operating records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances, accounts and condition of the Borrower or any such Restricted Subsidiary with its and their officers and independent accountants therefor, in each case of the foregoing upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) only one such visit per fiscal year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(f)(iii) or this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)  The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain financial records in accordance with GAAP.

9.3. Maintenance of Insurance. The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear, the Collateral Agent shall be the loss payee under any property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance received by them to the Borrower.

9.4. Payment of Taxes. The Borrower shall, and shall cause each Restricted Subsidiary to, pay, discharge or otherwise satisfy its obligations in respect of all material obligations and all material Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (a) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.5. Consolidated Corporate Franchises. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Sections 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with (a) all Requirements of Law, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect and (b) all agreements to which Borrower or any Restricted Subsidiary is a party, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.7. ERISA

(a)  Promptly, and in any event within 10 business days, after the Borrower knows of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer setting forth details as to such occurrence and the action, if any, that the Borrower or the applicable ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred with respect to any Plan; that a failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan has occurred; (ii) that a Plan having an Unfunded Current Liability has been or is to be terminated, or a Multiemployer Plan is to be partitioned or declared insolvent, under Title IV of ERISA (including the giving of written notice thereof); (iii) that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); (iv) that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (v) that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan or Multiemployer Plan; (vi) that a Plan has been amended such that, pursuant to Section 401(a)(29) of the Code or Section 436 of the Code, the amendment would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of such sections of the Code; (vii) that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or (viii) that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204, or 4212(c) of ERISA or Section 4971 or 4975 of the Code.

(b)  Promptly following any request therefor by the Administrative Agent, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower or an ERISA Affiliate may request with respect to any Multiemployer Plan to which the Borrower or an ERISA Affiliate is obligated to contribute and (ii) any notices described in Section 101(l) of ERISA that the Borrower may request with respect to any Multiemployer Plan to which the Borrower or an ERISA Affiliate is obligated to contribute; provided that if the Borrower or an ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower shall promptly, following a request from the Administrative Agent, make a request or require that the applicable ERISA Affiliate make such request, for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

9.8. Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted by Section 10.3, 10.4 or 10.5):

(a)  operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws;

(b)  keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities;

(c)  promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to the Borrowing Base Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder; and

(d)  to the extent a Credit Party is not the operator of any property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 9.8.

9.9. End of Fiscal Years; Fiscal Quarters; Pro Forma Financial Information. The Borrower will, for financial reporting purposes, cause each of its, and each of its Restricted Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting. “Pro forma” calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith and certified by a Financial Officer of the Borrower.

9.10. Additional Guarantors, Grantors and Collateral.

(a)  Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute (A) a supplement to the Guarantee, substantially in the form of Exhibit A thereto, in order to become a Guarantor, and (B) a supplement to the Collateral Agreement, substantially in the form of Exhibit A thereto, in order to become a grantor and a pledgor thereunder.

(b)  Subject to any applicable limitations set forth in the Collateral Agreement, the Borrower will pledge, and, if applicable, will cause each Guarantor (or Person required to become a Guarantor pursuant to Section 9.10(a)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties, (i) all of the Equity Interests (other than any Excluded Equity Interests) of each Subsidiary directly owned by the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.10(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit A thereto and, (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $5,000,000 (individually) that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.10(a)) (which shall be evidenced by a promissory note), in each case pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit A thereto.

(c)  In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 9.10(c)), to ascertain whether the PV-8 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the PV-8 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause its Credit Parties to, grant, within 30 days of delivery of the certificate required under Section 9.13(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Collateral Agent as security for the Obligations a first-priority Lien interest (subject to Liens permitted by Section 10.2(a) and 10.2(b)) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the PV-8 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.10(a) and 9.10(b).

9.11. Use of Proceeds. The Borrower will use the proceeds of the Closing Date Loans on the Closing Date to consummate the Transactions and the payment of Transaction Expenses. Following the Closing Date, the Borrower will use the proceeds of Loans for the acquisition, development and exploration of Oil and Gas Properties and for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions).

9.12. Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents, unless otherwise provided hereunder, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings,assignments of as-extracted collateral arising from the Borrowing Base Properties, mortgages, deeds of trust and other documents) that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)  Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents. In addition, notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Credit Document, (i) the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title information or legal opinions with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower and (iii) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Credit Documents.

Notwithstanding the foregoing provisions of this Section 9.12 or anything in this Agreement or any other Credit Document to the contrary: (A) Liens required to be granted from time to time shall be subject to exceptions and limitations set forth in the Collateral Agreement and the other Credit Documents and, to the extent appropriate in any applicable jurisdictions, as agreed between the Administrative Agent and the Borrower and (B) the Collateral shall not include any Excluded Assets.

9.13. Reserve Reports.

(a) On or before March 1 and September 1 of each year, commencing September 1, 2020, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding January 1st and July 1st, the Proved Reserves and Proved Developed Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America that the Borrower desires to have included in any calculation of the Borrowing Base. Each Reserve Report (i) as of January 1 shall be prepared by one or more Approved Petroleum Engineers and (ii) as of July 1 shall be prepared, at the sole election of the Borrower, (x) by one or more Approved Petroleum Engineers or (y) by or under the supervision of the engineers of the Borrower or a Restricted Subsidiary.

(b)  In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or prepared under the supervision of the engineers of the Borrower or a Restricted Subsidiary. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than 30 days, in the case of any Interim Redetermination requested by the Borrower or 45 days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c)  With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer certifying that in all material respects:

(i) in the case of Reserve Reports prepared by or under the supervision of the engineers of the Borrower or a Restricted Subsidiary, such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding January 1 Reserve Report or the Initial Reserve Reports, if no January 1 Reserve Report has been delivered;

(ii) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(iii) assuming that (which exception shall cease to apply upon the expiration of ten (10) Business Days following the Closing Date) any assignments made in connection with the Acquisitions have been recorded in the applicable County’s recording offices, except as set forth in an exhibit to such certificate, the Borrower or another Credit Party has good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those (x) Disposed of in compliance with Section 10.4 since delivery of such Reserve Report, and (y) with title defects disclosed in writing to the Administrative Agent on or prior to the delivery date thereof) and such Borrowing Base Properties are free of all Liens except for Liens permitted by Section 10.2;

(iv) except as set forth on an exhibit to such certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 with respect to the Credit Parties’ Oil and Gas Property evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(v) none of the Borrowing Base Properties have been Disposed of since the date of the last Borrowing Base determination except those Borrowing Base Properties listed on such certificate as having been Disposed of; and

(vi) the certificate shall also attach, as schedules thereto, (A) a list of all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating that the PV-8 of the Collateral (calculated at the time of delivery of such Reserve Report) meets the Collateral Coverage Minimum and (B) a description of any minimum volume commitments or deficiency payment obligations estimated (calculated at the time of delivery of such Reserve Report and based upon the production forecasts therein) to be payable by any Credit Party pursuant to any gathering, processing or transportation agreement.

9.14. Title Information.

(a)  In connection with the certificate required under Section 9.13, the Borrower will deliver, if reasonably requested by the Administrative Agent, title information, that is consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located and that is reasonably acceptable to the Administrative Agent covering Mortgaged Properties with a value of at least 90% of the PV-8 value of the total Proved Developed Producing Reserves included in such Reserve Report, it being understood that title information provided with respect to Proved Developed Producing Reserves that are not Mortgaged Properties shall not be considered “reasonably satisfactory.”

(b)  If the Borrower has provided title information for additional Proved Developed Reserves under Section 9.14(a) the Borrower shall, within sixty (60) days after notice from the Administrative Agent that title defects exist with respect to such additional Proved Developed Reserves, either (i) cure any such title defects raised by such information, (ii) substitute acceptable Mortgaged Properties with satisfactory title information having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 90% of the PV-8 value of the total Proved Developed Producing Reserves included in such Reserve Report

(c)  If the Borrower fails to cure any title defect requested by the Administrative Agent to be cured within the 60-day period pursuant to Section 9.14(b) or the Borrower fails to comply with the requirements to provide acceptable title information covering at least 90% of the PV-8 value of the total Proved Developed Producing Reserves included in such Reserve Report, such failure shall not be a Default or an Event of Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. Such remedy is to have the Administrative Agent declare that such unacceptable Mortgaged Property shall not count towards the 90% requirement, as the case may be, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information as provided in Section 9.14(a). This new Borrowing Base shall become effective immediately after the Borrower’s receipt of such notice and such redetermination shall not constitute an Interim Redetermination.

9.15. Environmental Matters.

(a) The Borrower will at its sole expense: (i) comply, and cause its properties and operations and each Subsidiary and each Subsidiary’s properties and operations to comply, with all applicable Environmental Laws, to the extent the breach thereof could be reasonably expected to result in a Material Adverse Effect; (ii) not Release or threaten to Release, and cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ properties or any other property offsite the property to the extent caused by the Borrower’s or its Subsidiaries’ operations except in compliance with applicable Environmental Laws, to the extent such Release or threatened Release could reasonably be expected to result in a Material Adverse Effect; (iii) obtain or file, and cause each Subsidiary to obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the Borrower’s or its Subsidiaries’ operation of their properties, to the extent such failure to obtain or file could reasonably be expected to result in a Material Adverse Effect; and (iv) commence and prosecute to completion, and cause each Subsidiary to commence and prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary to be completed by Borrower or any Subsidiary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, to the extent failure to do so could reasonably be expected to result in a Material Adverse Effect, in each such case in clauses (i) through (iv) above after giving effect to any insurance with respect thereto.

(b)  In connection with any acquisition by any Credit Party of any Oil and Gas Property, other than an acquisition of additional interests in Oil and Gas Properties in which such Credit Party previously held an interest, to the extent any Credit Party obtains or is provided with same, the Borrower will, and will cause each other Credit Party to, promptly following any Credit Party’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Oil and Gas Properties as are reasonably requested by the Administrative Agent, the delivery of which will not violate any applicable confidentiality agreement entered into in good faith with an unaffiliated third party.

9.16. Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under the Guarantee including obligations with respect to Hedge Agreements (provided, however, that the Borrower shall only be liable under this Section 9.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.16, or otherwise under this Agreement or any Credit Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 9.16 shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Commitments are terminated. The Borrower intends that this Section 9.16 constitute, and this Section 9.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.17. Post-Closing Account Control Agreements. Beginning with the date that is thirty (30) days after the Closing Date (or such later date as may be agreed by the Administrative Agent), (a) each Credit Party shall maintain each deposit account of each Credit Party with a Lender or an Affiliate of a Lender and (b) each deposit account, securities account and commodity account of each Credit Party, shall be subject to an Account Control Agreement; provided, however, that no control agreement shall be required with respect to any Excluded Accounts and no Excluded Accounts shall be required to be maintained with a Lender or an Affiliate of a Lender.

9.18. Required Hedging. On or before the date that is (I) thirty (30) days after the Closing Date (or such later date as may be agreed by the Administrative Agent) and (II) the date that each Reserve Report is delivered pursuant to Section 9.13(a) (each such date, a “Hedging Test Date”), Borrower or other Credit Parties shall enter into Hedge Agreements with a Secured Hedge Counterparty the net notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) are at least, as of each Hedging Test Date, (a) 75% of the reasonably anticipated crude oil production from the Credit Parties’ total Proved Developed Producing Reserves (as forecasted by the Borrower and acceptable to the Administrative Agent based upon the Initial Reserve Reports or the most recent Reserve Report delivered pursuant to Section 9.13(a), as applicable) for any month during the 24-month period from the applicable Hedging Test Date, and (b) 50% of the reasonably anticipated natural gas production from the Credit Parties’ total Proved Developed Producing Reserves (as forecasted by the Borrower and acceptable to the Administrative Agent based upon the Initial Reserve Reports or the most recent Reserve Report delivered pursuant to Section 9.13(a), as applicable) for any month during the 24- month period from the applicable Hedging Test Date; provided that notwithstanding the foregoing the Borrower or other Credit Parties shall not be required to enter into Hedge Agreements pursuant to this Section 9.18 for any month after the Maturity Date.

SECTION 10. NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the relevant Issuing Banks following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1. Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness arising under the Credit Documents;

(b)  Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor shall be evidenced by an intercompany note substantially in the form of Exhibit I or otherwise subject to subordination terms substantially identical to the subordination terms set forth in Exhibit I, in each case, to the extent permitted by Requirements of Law and not giving rise to material adverse Tax consequences, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(d) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e)  (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred prior to or within 270 days following the acquisition, construction, lease, repair, replacement, expansion or improvement of assets (real or personal, and whether through the direct purchase of property or the Equity Interests of a Person owning such property) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such assets; (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Closing Date and (B) Capital Leases entered into pursuant to subclause (i) above; provided that, in the case of each of the foregoing subclauses (i) and (ii), the aggregate principal amount of such Indebtedness shall not exceed, at the time of incurrence thereof, the greater of (x) $5,000,000 and (y) 3.75% of the then-effective Borrowing Base; provided further that, in the case of Indebtedness incurred in reliance on the foregoing subclause (y), the Borrower shall be in Pro Forma Compliance immediately after giving effect to the incurrence of such Indebtedness (and the use of proceeds thereof); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(f) Indebtedness in respect of Hedge Agreements, subject to the limitations set forth in Section 10.9;

(g)  Indebtedness of a Domestic Subsidiary that is not a Guarantor; provided that no Credit Party’s assets are used to secure any such Indebtedness, in principal amount, when aggregated with the outstanding principal amount of Indebtedness incurred pursuant to this clause (g), not to exceed, at the time of incurrence thereof, the greater of (x) $5,000,000 and (y) 3.75% of the then-effective Borrowing Base;

(h)  Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, and obligations in respect of letters of credit, bank guaranties or instruments related thereto not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice or industry practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;

(i) (i) other Indebtedness; provided that the aggregate principal amount of outstanding Indebtedness incurred pursuant to this Section 10.1(i) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis, exceed the greater of (x) $5,000,000 and (y) 3.75% of the then-effective Borrowing Base and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(j) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(k)  Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case assumed or entered into in connection with the Transactions, any Permitted Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests not prohibited hereunder;

(l) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(m) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the Transactions and the operation of Oil and Gas Properties in the ordinary course of business;

(n)  Indebtedness of the Borrower or any Restricted Subsidiary consisting of obligations to pay insurance premiums;

(o)  Indebtedness not in excess in the aggregate of $2,500,000 at any time outstanding representing deferred compensation to employees, consultants or independent contractors of the Borrower or, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries any direct or indirect parent thereof and the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or industry practice; and

(p)  Indebtedness not in excess in the aggregate of $2,500,000 at any time outstanding consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6.

10.2. Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b)  Permitted Liens, provided, that no intention to subordinate the Liens granted under the Credit Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens;

(c)  Liens (including liens arising under Capital Leases to secure Capitalized Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(e); provided that such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates);

(d)  Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by Section 10.2(c), (g) and (i); provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall comprise only the same Persons or a subset of such Persons that were the grantors of the Liens securing the debt being refinanced, refunded, extended, renewed or replaced;

(e) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(f) Liens consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(g)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(h)  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(i) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement where the Borrower or any of its Restricted Subsidiaries is the purchaser;

(j) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(k)  Liens in respect of Production Payments and Reserve Sales, subject to any adjustments to the Borrowing Base under Section 2.14(e); provided that such Liens attach at all times only to Hydrocarbon Interests from which the Production Payments and Reserve Sales have been conveyed and do not reduce the net revenue interest of the Credit Parties with respect to any Oil and Gas Properties then owned by the Credit Parties below that set forth in the most recently delivered Reserve Report;

(l) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, or (ii) materially impairs the use of the property covered by such Lien for the purposes for which such property is held; and

(m) Liens on property not constituting Borrowing Base Properties, not in excess in the aggregate for all such Indebtedness of the greater of (i) $6,000,000 and (ii) 2.50% of the then effective Borrowing Base.

10.3. Limitation on Fundamental Changes. Except as permitted by Section 10.4 (other than Section 10.4(d)) or Section 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving Person;

(b)  any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, a Restricted Subsidiary shall be the continuing or surviving Person;

(c)  any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d)  any Guarantor may (i) merge, amalgamate or consolidate with or into any other Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor; provided that if such Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(f) to the extent that no Borrowing Base Deficiency, Default or Event of Default would result from consummation of such Disposition, the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4 or an Investment permitted by Section 10.5; and

(g)  to the extent no Default or Event of Default than exists, any merger the sole purpose of which is to reincorporate or reorganize a Credit Party in another jurisdiction in the United States shall be permitted so long as (i) the Administrative Agent receives ten (10) Business Day’s prior notice, (ii) such merger does not adversely affect the value of the Collateral in any material respect, (iii) the surviving entity assumes all Obligations of the applicable Credit Parties under the Credit Documents, (iv) the surviving entity delivers any requested supplements or amendments to the Security Documents as are necessary to continue the Collateral Agent’s perfection in all Collateral affected by such merger and (v) the surviving entity delivers applicable information requested by the Administrative Agent or any Lender under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.

10.4. Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer, liquidate or otherwise dispose, or otherwise agree to do any of the foregoing (each of the foregoing, including any such agreement to do the foregoing, a “Disposition”), of any of its property, business or assets (including receivables, Hedge Agreements and leasehold interests), whether now owned or hereafter acquired or (y) sell or transfer, or agree to sell or transfer, to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a)  the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including the sale of Hydrocarbons and Dispositions of obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), and (ii) Permitted Investments;

(b)  the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Equity Interests of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of Production Payments and Reserve Sales and in connection with net profits interests, operating agreements, farm-ins, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition is for Fair Market Value; provided, further, that if such Disposition involves Borrowing Base Properties or Equity Interests of any Restricted Subsidiary or Minority Investment owning Borrowing Base Properties, then no later than two Business Days before the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e) (if applicable) upon the closing thereof; provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, upon the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(c) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party, either (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d)  the Borrower and any Restricted Subsidiary may affect any transaction permitted by Section 10.2 or 10.3;

(e)  If no Default is then continuing, Dispositions (including like-kind exchanges) of property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property having the same reserve classification, where applicable, or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property having the same reserve classification, where applicable, in each case under Section 1031 of the Code or otherwise;

(f) If no Default is then continuing, Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable;

(g)  transfers of property (i) subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral; provided that the net cash proceeds of such Casualty Event or condemnation proceeding, if any, are received by the Borrower or a Guarantor or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;

(h)  Dispositions of accounts receivable (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(i) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense personal or intellectual property in the ordinary course of business; provided that, with respect to intellectual property, the Borrower or any of its Restricted Subsidiaries receives (or retains) a license or other ownership rights to use such intellectual property;

(j) Dispositions (including like-kind exchanges) of property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property;

(k)  Farm-Out Agreements with respect to undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such Farm-Out Agreements;

(l) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights.

(m) the Liquidation of any Hedge Agreement (subject to the terms of Section 2.14(e));

(n)  Dispositions of Oil and Gas Properties that are not Borrowing Base Properties (excluding Farmout Agreements and assignments in connection with Farmout Agreements); and

(o)  If no Default is then continuing, Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with an Investment otherwise permitted pursuant to Section 10.5 or a Disposition otherwise permitted pursuant to clauses (a) through (n) above.

To the extent any Collateral is Disposed of as expressly permitted by this Section 10.4 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing at Borrower’s sole cost and expense.

10.5. Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to (i) purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each, an “Investment”), except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b)  Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c)  Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(d)  Investments by the Borrower in any Guarantor (including any new Restricted Subsidiary that becomes a Guarantor in compliance herewith substantially contemporaneously with such Investment being made) or by any Guarantor in the Borrower;

(e) other Investments if, after giving effect to the making of any such Investment on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Consolidated Total Debt to EBITDAX Ratio is not greater than 2.50 to 1.00 on a Pro Forma Basis (provided that for the purposes of this Section 10.5(e), Consolidated Total Debt shall be calculated as of the date of such Investment and EBITDAX shall be calculated as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 9.1(a) or Section 9.1(b)), (iii) the Borrowing Base Utilization Percentage is less than or equal to 80%, (iv) the total amount of Investments in Unrestricted Subsidiaries permitted pursuant to this Section 10.5(e) shall not exceed $2,500,000, and (v) the total amount of Investments permitted pursuant to this Section 10.5(e) shall not exceed $10,000,000; provided that until the one-year anniversary of the Closing Date, the total amount of Investments permitted pursuant to this Section 10.5(e) and Section 10.5(q) plus the total amount of Restricted Payments permitted pursuant to Section 10.6(f) plus the total amount of payments permitted pursuant to Section 10.11(e) shall not exceed $5,000,000;

(f) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;

(g)  guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(h)  Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(i) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm- in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(j) Investments consisting of Indebtedness, fundamental changes and Dispositions permitted under Sections 10.1, 10.3 and 10.4;

(k)  in the case of the Borrower and its Restricted Subsidiaries, Investment consisting of (i) intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (ii) intercompany current liabilities in connection with the cash management, Tax and accounting operations of the Borrower and the Restricted Subsidiaries;

(l) Investments resulting from pledges and deposits under clauses (c), (d) and (e) of the definition of “Permitted Liens” and clause (i) of Sections 10.2;

(m) advances in the form of a prepayment of third party expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;

(n)  Investments by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary; provided, that Investments by any Restricted Subsidiary that is not a Guarantor in the Borrower or any Guarantor shall be subordinated in right of payment to the Loans;

(o)  loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances) and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash); provided that the aggregate principal amount outstanding pursuant to this clause (o) shall not exceed $2,500,000;

(p)  Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower or a Parent Entity;

(q) Investments made to repurchase or retire any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof); provided that the aggregate amount outstanding pursuant to this clause (q) shall not exceed $2,500,000; provided further that until the one-year anniversary of the Closing Date, the total amount of Investments permitted pursuant to Section 10.5(e) and this Section 10.5(q) plus the total amount of Restricted Payments permitted pursuant to Section 10.6(f) plus the total amount of payments permitted pursuant to Section 10.11(e) shall not exceed $5,000,000;

(r) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(s) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices or industry practice;

(t) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business; and

(u) any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses(a) through (t) above or in connection with a Disposition permitted pursuant to Section 10.4.

10.6. Limitation on Restricted Payments. The Borrower will not directly or indirectly pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests) or redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Qualified Equity Interests), or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (except in connection with an Investment permitted under Section 10.5) any Equity Interests of the Borrower, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may redeem in whole or in part any of its Equity Interests in exchange for another class of its Equity Interests (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Equity Interests redeemed thereby; and the Borrower may pay Restricted Payments payable solely in the Equity Interests (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5 and may enter into and consummate transactions expressly permitted by Section 10.3;

(c) the Borrower may make and pay (A) with respect to any taxable period for which the Borrower and/or any of its subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income Tax group for U.S. federal income Tax purposes of which the Parent is the common parent, or for which the Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes that is wholly owned (directly or indirectly) by one or more C corporations for U.S. federal income Tax purposes, distributions to the Parent to allow the Parent to timely pay its U.S. federal, state and local income Taxes (including estimated Taxes) attributable to the Borrower and its subsidiaries in an amount not to exceed the amount of any U.S. federal, state and/or local income Taxes that the Borrower and/or its subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group located in New York, New York (assuming that the Borrower and/or its subsidiaries, as applicable, is subject to Tax at the highest combined marginal federal, state, and/or local income Tax rate applicable to any corporation for such taxable period and taking into account the deductibility of state and local income Taxes for U.S. federal income Tax purposes (and any limitations thereon)), and (B) with respect to any taxable period for which the Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes (other than a partnership or disregarded entity described in subclause (A)), distributions to the Parent in an amount necessary to permit the Parent to make a pro rata distribution to its equity holders such that each such equity holder receives an amount from such pro rata distribution sufficient to enable such equity holder to timely pay its U.S. federal, state and local income Taxes (including estimated Taxes) attributable to its direct or indirect ownership of the Borrower and its subsidiaries with respect to such taxable period (assuming that each such equity holder is subject to Tax at the highest combined marginal federal, state, and local income Tax rate applicable to an individual or corporate taxpayer resident (whichever is higher) in New York, New York for such taxable period and taking into account the deductibility of state and local income Taxes for U.S. federal income Tax purposes (and any limitations thereon), the alternative minimum Tax, any cumulative net taxable loss of the Borrower for prior taxable periods ending after the Closing Date to the extent such loss is of a character that would allow such loss to be available to reduce Taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such Taxes and whether such loss has already been utilized in calculating distributions pursuant to this Section 10.6) and the character (e.g., long-term or short- term capital gain or ordinary or exempt) of the applicable income, but without regard to any deduction permitted under Section 199A of the Code);

(d) the Borrower may reimburse Parent or any direct or indirect equity holder therein for state franchise tax paid by Parent or such equity holder on behalf of Borrower as required in connection with filing a state franchise tax combined group report for each taxable period; provided that any such amount shall not exceed the amount of any state franchise tax that the Borrower and its subsidiaries would have paid for such taxable period had the Borrower and its subsidiaries been a stand-alone taxpayer;

(e) other Restricted Payments if, after giving effect to the making of any such Restricted Payment on a Pro Forma Basis, (i) no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom, (ii) the Consolidated Total Debt to EBITDAX Ratio is not greater than 2.00 to 1.00 on a Pro Forma Basis (provided that for the purposes of this Section 10.6(e), Consolidated Total Debt shall be calculated as of the date of such Restricted Payment and EBITDAX shall be calculated as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 9.1(a) or Section 9.1(b)), and (iii) the Borrowing Base Utilization Percentage is less than or equal to 70%; provided that until the one year anniversary of the Closing Date, no Restricted Payments are permitted pursuant to this Section 10.6(e);

(f) provided that no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing, the Borrower may repurchase Equity Interests of the Borrower (or any Parent Entity thereof) upon exercise of stock options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants, provided that the aggregate amount of all such repurchases in any twelve (12) month period shall not exceed $1,250,000 in the aggregate; provided further that until (a) Borrower’s delivery of the financial statements required to be delivered pursuant to Section 9.1(a) for the fiscal year ending December 31, 2020, (b) Borrower’s delivery of the Reserve Report required to be delivered on or before September 1, 2020 pursuant to Section 9.1(a), and (c) the occurrence of the Scheduled Redetermination scheduled to occur on or about November 1, 2020 pursuant to Section 2.14(b), the total amount of Restricted Payments permitted pursuant to this Section 10.6(f) plus the total amount of Investments permitted pursuant to Section 10.5(e) and Section 10.5(r) plus the total amount of payments permitted pursuant to Section 10.11(e) shall not exceed $5,000,000; and

(g) the Borrower may consummate the Transactions (and pay fees and expenses in connection therewith on or following the Closing Date) and make payments described in Section 10.11(a) (subject to the conditions set out therein).

10.7. Negative Pledge Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of secured Indebtedness otherwise permitted hereunder) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents or to guarantee the Obligations; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(b) represent Indebtedness permitted under Section 10.1 of a Restricted Subsidiary of the Borrower that is not a Guarantor so long as such Contractual Requirement applies only to such Subsidiary and its Subsidiaries;

(c) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;

(d) are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable to joint ventures or otherwise arise in agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business and customary provisions in any agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(e) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(f) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(g) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(h) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(i) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(j) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(k) are imposed by Requirements of Law;

(l) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Indebtedness being refinanced;

(m)customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(n) are customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.7;

(o) are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(p) are encumbrances or restrictions contained in an agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(q) are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.8. Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date pursuant to the Credit Documents;

(b) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on transferring the property so acquired;

(c) any applicable Requirement of Law;

(d) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(e) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary;

(f) secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1 and Section 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(g) other Indebtedness, Disqualified Stock or preferred stock of (i) Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 so long as either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to impair the ability of the Borrower to make scheduled payments of cash interest on the Loans when due or (ii) Foreign Subsidiaries as to such Foreign Subsidiaries and their Subsidiaries;

(h) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property or are otherwise customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(i) customary provisions contained in leases, sub-leases, licenses, sub- licenses or similar agreements, in each case, entered into in the ordinary course of business; and

(j) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (i) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9. Hedge Agreements.

(a) Subject to Section 10.9, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(i) Hedge Agreements with Secured Hedge Counterparties in respect of commodities entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed, as of the date the latest hedging transaction is entered into under a Hedge Agreement, 90% of the reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Developed Producing Reserves (as forecasted by the Borrower and acceptable to the Administrative Agent based upon the Initial Reserve Reports or the most recent Reserve Report delivered pursuant to Section 9.13(a), as applicable) for any month (collectively, the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed Permitted Acquisition (a “Proposed Acquisition”), the Credit Parties may also enter into incremental Hedge Agreements with Secured Hedge Counterparties with respect to the Credit Parties’ reasonably anticipated projected production from the total Proved Developed Producing Reserves of the Credit Parties as forecasted based upon the most recent Reserve Report having notional volumes not in excess of 15% of the Credit Parties’ existing projected production prior to the consummation of such Proposed Acquisition (such that the aggregate shall not exceed 90% of the reasonably anticipated projected production after giving effect to the consummation of such Proposed Acquisition) for a period not exceeding 36 months from the date such hedging arrangement is created during the period between (i) the date on which such Credit Party signs an enforceable acquisition agreement in connection with a Proposed Acquisition and (ii) the earliest of (A) the date of consummation of such Proposed Acquisition, (B) the date of termination of such Proposed Acquisition and (C) 90 days after the date of execution of such definitive acquisition agreement (or such longer period as to which the Administrative Agent may agree). However, all such incremental hedging contracts entered into with respect to a Proposed Acquisition must be terminated or unwound within 90 days following the date of termination of such Proposed Acquisition. It is understood that commodity Hedge Agreements which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(ii) Hedge Agreements with a Secured Hedge Counterparty entered into with the purpose and effect of (i) fixing or limiting interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a variable rate or (ii) obtaining variable interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a fixed rate (in each case including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements), provided that the aggregate notional amount of such Hedge Agreements does not (on a net basis) exceed the seventy five percent (75.0%) of the outstanding principal balance of the variable or fixed rate, as the case may be, Indebtedness of the Credit Parties at the time such Hedge Agreement is entered into, that such Hedge Agreements are not entered into for speculative purposes and such Hedge Agreements do not, in any case, have a tenor beyond the maturity date of such Indebtedness.

(b) It is understood that for purposes of this Section 10.9, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and/or reasonably anticipated projected Hydrocarbon production from Oil and Gas Properties of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or reasonably anticipated) of the Borrower or its Restricted Subsidiaries.

(c) For purposes of entering into or maintaining Ongoing Hedges under Section 10.9(a), reasonably anticipated projected Hydrocarbon production from the Credit Parties’ Oil and Gas Properties based upon the Initial Reserve Reports or the most recent Reserve Report delivered pursuant to Section 9.13(a), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

10.10. Financial Performance Covenants.

(a) Consolidated Total Debt to EBITDAX Ratio. The Borrower will not, as last day of each fiscal quarter of the Borrower commencing with the fiscal quarter ending June 30, 2020, permit the Consolidated Total Debt to EBITDAX Ratio to be greater than 3.25 to 1.00.

(b) Current Ratio. The Borrower will not, as last day of each fiscal quarter of the Borrower commencing with the fiscal quarter ending June 30, 2020, permit the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00.

10.11. Transactions with Affiliates. The Borrower will not, and will not permit any of the Restricted Subsidiaries to conduct, any transactions involving aggregate payments or consideration in excess of $2,500,000 for any one transaction or series of related transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction (which for the avoidance of doubt includes any transaction consummated for Fair Market Value) with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to:

(a) the consummation of the Transactions, including the payment of Transaction Expenses;

(b) the payment of indemnities and reasonable expenses incurred by the Co- Investors and their Affiliates in connection with management or monitoring or the provision of other services rendered to the Parent or the Borrower or any of its Subsidiaries;

(c) any employment or consulting agreement, employee benefit plan, stock ownership or stock option plan, officer or director indemnification, compensation or severance agreement or any similar arrangement entered into by the Borrower or any Restricted Subsidiary with their respective directors, officers and employees in the ordinary course of business;

(d) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under Section 10;

(e) without duplication of any other payments made under this Section 10.11, customary and reasonable payments (including reimbursement of fees and expenses) by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments are approved by a majority of the disinterested members of the board of directors or managers of the Borrower (or any direct or indirect parent thereof), in good faith; provided that the aggregate amount of all such payments in any twelve (12) month period shall not exceed $1,250,000 in the aggregate; provided further that until the one-year anniversary of the Closing Date, the total amount of Restricted Payments permitted pursuant to Section 10.6(f) plus the total amount of Investments permitted pursuant to Section 10.5(e) and Section 10.5(q) plus the total amount of payments permitted pursuant to this Section 10.11(e) shall not exceed $5,000,000;

(f) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(g) sales or conveyances of net profits interests or other royalty interests for cash at Fair Market Value to the extent permitted under Section 10.4;

(h) payments and distributions by any Parent Entity (and any direct or indirect parent thereof) and the Subsidiaries to the extent such payments are permitted under Sections 10.6;

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, future, current or former directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any Parent Entity;

(j) Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6;

(k) any obligations under any agreement in existence on the Closing Date and set forth on Schedule 10.11, as the same may be amended, supplemented or otherwise modified from time to time with the consent of the Majority Lenders (provided that the Majority Lenders’ consent shall not be required to the extent such amendment, supplement or other modification is not materially adverse to the Lenders);

(l) the issuance, sale or transfer of Equity Interests of the Borrower to Parent in connection with capital contributions by Parent to the Borrower; and

(m) payments and distributions pursuant to the Management Services Agreement as in effect on the Closing Date and without giving effect to any waiver or amendment thereto unless such waiver or amendment is reasonably acceptable to the Administrative Agent (it being understood and agreed that the Administrative Agent finds the proposed amendment terms conveyed to the Administrative Agent prior to the Closing Date to be reasonably acceptable).

10.12. Operation of Properties by Affiliate. The Borrower will not, and will not permit any of the Restricted Subsidiaries to have any of its Oil and Gas Properties operated by any of its Affiliates unless such Affiliate has entered into an Operator Subordination Agreement in form and substance reasonably satisfactory to the Administrative Agent.

10.13. Use of Proceeds. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 9.11. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Credit Documents to violate Regulations T, Regulation U or Regulation X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any in a country or territory which is itself the subject or target of any Sanctions, or (c) in any manner that would knowingly or negligently result in the violation of any Sanctions applicable to any party hereto.

10.14. Sale of Notes or Receivables. During the continuance of an Event of Default, except for the sale of defaulted notes or accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Restricted Subsidiary to, sell (with or without recourse) any of its notes receivable or accounts receivable to any Person other than the Borrower or any Guarantor.

10.15. ERISA Compliance. Except for actions that would not reasonably be expected to result in a Material Adverse Effect, the Borrower will not, and will not permit any ERISA Affiliate to, at any time:

(a) engage in, any transaction in connection with which the Borrower or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a Tax imposed by Chapter 43 of Subtitle D of the Code;

(b) fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any ERISA Affiliate is required to pay as contributions thereto;

(c) terminate or take any other action with respect to a Plan;

(d) assume an obligation to contribute to, any Multiemployer Plan; or

(e) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

10.16. Environmental Matters. The Borrower will not, and will not permit any Restricted Subsidiary to (i) knowingly cause or permit any of its property to be in violation of Environmental Law or (ii) knowingly do anything or permit anything to be done which will subject any such property to any remedial obligations under any Environmental Laws that would, in each case, reasonably be expected to have a Material Adverse Effect; it being understood that clause (ii) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such property to the appropriate Governmental Authority.

10.17. Gas Imbalances; Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Restricted Subsidiary to allow gas imbalances, take or pay or other prepayments exceeding 1.0 Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

10.18. Nature of Business; No International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an onshore independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located onshore and within the geographical boundaries of the United States. The Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

10.19. Sanctions.

(a) The Borrower and its Subsidiaries and their respective officers and directors will not directly or indirectly engage in any activity that is prohibited by any Sanctions.

(b) The Borrower and its Subsidiaries shall not, directly or, to the knowledge of the Borrower and its Subsidiaries, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund or facilitate any activities or business of or with any Person, or in any country, territory or region, that, at the time of such funding or facilitation, is, or whose government is, the subject of Sanctions or is a Sanctioned Person, (ii) in any other manner that would result in a violation of Sanctions by any Person party hereto or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any law referred to in Section 8.24(iii).

(c) The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, such continued compliance with Sanctions.

SECTION 11. EVENTS OF DEFAULT.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made or if such representation, warranty or statement contains a materiality qualifier, such statement, representation or warranty shall prove to be untrue in any respect.

11.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), 9.5 (solely with respect to the Borrower) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1, 11.2 or Section 11.3(a)) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4. Default Under Other Agreements.

(a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created, (ii) experience the occurrence of a Triggering Event as such term is defined in the Intercreditor Agreement, or (iii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (1) with respect to Indebtedness in respect of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower, or

(b) Without limiting the provisions of clause (a) above, any such default under any such Material Indebtedness shall cause such Material Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (other than, (1) with respect to Indebtedness in respect of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof.

11.5. Bankruptcy, Etc. The Borrower or any Restricted Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Restricted Subsidiary and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action, the Borrower or the applicable Restricted Subsidiary consents to the institution of such case, proceeding or action prior to such 60- day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, the Borrower or any Restricted Subsidiary or all or any substantial portion of the property or business thereof; or the Borrower or any Restricted Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors.

11.6. ERISA.

(a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); and

(b) there results from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest or a liability; and

(c) such lien, security interest or liability would be reasonably likely to have a Material Adverse Effect.

11.7. Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the Guarantee are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.8. Credit Documents. Any Credit Document after delivery thereof shall cease to be in full force or effect and legal, valid and binding (other than pursuant to the terms hereof or thereof) or any Credit Party shall assert in writing that any obligation of any Credit Party under such Credit Document is not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.9. Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $5,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days.

11.10. Change of Control. A Change of Control shall have occurred; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Majority Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (c) demand cash collateral in respect of any outstanding Letter of Credit pursuant to Section 3.8(b) in an amount equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

11.11. Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.7 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 12.7) arising under the Credit Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Unpaid Drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of Letters of Credit Outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.8, ratably among the Lenders, the Issuing Banks, the Secured Hedge Counterparties and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such Letters of Credit Outstanding, (y) subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause Fourth;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

Subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, amounts received from the Borrower or any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedging Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Hedging Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause second above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause second above by the holders of any Excluded Hedging Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause second above).

11.12. Equity Cure.

(a) Notwithstanding anything to the contrary contained in this Section 11 or in any Credit Document, in the event that the Borrower fails to comply with the Financial Performance Covenants, then until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating such Financial Performance Covenants is required to be delivered pursuant to Section 9.1(c) (the “Cure Deadline”), the Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds from an issuance of common Equity Interests (other than Disqualified Stock) as a cash capital contribution, and upon receipt by the Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenants shall be recalculated, at the Borrower’s option, giving effect to the following pro forma adjustments:

(i) EBITDAX and/or Current Assets, as applicable, shall, after giving effect to any annualization thereof for any Test Period, be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Financial Performance Covenants with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement; and/or

(ii) Consolidated Total Debt for such Test Period shall be decreased solely to the extent proceeds of the Cure Amount, if any, are actually applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated Total Debt;

provided, that the aggregate amount of (x) the increase in EBITDAX and/or Current Assets, as applicable, plus (y) the decrease in Consolidated Total Debt shall in no event exceed the Cure Amount.

(b) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (ii) Cure Rights shall not be exercised more than five times during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Performance Covenants, (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the Financial Performance Covenants and (v) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the 10 Business Day period referred to above, unless the Borrower shall have received the Cure Amount.

SECTION 12. THE AGENTS.

12.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender and each Issuing Bank hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and each Issuing Bank irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or the Issuing Banks, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

12.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.3. Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or, except with respect to any physical certificate or instrument representing Pledged Securities (as defined in the Collateral Agreement) in the possession of the Agent, the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender or any Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of or at the direction of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date or Closing Date, as applicable, specifying its objection thereto.

12.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Majority Lenders, the Required Lenders or each individual lender, as applicable.

12.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in- fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender or any Issuing Bank. Each Lender and each Issuing Bank represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders severally agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Agents in Its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Required Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Issuing Bank.

12.10. Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Issuing Bank.

12.11. Security Documents and Collateral Agent under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may (and the Administrative Agent and Collateral Agent, as applicable, agree that they shall) (a) execute any documents or instruments necessary or desirable in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (c) release any applicable Guarantor from the Guarantee in connection with such Disposition or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented. The Lenders and the Issuing Banks (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Collateral Agent may (and the Collateral Agent agrees that it shall), without any further consent of any Lender, enter into or amend any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer as to whether any such other Liens are permitted and (z) any intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders and the Issuing Banks (including in their capacities as potential Cash Management Bank and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to (and the Administrative Agent and Collateral Agent, as applicable, agree that they shall)subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (i) of the definition of “Permitted Liens” and clauses (c), (e) (with respect to Liens securing Indebtedness permitted under Section 10.1), (i), and (j) of Section 10.2 or otherwise permitted to be senior to the Liens of Administrative Agent or Collateral Agent on such property; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer certifying that such subordination is permitted under this Agreement.

12.12. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.13. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.14. Credit Bidding. During the continuance of an Event of Default, the Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 13.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

12.15. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub- sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

SECTION 13. MISCELLANEOUS.

13.1. Amendments, Waivers and Releases.

(a) Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and any change due to a change in the Borrowing Base or Available Commitment), or extend the final expiration date of any Lender’s Commitment (provided that (1) any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders and (2) it is being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase (other than as set forth in the definition of “Commitment”) the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 in a manner that would reduce the voting rights of any Lender, or reduce the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders” (it being understood that, with the consent of the Majority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders and Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend the provisions of Section 11.11 or any analogous provision of any Security Document or Section 13.8(a), in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby, or (iv) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Issuing Bank to whom Section 3 then applies in a manner that directly and adversely affects such Person, or (vi) release all or substantially all of the aggregate value of the Guarantees (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (vii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) increase the Borrowing Base without the written consent of all of the Lenders (other than Defaulting Lenders), decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), 2.14(c), 2.14(d), or 2.14(e) if such modification would have the effect of increasing the Borrowing Base or providing the ability to increase the Borrowing Base without the written consent of all of the Lenders (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by the Majority Lenders, or (x) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.

(b) Without the consent of any Lender or Issuing Bank, the Credit Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document.

(c) Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrower and the Administrative Agent if such modifications are not adverse to the Lenders in any material respect or (ii) to the extent necessary to cure any ambiguity, omission, defect or inconsistency so long as, in each case with respect to this clause (ii), the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and no such amendment, waiver or consent shall disproportionately adversely affect such Defaulting Lender without its consent as compared to other Lenders (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

13.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent, the Collateral Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Such representations and warranties shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Secured Cash Management Agreements or contingent indemnification obligations, in any such case, not then due and payable).

13.5. Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of GableGotwals, in its capacity as counsel to the Administrative Agent, and one counsel in each appropriate local jurisdiction (excluding any allocated costs of in- house counsel), (b) to pay or reimburse each Lender, Issuing Bank and Agent for all its reasonable and documented out- of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, Collateral Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may, with the Borrower’s consent (not to be unreasonably withheld or delayed), retain its own counsel), (c) to pay, indemnify, and hold harmless each Lender, Issuing Bank and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Issuing Bank and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed), retain its own counsel), with respect (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents and (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not involving any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against any Agent in its capacity as such). No Person entitled to indemnification under clause (d) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) in connection with this Agreement, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor (except solely for indemnification for any special, punitive, indirect or consequential damages as a result of the indemnification obligations of the Borrower or any of its Subsidiaries set forth above) shall any such Person, the Borrower or any of its Subsidiaries have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts payable under this Section 13.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail, accompanied, if requested by the Borrower, by reasonable supporting documentation. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from a non-Tax claim, which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Sections 2.10 and 3.5.

13.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Parent, any Subsidiary of the Parent, the Borrower, its Subsidiaries or any Affiliates of the foregoing Persons, or any natural person or any Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent of:

(A) the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the Administrative Agent and each Issuing Bank (in each case, not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower, each Issuing Bank and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Sections 5.4(d), 5.4(e), 5.4(h) and 5.4(i), as applicable).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, each Issuing Bank and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks, credit insurers, or other entities (other than any Defaulting Lender, the Parent, the Borrower or any Subsidiary of the Parent or the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7) as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging such entitlement to receive a greater payment (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of the Borrower, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H evidencing the Loans owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee of such Lender (each, a “Transferee”) and any prospective Transferee this Agreement and the other Credit Documents, information regarding the Loans and the Letters of Credit, and any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.7. Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4 (other than Section 5.4(b)), (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders (or all of the Lenders affected) or the Required Lenders and with respect to which the Majority Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non- Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8. Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, to set-off and appropriate and apply against any of and all the obligations owed to such Lender now or hereafter existing hereunder or any other Credit Document any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set- off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. INTEGRATION. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE BORROWER, THE GUARANTORS, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS, WARRANTIES OR UNWRITTEN ORAL AGREEMENTS BY THE BORROWER, THE GUARANTORS, ANY AGENT NOR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

13.13. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas and the courts of the United States of America for the Southern District of Texas, in each case located in Harris County, and appellate courts from any thereof; provided that, any suit seeking enforcement against any Collateral or other property may be brought, at the Administrative Agent’s option, in the courts of any jurisdiction where such Collateral or other property may be found.

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, other Agents and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any other Agent, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent, or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent, or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15. WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agent, each other Agent, any Issuing Bank and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, any Issuing Bank or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s, any Issuing Bank’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees, agents or Affiliates (and any Affiliate’s attorneys, professional advisors, independent auditors, trustees or agents), in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization, and (f) to the extent such Confidential Information becomes public other than by reason of disclosure by such Person in breach of this Agreement; provided that unless prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, any Issuing Bank and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Issuing Bank or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Issuing Bank or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17. Release of Collateral and Guarantee Obligations.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) upon any Collateral becoming an Excluded Equity Interest, an Excluded Asset or becoming owned by an Excluded Subsidiary or (in the case of Collateral constituting cash) becoming subject to Liens pursuant to clauses (d) and (e) of the definition of “Permitted Liens”, (iv) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (v) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated. In connection with any release hereunder, the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document in respect of such Subsidiary, property or asset.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements as to which arrangements satisfactory to the applicable Secured Party have been made, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements not then due and payable and (iii) any contingent or indemnification obligations not then due) have been paid in full in cash or equivalents thereof, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back- stopped to the reasonable satisfaction of the Administrative Agent and the Issuing Bank, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements as to which arrangements satisfactory to the applicable Secured Party have been made, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements not then due and payable and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

13.18. USA PATRIOT Act. The Agents and each Lender hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21. Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22. Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

13.23. Agency of the Borrower for the Other Credit Parties. Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

13.24. Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home hereby encumbered by this Agreement or any other Credit Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

13.25. Acknowledgement and Consent to Bail-In of EEA Financial Institution. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.26. Texas Express Negligence Rule. WITHOUT LIMITATION OF ANY OTHER PROVISION OF THE CREDIT DOCUMENTS, IT IS THE INTENTION OF THE PARTIES TO THIS AGREEMENT THAT THE INDEMNIFICATION PROVISIONS OF SECTION 12.7 AND SECTION 13.5 WILL APPLY TO EACH INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES AND ALL OTHER LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR) SUBJECT TO SUCH PROVISIONS, WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.

13.27. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BCE-Mach III LLC, a Delaware limited
liability company, as Borrower

By:	/s/ Kevin White
Name:	Kevin White
Title:	Chief Financial Officer

Signature Page to Credit Agreement

MIDFIRST BANK, a federally chartered
savings association, as Administrative Agent
and Collateral Agent, and as a Lender

By:	/s/ Chad Dayton
Chad Dayton, First Vice President

Signature Page to Credit Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Anthony Joseph
Name:	Anthony Joseph
Title:	Associate Director

Signature Page to Credit Agreement

EXHIBIT A TO
CREDIT AGREEMENT

RESERVE REPORT CERTIFICATE

May 19, 2020

THIS RESERVE REPORT CERTIFICATE is delivered as of the date indicated above in connection with the Credit Agreement, dated May 19, 2020 (the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, and MidFirst Bank, a federally chartered savings association, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. All capitalized terms used but not otherwise defined in this Certificate shall have the meanings assigned to them in the Credit Agreement.

The undersigned, individually and in his capacity as the Chief Financial Officer of the Borrower, certifies that:

(a)	he is the Borrower’s duly appointed Chief Financial Officer;

(b)	the Initial Reserve Report is true and accurate in all material respects based upon the best information reasonably available as of the date of the report;

(c)	the aggregate PV-8 of the Proved Developed Producing Reserves included in the Initial Reserve Reports is ___________; and

(d)	the aggregate PV-8 of the Proved Developed Producing Reserves included in the Initial Reserve Reports that were not acquired in the Acquisitions is __________.

[Signature Page Follows]

A-1

THIS RESERVE REPORT CERTIFICATE is executed and delivered as of the date indicated on the first page.

BCE-MACH III LLC

By:
Name:	Kevin White
Title:	Chief Financial Officer

Signature Page to Reserve Report Certificate

A-2

EXHIBIT B TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

MIDFIRST BANK

501 NW Grand Blvd.

Oklahoma City, OK 73118
Attention: Chad Dayton

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (each a “Lender” and, collectively, the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	The aggregate principal amount of Borrowing:
(B)	The date of Borrowing[1]
(which is a Business Day):
(C)	The type of Borrowing:[2]
(D)	Interest Period (if LIBOR Borrowing):[3]
(E)	Consolidated Cash Balance[4]
(F)	The location and number of the Account to which funds are to be disbursed:

[1]	Date of Notice of Borrowing: To be submitted (A) prior to 1:00 p.m. (New York City time) at least three Business Days prior to each Borrowing of Loans if such Loans are to be initially LIBOR Loans; or (B) prior to 12:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans.
[2]	Specify a LIBOR Borrowing or an ABR Borrowing.
[3]	The Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Credit Agreement. If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

[4]	The Consolidated Cash Balance (without regard to the requested Borrowing) and the pro forma Consolidated Cash Balance (giving effect to the requested Borrowing) as of the end of the fifth Business Day after each requested Borrowing will be funded.

B-1

BCE-MACH III LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Notice of Borrowing

B-2

EXHIBIT C TO

CREDIT AGREEMENT

FORM OF GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (this “Guaranty”), dated as of [      ] by and among the Subsidiaries of the Borrower (defined below) listed on the signature page hereof (each a “Guarantor” and collectively, the “Guarantors”), and MIDFIRST BANK, as collateral agent for the Secured Parties referred to below (in such capacity, together with any successor thereto, the “Collateral Agent”).

WITNESSETH:

A. BCE-MACH III LLC (“Borrower”), the Lenders party thereto from time to time, MIDFIRST BANK, as Collateral Agent and Administrative Agent, MIDFIRST BANK, as the Issuing Bank, and the other Persons from time to time party thereto, have entered into a Credit Agreement, dated as of May [●], 2020 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans and the issuance of Letters of Credit for the account of the Borrower pursuant to the terms thereof.

B. It is a condition to the making of Loans to, and the issuance of Letters of Credit for the account of the Borrower under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

C. Each Guarantor will obtain benefits from the incurrence of Loans by and the issuance of Letters of Credit for the account of the Borrower, and accordingly desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans to and each Issuing Bank to issue Letters of Credit for the account of the Borrower and as consideration for Loans previously made and Letters of Credit previously issued.

1. DEFINITIONS

Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement, unless otherwise defined herein. References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative. The rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Guaranty.

2. THE GUARANTY

(a) Guaranty of Guaranteed Obligations. Each Guarantor unconditionally guarantees to the Collateral Agent, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations other than the Excluded Hedging Obligations (the “Guaranteed Obligations”) for the ratable benefit of the Secured Parties (which, for the avoidance of doubt, include each of the following: the Collateral Agent, the Administrative Agent, the Issuing Bank, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 12.2 of the Credit Agreement by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document). Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, amendment or renewal of any Guaranteed Obligation. To the extent permitted by applicable Requirements of Law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Subsidiary Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

As used herein, the “Excluded Hedging Obligations” means (as such definition may be modified from time to time as agreed by the Borrower and the Collateral Agent), with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of the Commodity Exchange Act (a “CEA Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee Obligation thereof (which for the avoidance of doubt is a “Guarantee Obligation” as defined in the Credit Agreement, not “Guaranteed Obligations” as defined herein)) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order thereunder (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

(b) Guaranty of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.

(c) No Limitations. Except for termination or release of a Guarantor’s obligations hereunder as expressly provided for in Section 5(h), the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Guarantor under this Guaranty; (iii) the release of, or the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations); (vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vii) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the Payment in Full of the Guaranteed Obligations); (viii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Collateral Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any other Credit Party or any other guarantor or surety. Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Guarantor, other than the Payment in Full of the Guaranteed Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by any manner permitted by Law, including by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Credit Party or exercise any other right or remedy available to them against the Borrower or any other Credit Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any security.

(d) Reinstatement. Notwithstanding the provisions of Section 5(h)(i), each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Credit Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be fully subordinated to the Payment in Full of the Guaranteed Obligations (except for contingent indemnities and cost and expense reimbursement obligations to the extent no claim has been made).

(f) Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

(g) Bankruptcy Proceedings. Notwithstanding any modification, discharge or extension or any the Guaranteed Obligations or any amendment, modification, stay or cure of any Secured Party’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning the Borrower and Guarantor, whether permanent or temporary, and whether assented to the Collateral Agent or any other Secured Party, each Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations in accordance with the terms of the Guaranteed Obligations and terms of this Guaranty.

3. FURTHER ASSURANCES

Each Guarantor agrees, upon the written request of the Collateral Agent, to execute and deliver to the Collateral Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Collateral Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

4. PAYMENTS FREE AND CLEAR OF TAXES

Each Guarantor agrees that such Guarantor will perform or observe all of the terms, covenants and agreements that Section 5.4 of the Credit Agreement requires such Guarantor to perform or observe, subject to the qualifications set forth therein.

5. OTHER TERMS

(a) Representations and Warranties.

(i) Corporate Status. Each Guarantor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that it (a) is a duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(ii) Corporate Power and Authority; Enforceability. Each Guarantor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that it has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Guaranty, any Guarantee and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Guaranty. Each Guarantor represents and warrants that it has duly executed and delivered this Guaranty and that this Guaranty constitutes the legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(b) Entire Agreement. This Guaranty, together with the other Credit Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Credit Documents.

(c) Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

(d) Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(e) Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 13.2 of the Credit Agreement.

(f) Successors and Assigns. Whenever in this Guaranty any Guarantor is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by any Guarantor that are contained in this Guaranty shall bind and inure to the benefit of its respective successors and assigns.

(g) No Waiver; Cumulative Remedies; Amendments. No failure or delay by the Collateral Agent in exercising any right, power or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent hereunder are cumulative and are not exclusive of any rights, powers or remedies that it would otherwise have. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 5(g), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, making of any Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither this Guaranty nor any provision hereof may be waived, amended or modified (other than termination of this Guaranty pursuant to Section 5(h)) except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.1 of the Credit Agreement.

(h) Termination and Release.

(i) This Guaranty shall terminate when all the Guaranteed Obligations (other than (A) Hedging Obligations in respect of any Secured Hedge Agreements as to which arrangements satisfactory to the applicable Secured Party have been made, (B) Cash Management Obligations in respect of any Secured Cash Management Agreements not then due and payable and (C) any contingent or indemnification obligations not then due) have been paid in full in cash or equivalents thereof, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped to the reasonable satisfaction of the Administrative Agent and the Issuing Bank (“Payment in Full”).

(ii) A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement resulting in such Guarantor ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary.

(iii) In connection with any release pursuant to this Section 5(h), the Collateral Agent shall execute and deliver to the Borrower, upon reasonable notice from the Borrower and at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section 5(h) shall be without recourse to or warranty by the Collateral Agent.

(i) Counterparts. This Guaranty may be executed in any number of counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), each of which shall collectively and separately constitute one and the same agreement.

6. INDEMNITY. SUBROGATION AND SUBORDINATION

(a) Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6(c)), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Guaranty in respect of any Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to this Guaranty or any other Security Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b) Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6(c)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6(a), the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.10 of the Credit Agreement, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6(b) shall be subrogated to the rights of such Claiming Guarantor under Section 6(a) to the extent of such payment. The provisions of this Section 6(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

(c) Subordination. Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Sections 6(a) and 6(b) and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable law or otherwise shall be fully subordinated to Payment in Full of the Guaranteed Obligations (other than contingent or unliquidated obligations or liabilities to the extent no claim therefor has been made). Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set- off or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations until Payment in Full of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder until Payment in Full of the Guaranteed Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to Payment in Full of the Guaranteed Obligations, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be paid to the Collateral Agent to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6(a) and 6(b) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder. Further, each Guarantor hereby subordinates any and all Indebtedness now or at any time hereafter owed by the Borrower or any other Guarantor to Guarantor to the Guaranteed Obligations and agrees that while an Event of Default exists, (i) such Guarantor shall not permit Borrower or any Guarantor to repay, or to accept payment from Borrower or any Guarantor of, such Indebtedness or any part thereof without the prior written consent of the Collateral Agent at the direction of the Majority Lenders and (ii) such Guarantor will not permit repayment of, or make any payment with respect to, any Indebtedness or any part thereof, owed from Guarantor to Borrower or any other Guarantor without the prior written consent of Administrative Agent and the Majority Lenders. Each Guarantor hereby subordinates any and all liens, statutory or otherwise and any rights of offset it has or may have in the future against the Borrower’s and other Guarantor’s interests in the Collateral (including the Mortgaged Property) to the liens of the Collateral Agent and the Secured Parties under the Credit Documents until Payment in Full.

7. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS

(a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b) The terms of Sections 13.13 and 13.15 of the Credit Agreement with respect to submission of jurisdiction, venue and waiver of trial by jury are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms (and, for the avoidance of doubt, as incorporated into this Guaranty, Section 13.15 of the Credit Agreement shall apply to each party hereto).

(c) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 5(e). Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

8. RIGHT OF SET OFF

If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty owed to such Lender, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be unmatured. Each Secured Party agrees promptly to notify the Borrower and the Collateral Agent after any such set off and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Secured Party under this Section 8 are in addition to other rights and remedies (including other rights of set off) that such Secured Party may have.

9. ADDITIONAL SUBSIDIARIES

Upon execution and delivery by the Collateral Agent and any Subsidiary of the Borrower that is required to become a party hereto by Section 9.10 of the Credit Agreement (or has otherwise agreed to become a party hereto) of an instrument in the form of Exhibit A hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Guaranty. The rights and obligations of each party to this Guaranty shall remain in full force and effect notwithstanding the addition of any new party to this Guaranty. Each reference to “Guarantor” in this Guaranty shall be deemed to include such Subsidiary.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed and delivered as of the date first above written.

[GUARANTOR]

By:
Name:
Title:

Acknowledged by:

BCE-MACH III LLC, a Delaware limited liability company

By:
	Name:	Kevin White
	Title:	Chief Financial Officer

Accepted and Agreed to:

MIDFIRST BANK, a federally chartered savings association, as Collateral Agent

By:
	Name:	Chad Dayton
	Title:	First Vice President

Exhibit A to Guaranty

SUPPLEMENT NO.                    dated as of                        (this “Supplement”), to the Guarantee Agreement dated as of May [●], 2020 (the “Guaranty”), among each Subsidiary of the Borrower (defined below) party thereto (the “Existing Guarantors”) and MIDFIRST BANK, as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders (used herein as defined therein).

A. BCE-MACH III LLC (the “Borrower”), the Lenders party thereto from time to time, MIDFIRST BANK, as Collateral Agent and Administrative Agent, MIDFIRST BANK, as the Issuing Bank, and the other Persons from time to time party thereto, have entered into a Credit Agreement, dated as of May [●], 2020 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans and the issuance of Letters of Credit for the account of the Borrower pursuant to the terms thereof.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.

C. The Existing Guarantors have entered into the Guaranty in order to induce and the Lenders to make Loans, each Issuing Bank to issue Letters of Credit. Section 9 of the Guaranty provides that additional Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to make additional Loans and each Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 9 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. In furtherance of the foregoing, the New Subsidiary does hereby guarantee to the Collateral Agent the due and punctual payment of the Guaranteed Obligations as set forth in the Guaranty. Each reference to a “Guarantor” in the Guaranty and in this Supplement shall be deemed to include the New Subsidiary. The Guaranty is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission, i.e. a “pdf’ or a “tif’ shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

SECTION 6. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5(e) of the Guaranty.

SECTION 8. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel to the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Guaranty as of the day and year first above written.

(Remainder of page left intentionally blank.)

[Name of New Subsidiary]

By:
Name:
Title:

Accepted and Agreed to:

MIDFIRST BANK, a federally chartered savings association, as Collateral Agent

By:
	Name:	Chad Dayton
	Title:	First Vice President

EXHIBIT D-1 TO

CREDIT AGREEMENT

MORTGAGE, ASSIGNMENT OF

PRODUCTION, SECURITY AGREEMENT AND FINANCING STATEMENT

FROM

BCE-MACH III LLC

TO

MIDFIRST BANK, AS COLLATERAL AGENT

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. A POWER OF SALE MAY ALLOW MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY MORTGAGOR UNDER THIS INSTRUMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS. THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES. THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED ON EXHIBIT A HERETO. THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE COUNTY RECORDERS OF THE COUNTIES LISTED ON EXHIBIT A HERETO. THE GRANTOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH INTEREST IS DESCRIBED ON EXHIBIT A HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS WHICH ARE AS-EXTRACTED COLLATERAL AND ARE OR ARE TO BECOME FIXTURES RELATED TO THE LAND DESCRIBED IN OR REFERRED TO ON EXHIBIT A AND EXHIBIT B HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. THE GRANTOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS.

THIS INSTRUMENT IS TO BE FILED AGAINST THE TRACT INDEX IN THE REAL ESTATE RECORDS FOR THE MORTGAGED PROPERTY LYING IN THE STATE OF OKLAHOMA IN EACH COUNTY IN OKLAHOMA WHERE SUCH MORTGAGED PROPERTY IS LOCATED.

WHEN RECORDED RETURN TO:	Thomas Hutchison, Esq.
GableGotwals
1100 ONEOK Plaza
100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 595-4800

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MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT AND

FINANCING STATEMENT

This MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT AND FINANCING STATEMENT (this “Mortgage”) is entered into this 19th day of May, 2020 (the “Effective Date”), by BCE-MACH III LLC, a Delaware limited liability company, whose address for notice is 14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma 73134, Attention: Mr. Michael Reel (“Mortgagor”), for the benefit of MIDFIRST BANK, a federally chartered savings association, as Collateral Agent (as hereinafter defined) and on behalf of the Secured Parties (as defined in the Credit Agreement referenced below), whose address for notice is 501 NW Grand Blvd., Oklahoma City, OK 73118, Attn: Chad Dayton (together with its successors in such capacity, “Mortgagee”). The Secured Parties and Mortgagee are herein sometimes collectively referred to as the “Beneficiaries.”

RECITALS:

A. Mortgagor,, as Borrower, previously entered into that Credit Agreement dated as of May 19, 2020 (as may have been amended, restated, amended and restated, refinanced or modified from time to time prior to the date hereof, the “Credit Agreement”) by and among the Mortgagor, the banks financial institutions and other lending institutions from time to time parties as lenders thereto (the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”) for the Lenders, and MidFirst Bank, a federally chartered savings association, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto.

B. Mortgagor and the other Credit Parties may from time to time enter into, or have previously entered into, one or more “Secured Hedge Agreements” and “Secured Cash Management Agreements” governing a portion of the Obligations (as each such term is defined in the Credit Agreement).

C. Mortgagor will directly or indirectly benefit from such Credit Agreement and such Secured Hedge Agreements and Secured Cash Management Agreements.

THEREFORE, in order to comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby agrees with Mortgagee, for the ratable benefit of the Beneficiaries, as follows:

ARTICLE I

GRANT OF LIEN AND INDEBTEDNESS SECURED

Section 1.01 Grant of Liens. To secure payment of the Indebtedness (as defined in Section 1.02) and the performance of the covenants and obligations herein contained, Mortgagor does by these presents hereby MORTGAGE, GRANT, BARGAIN, SELL AND CONVEY to the Mortgagee and grant to the Mortgagee a POWER OF SALE (pursuant to this Mortgage and applicable law) with respect to, all of the following described rights, interests and properties which are located in (or cover properties located in) the State of Oklahoma, in each case, less and except the Excluded Assets (as defined below in this Section 1.01) (collectively called the “Mortgaged Property”):

(a) all oil and gas leases and/or the oil, gas and mineral leases (herein sometimes called the “Leases”), operating rights, forced pooling orders and farmout agreements and other contractual or other rights relating to oil, gas and mineral rights located in any County set forth on Exhibit A including, without limitation, the Leases described on, or described in the instruments described on, Exhibit A that is attached hereto and made a part hereof for all purposes, or such Leases that are otherwise mentioned or referred to therein and specifically, but without limitation, Mortgagor’s undivided interests in the Leases as specified on Exhibit A attached hereto and made a part hereof;

D-1-2

(b) (i) the properties now or hereafter pooled or unitized with the Leases; (ii) all presently existing or future unitization, communitization and pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations, rules or other official acts of any Federal, State or other governmental body or agency having jurisdiction) that may affect all or any portion of the Leases including, without limitation, those units that may be described or referred to in Exhibit A; (iii) all operating agreements, contracts and other agreements described or referred to in this instrument that relate to any of the Leases or interests in the Leases described or referred to herein or in Exhibit A or to the production, sale, purchase, exchange, processing, gathering, compression, treating, storage or transportation of the Hydrocarbons (hereinafter defined) from or attributable to such Leases or interests; and (iv) the Leases even though Mortgagor’s interests therein be incorrectly described or a description of a part or all of such Leases or Mortgagor’s interests therein be omitted; it being intended by Mortgagor and Mortgagee herein to cover and affect all interests that Mortgagor may now own or may hereafter acquire in and to the Leases and interests in this Section 1.01(b), notwithstanding that the interests as specified in on Exhibit A may be limited to particular lands, specified depths or particular types of property interests;

(c) all oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals in and under and/or which may be produced and saved from or attributable to the Leases, the lands covered thereby, pooled or unitized therewith and/or Mortgagor’s interests therein (herein collectively called the “Hydrocarbons”), including all oil in tanks and all rents, issues, profits, as-extracted collateral, proceeds, products, revenues and other income from or attributable to the Leases, the lands covered thereby, pooled or unitized therewith and/or Mortgagor’s interests therein that are subject to the liens and security interests of this Mortgage;

(d) all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Leases, properties, rights, titles, interests and estates described or referred to in Section 1.01(a), (b) and (c) above, which are now owned or which may hereafter be acquired by Mortgagor, but subject to the limitations, if any, set forth in Exhibit A, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon or within the geographical boundaries covered by the Leases, used, held for use, or useful in connection with the operating, working or development of any of such Leases or properties (excluding drilling rigs, automotive equipment or other personal property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, salt water disposal wells, injection wells or other wells including without limitation those described in Exhibit A hereto, buildings, structures, field separators, flow-lines, separators, water treatment equipment or facilities, dehydrators, field separators, compressors, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

(e) (i) the fee tracts and real property (the “Surface Assets”) and (ii) the easements, rights-of- way, servitudes, and permits, licenses, orders, certificates, and related instruments (collectively herein referred to as the “Easements”), in each case located in any County set forth on Exhibit A including, without limitation, any Surface Assets and Easements described in Exhibit A or described in any instrument or document described in Exhibit A and any strips and gores within or adjoining any real property included in or covered by the Surface Assets and Easements, all rights of ingress and egress to and from such real property, all easements, servitudes, rights-of-way, surface leases, fee tracts and other surface rights affecting said Surface Assets and Easements, and all rights appertaining to the use and enjoyment of said Surface Assets and Easements, rights, estates, titles, claims, and interests, including, without limitation, lateral support, drainage, mineral, water, oil and gas rights (the Surface Assets, Easements and all of the property and other rights, privileges, interests, titles, estates, and claims appurtenant thereto are herein collectively called the “System Premises”);

D-1-3

(f) all gathering systems and/or pipeline systems, and all materials, equipment, and other property now or hereafter located on the System Premises or used or held for use, regardless of where the same are located, in connection with, or otherwise related to such gathering systems and/or pipeline systems and all equipment, including, but not limited to, all fittings, furnishings, appliances, apparatus, machinery, gas processing, treatment, storage, transportation, extraction, fractionation, exchange and/or manufacturing facilities and units and other units, gas, liquid product and other storage tanks, liquid product truck loading terminals, and other gathering and pipeline assets now or hereafter located on or in (or, whether or not located thereon or therein, used or held for use in connection with) the Premises or such gathering systems or pipeline systems (that portion of the Mortgaged Property described in this Section 1.01(f) is herein collectively called the “Systems”);

(g) all materials, goods, surface or subsurface machinery, equipment, and other property now or hereafter located on the System Premises, and all other surface or subsurface machinery and equipment, line pipe and pipe connections, fittings, flanges, welds or interconnects, valves, control equipment, cathodic or electrical protection units, by-passes, regulators, drips, meters and metering stations, compression equipment, pumphouses and pumping stations, treating equipment, dehydration equipment, separation equipment, processing equipment, telephone, telegraph and other communication systems, office equipment and furniture, files and records, computer equipment and software, storage sheds, vehicles, loading docks, loading racks, towers, process tanks, storage tanks and other storage facilities, and shipping facilities, gas and electric fixtures, radiators, heaters, engines and machinery, boilers, elevators and motors, motor vehicles, pipes, faucets and other air conditioning, plumbing, and heating fixtures, refrigerators and appurtenances which relate to Mortgagor’s use of the Systems (collectively, the “System Equipment”), and all building materials and supplies now or hereafter delivered to the System Premises and intended to be installed thereon; all other personal property of whatever kind and nature at present contained in or hereafter placed on the System Premises in which Mortgagor has a possessory or title interest; and all renewals or replacements thereof or articles in substitution thereof; and all proceeds and profits thereof, all of which shall be deemed to be a portion of the security for the Indebtedness (as hereafter defined). If the lien of this Mortgage on any fixtures or personal property is subject to a lease agreement, conditional sales agreement or chattel mortgage covering such property, then all the right, title and interest of Mortgagor in and to any and all deposits made thereon or therefor are hereby assigned to Mortgagee, together with the benefit of any payments now or hereafter made thereon. Mortgagor also transfers, sets over and assigns to Mortgagee, its successors and assigns, all leases and use agreements covering machinery, Equipment and other personal property of Mortgagor related to the System Premises or the conduct of its business thereon, under which Mortgagor is the lessee of, or entitled to use, such items;

(h) all inventory and all materials used or consumed in the processing of inventory, and all products thereof, now or hereafter located in or on, or stored in or on, transported through or otherwise related to the lands covered by the Leases and the System Premises (herein collectively, the “Premises”), including all inventory (as such term is used in the Applicable UCC) and such other property held by Mortgagor for sale or lease (or in the possession of other persons while on lease or consignment) or furnished or to be furnished under any service contract and all raw materials, work in process and materials and supplies used or consumed in Mortgagor’s business relating to the Premises, and returned or repossessed goods, together with any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of such goods of Mortgagor related to the Leases and Systems, and any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods that it covers (the Mortgaged Property described in this Section 1.01(h) are herein collectively referred to as the “Inventory”), and all proceeds thereof and all accounts, contract rights and general intangibles under which such proceeds may arise, and together with all liens and security interests securing payment of the proceeds of the Inventory, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdictions in which the Mortgaged Property is located;

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(i) all presently existing and hereafter created Hydrocarbon purchase agreements, Hydrocarbon sales agreements, supply agreements, raw material purchase agreements, product purchase agreements, product sales agreements, processing agreements, exchange agreements, gathering agreements, transportation agreements and other contracts and agreements which cover, affect, or otherwise relate to the transportation and/or processing of Hydrocarbons through or in the Premises or any other part of the Mortgaged Property, and all other contracts and agreements (including, without limitation, equipment leases, maintenance agreements, electrical supply contracts, hedge or swap agreements, cap, floor, collar, exchange, forward or other hedge or protection agreements or transactions relating to crude oil, natural gas or other hydrocarbons, or any option with respect to any such agreement or transaction, and other contracts and agreements) which cover, affect or otherwise relate to the Premises, or any part thereof, together with any and all amendments, modifications, renewals or extensions (now or hereafter existing) to any of the foregoing (the Mortgaged Property described in this Section 1.01(i) are herein collectively called the “Contracts”);

(j) all accounts, including but not limited to, (i) all of Mortgagor’s rights to receive payment, whether or not earned by Mortgagor’s performance and however acquired or evidenced, which arise out of or in connection with (A) Mortgagor’s sale of Hydrocarbons, (B) Mortgagor’s sale, assignment, lease, hiring out or allowance of use of, consignment, licensing or other voluntary disposition, whether permanent or temporary, of Inventory or other goods or property related to the Premises and/or the conduct of Mortgagor’s business thereon (including, without limitation, all payments received in lieu of payment for Inventory regardless of whether such payments accrued, and/or the events that gave rise to such payments occurred, on or before or after the date hereof, including, without limitation, “take or pay” or “minimum bill” payments and similar payments, payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or minimum bill or similar obligations or other obligations under a sales contract, and payments received in buyout or other settlement of a contract covered by this Mortgage), (C) rendering of services related to the Systems and/or Premises and/or the conduct of Mortgagor’s business thereon or (D) any loan, advance, purchase of notes or other extension of credit made by Mortgagor; (ii) any and all rights and interests Mortgagor may have in connection with any of the transactions described in the preceding clause (i) and relating to the Systems and/or the Premises, whether now existing or hereafter acquired, (A) to demand and receive payment or other performance from any guarantor, surety, accommodation party or other person indirectly or secondarily obligated to Mortgagor in respect of the Leases, Hydrocarbons, Systems and/or the Premises and/or the conduct of Mortgagor’s business thereon, (B) arising out of the enforcement of any of Mortgagor’s rights to payment or performance by means of judicial or administrative proceedings, including, without limitation, any rights to receive payment under or in connection with any settlement of such proceedings, any judgment or any administrative order or decision arising out of actions related to the Leases, Hydrocarbons, Systems and/or the Premises and/or the conduct of Mortgagor’s business thereon, (C) in and to the goods or other property related to the Premises and/or the conduct of Mortgagor’s business thereon that is the subject of any such transaction, including, without limitation, (a) in the case of goods, an unpaid seller’s or lessor’s rights of rescission, replevin or to stop such goods in transit, and all rights to such goods on return or repossession, and (b) in the case of other property, rights of an unpaid seller, assignor or licensor to rescind or cancel the applicable agreement and demand the return of such property or, if such property is intangible, of any writing or other tangible evidence of its existence and/or disposition, and (D) to proceed against any collateral security related to the Premises provided by any obligor and to realize any proceeds thereof; and (iii) all contracts and other agreements and writings, all accounts, chattel paper, documents, general intangibles and instruments, and all other items of property now or hereafter owned by Mortgagor or in that Mortgagor now has or hereafter acquires any rights or interests, whether tangible or intangible and related to the Premises that in any way constitute, embody or evidence any payment rights described in clause (i) of this Section 1.01(j) or any of Mortgagor’s other rights and interests described in clause (ii) of this Section 1.01(j) (the Mortgaged Property described in this Section 1.01(j) are herein collectively referred to as the “Accounts Receivable”);

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(k) all contracts, agreements, leases, permits, orders, franchises, servitudes, certificates, privileges, rights, technology, licenses and general intangibles (including, without limitation, all trademarks, trade names, and symbols) that are now or hereafter used, or held for use, in connection with or otherwise related to the Premises, the Systems, the System Equipment and/or the other items described in Section 1.01(g), the Inventory, the Contracts, and/or the Accounts Receivable (the Premises, the Systems, the System Equipment and the other items described in Section 1.01(g), the Inventory, the Contracts, and the Accounts Receivable are hereinafter collectively referred to as the “Property”) or the conduct of Mortgagor’s business on the Leases and/or System Premises whether now or hereafter created, acquired, or entered into and all right, title and interest of Mortgagor thereunder, including, without limitation, rights, incomes, profits, revenues, royalties, accounts, contract rights and general intangibles under any and all of the foregoing;

(l) any and all technical or business data, books and records related to the Premises and Mortgagor’s operations thereon, including, but not limited to, accounting records, files, computer software, employee records, engineering drawings or plans, surveys, site assessments, environmental reports, geological and geophysical data, customer lists, production records, laboratory and testing records, sales and administrative records, and any other material or information relating to the ownership, maintenance, or operation of the Property (the “Books and Records”);

(m) all unearned premiums, accrued, accruing or to accrue under insurance policies now or hereafter obtained by Mortgagor for the Property or the conduct of Mortgagor’s business on the Premises and all judgments, awards of damages and settlements hereafter made as a result of or in lieu of any taking of the Premises or any part thereof or any interest therein under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the Leases and/or System Premises or any part thereof or interest therein, including any award for change of grade of streets;

(n) all proceeds of the conversion, voluntary or involuntary, of the Property or any part thereof into cash or liquidated claims, including, without limitation, proceeds of hazard and title insurance, subject to the terms and conditions of this Mortgage;

(o) all options, extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the Property or any part thereof, hereafter acquired by, or released to, Mortgagor, or constructed, assembled or placed by Mortgagor on the Premises, and all conversions of the security constituted thereby (Mortgagor hereby acknowledging and agreeing that immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, the same shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described herein);

(p) any property that may from time to time hereafter by delivery or by writing of any kind be subjected to the lien or security interests hereof by Mortgagor or by anyone on Mortgagor’s behalf; and Mortgagee is hereby authorized to receive the same at any time as additional security hereunder;

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(q) all other rights, titles and interests of every nature whatsoever now owned or hereafter acquired by Mortgagor in and to the Leases, Surface Assets, Easements, properties, rights, titles, interests and estates and every part and parcel thereof, including, without limitation, said Leases, properties, rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances (as defined on Exhibit A and herein so called) to which any of said Leases, Surface Assets, Easements, properties, rights, titles, interests or estates are subject, or otherwise; together with any and all renewals and extensions of any of said Leases, Surface Assets, Easements, properties, rights, titles, interests or estates; and all contracts and agreements supplemental to or amendatory of or in substitution for the Leases, Surface Assets, Easements, the contracts and agreements described or mentioned above and any and all additional interests of any kind hereafter acquired by Mortgagor in and to said Leases, Surface Assets, Easements, properties, rights, titles, interests or estates; and

(r) all accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to or arising out of those portions of the Mortgaged Property that are described in Sections 1.01(a) through (q) above and all proceeds and products of all such portions of the Mortgaged Property and payments in lieu of production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property, or other assets.

Any fractions or percentages specified in the attached Exhibit A in referring to Mortgagor’s interests are solely for purposes of the warranties made by Mortgagor pursuant to Section 3.01 hereof and shall in no manner limit the quantum of interest affected by this Section 1.01 with respect to any Mortgaged Property or with respect to any unit or well identified on Exhibit A.

TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee, and its successors and assigns to secure the payment and performance of the Indebtedness, however, upon the terms, provisions and conditions herein set forth.

Any fractions or percentages specified in the attached Exhibit A in referring to Mortgagor’s interests are solely for purposes of the warranties made by Mortgagor pursuant to Section 3.01 hereof and shall in no manner limit the quantum of interest affected by this Section 1.01 with respect to any Mortgaged Property or with respect to any unit or well identified on Exhibit A.

Notwithstanding any provision in this Section 1.01 or in this Mortgage to the contrary, in no event are the following included in the definition of “Mortgaged Property” or hereby encumbered by this Mortgage (collectively, the “Excluded Assets”):

(x) any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) including in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder; and

(y) Article 9 Collateral constituting Excluded Assets (as such terms are defined in the Collateral Agreement).

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Section 1.02 Indebtedness Secured. This Mortgage is executed and delivered by Mortgagor to secure and enforce the following (the “Indebtedness”):

(a) the Obligations (including all future advances to be made under the Credit Agreement);

(b) any reasonable sums advanced or expenses or costs incurred by the Mortgagee (or any receiver appointed hereunder) that are made or incurred pursuant to, or permitted by, the terms hereof, plus interest thereon at the rate herein specified or otherwise agreed upon, from the date of the advances or the incurring of such expenses or costs until reimbursed; and

(c) any extensions, refinancings, modifications or renewals of all such indebtedness and obligations described in Sections 1.02(a) and (b) above, whether or not Mortgagor executes any extension agreement or renewal instrument. For the avoidance of doubt, the “Indebtedness” shall not include any Excluded Hedging Obligations.

Section 1.03 Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (a) some portions of the collateral described or to which reference is made herein are as-extracted collateral and goods that are or are to become fixtures related to the land described or to which reference is made herein or on attached Exhibit A or Exhibit B; (b) the security interests created hereby under applicable provisions of the Applicable UCC will attach to Hydrocarbons (minerals including oil and gas), or the accounts resulting from the sale thereof at the wellhead or minehead located on the land described or to which reference is made herein; (c) this Mortgage is to be filed of record in the real estate records as a financing statement and (d) Mortgagor is the record owner of the real estate or interests in the real estate comprised of the Mortgaged Property.

Section 1.04 Waiver. Mortgagor specifically waives presentment, protest, notice of dishonor, intention to accelerate and acceleration.

Section 1.05 Defined Terms. Any capitalized term used in this Mortgage and not defined in this Mortgage shall have the meaning assigned to such term in the Credit Agreement.

ARTICLE II

ASSIGNMENT OF PRODUCTION

Section 2.01 Assignment.

(a) As of the Effective Date, Mortgagor has assigned, transferred, and conveyed, and does hereby assign, transfer and convey unto Mortgagee, its successors and assigns, all of the Hydrocarbons and all products obtained or processed therefrom, and the revenues and proceeds now and hereafter attributable to the Hydrocarbons and said products and all payments in lieu of the Hydrocarbons such as “take or pay” payments or settlements. If an Event of Default shall have occurred and for only for so long as such Event of Default shall be continuing, after written notice is provided to the Mortgagor by the Mortgagee, the Hydrocarbons and products are to be delivered into transportation facilities or equipment serving the Mortgaged Property, or to the purchaser thereof, to the credit of Mortgagee, free and clear of all taxes, charges, costs and expenses; except applicable production taxes and royalties and similar burdens payable from production made under applicable agreements not prohibited by the Credit Agreement, and all such revenues and proceeds shall be paid directly to Mortgagee, at the address designated for payment under the Credit Agreement, with no duty or obligation of any party paying the same to inquire into the rights of Mortgagee to receive the same, what application is made thereof, or as to any other matter.

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(b) If an Event of Default shall have occurred and only for so long as such Event of Default shall be continuing, Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders, and other instruments as may reasonably be required or desired by Mortgagee, after receipt of written request from the Mortgagee, or any party in order to have said proceeds and revenues so paid to Mortgagee.

(c) Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact for Mortgagor, with full authority in the place and stead of Mortgagor and from time to time in the discretion of Mortgagee, to pursue any and all rights of Mortgagor to liens on and security interests in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. The power of attorney granted to Mortgagee in this Section 2.01(c), being coupled with an interest, shall be irrevocable until Security Termination (as defined in Section 6.03 of this Mortgage) has occurred and shall be exercisable only during the continuance of any Event of Default.

(d) Subject to the provisions of Section 2.01(g) below, Mortgagee is fully authorized (i) to receive and receipt for said revenues and proceeds, (ii) to endorse and cash any and all checks and drafts payable to the order of Mortgagor or Mortgagee for the account of Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a bank account as additional collateral securing the Indebtedness, and (iii) to execute transfer and division orders in the name of Mortgagor, or otherwise, with warranties binding Mortgagor. All proceeds received by Mortgagee pursuant to this assignment shall be applied as provided in Section 4.13 of this Mortgage.

(e) Mortgagee shall not be liable for any delay, neglect, or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but Mortgagee shall have the right, at its election after written notice is provided to the Mortgagor, in the name of Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed reasonably advisable by Mortgagee at any time after the occurrence and during the continuation of an Event of Default if in order to collect such funds and to protect the interests of Mortgagee, and/or Mortgagor, with all reasonable and documented costs, expenses and attorneys’ fees incurred in connection therewith being paid by Mortgagor in accordance with the terms and conditions of Section 13.5 of the Credit Agreement.

(f) In addition to the rights granted to Mortgagee in Section 1.01 of this Mortgage, Mortgagor hereby further collaterally transfers and assigns to Mortgagee any and all liens, security interests, financing statements or similar interests of Mortgagor attributable to its interest in the Hydrocarbons and proceeds of runs therefrom arising under or created by the provisions of Section 9.343 of the Applicable UCC, the Oil and Gas Owners’ Lien Act of 2010 (OKLA. STAT. tit. 52 Sections 549.1, et seq.), as applicable, and of any similar state or local jurisdiction statute in any state wherein the Mortgaged Property is located or by any other statutory provision, judicial decision or otherwise (collectively, the “Assigned Liens and Security Interests”).

(g) Until such time as an Event of Default has occurred and is continuing, Mortgagee hereby grants to Mortgagor a license to all of the Hydrocarbons and to sell, collect, receive and receipt for all revenues and proceeds from the sale of Hydrocarbons and the products obtained or processed therefrom, as well as any Assigned Liens and Security Interests, and to retain, use and enjoy same.

(h) In the event Security Termination or of a release of this Mortgage as to the Mortgaged Property, or any part thereof, the assignment granted in this Section 2.01 shall terminate and be of no further force and effect with respect to all of the Mortgaged Property, in the case of Security Termination, or the Mortgaged Property so released.

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Section 2.02 No Modification of Payment Indebtedness. Nothing herein contained shall modify or otherwise alter the obligation of Mortgagor to make prompt payment of all principal and interest owing on the Indebtedness when and as the same become due regardless of whether the proceeds of the Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Indebtedness.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

Mortgagor hereby represents, warrants and covenants as follows:

Section 3.01 Title; Mortgaged Property.

(a) Mortgagor has good and defensible title to, or valid leasehold interests in, the Mortgaged Property constituting Borrowing Base Properties evaluated in the most recently delivered Reserve Report, (other than those with title defects disclosed in writing to the Administrative Agent prior to the delivery of such Reserve Report), and valid title to all Mortgaged Property constituting material personal property, in each case, free and clear of all Liens other than Liens permitted by Section 10.2 of the Credit Agreement. All such Mortgaged Property are free and clear of Liens, other than Liens not prohibited by Section 10.2 of the Credit Agreement. After giving full effect to the Liens permitted by Section 10.2 of the Credit Agreement, Mortgagor owns the working interests and net revenue interests attributable to the Mortgaged Property as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate Mortgagor to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in Mortgagor’s net revenue interest in such property.

(b) The provisions in Sections 8.9, 8.15, 8.16, 9.8, 9.10, 9.12, 9.15 and 10.4 of the Credit Agreement shall apply to this Mortgage with respect to Mortgagor and the Mortgaged Property, and the provisions of Section 13.2 of the Credit Agreement with respect to notices relating to the Credit Agreement shall apply to notices and communications relating to this Mortgage, and all of such provisions are hereby incorporated into this Section 3.01 by reference, mutatis mutandis, as a part hereof.

(c) This Mortgage is, and shall always constitute, a perfected Lien on, and security interest in, all right, title and interest of the Mortgagor in the Mortgaged Property subject only to Permitted Encumbrances, and, other than the Permitted Encumbrances, Mortgagor will not create or suffer to be created or permit to exist any Lien other than Permitted Encumbrances prior or junior to or on a parity with the lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or upon the rents, issues, revenues, profits and other income therefrom.

Section 3.02 Other General Representations, Warranties and Covenants.

(a) Consistent with the terms of the Credit Agreement, Mortgagor shall cure promptly any defects in the execution and delivery of this instrument. Mortgagor will promptly execute and deliver to Mortgagee upon reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Mortgagor herein or to further evidence and more fully describe the Mortgaged Property, or to correct any omissions in this instrument, or more fully to state the security obligations set out herein, or to perfect or preserve any lien or security interest created hereby, or to make any recordings, or to file any notices, or obtain any consents, all as may be necessary or reasonably appropriate in connection with any thereof. Mortgagor shall pay for all reasonable and documented costs of preparing, recording and releasing any of the above.

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(b) Mortgagor is not a public utility.

(c) Mortgagor is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person within the meaning of Sections 1445 or 7701 of the Internal Revenue Code of 1986, as amended, or the regulations thereto.

(d) Mortgagor hereby represents and warrants that the transaction described in this Mortgage does (i) not involve a consumer loan as said term is defined in Section 3-104 of Title 14A of the Oklahoma Statutes, (ii) not secure an extension of credit made primarily for agricultural purposes as defined in paragraph 4 of Section 1-301 of Title 14A of the Oklahoma Statutes, and (iii) not mortgage the Mortgagor’s homestead.

Section 3.03 Failure to Perform. Mortgagor agrees that if Mortgagor fails to perform any act or to take any action which Mortgagor is required to perform or take hereunder or pay any money which Mortgagor is required to pay hereunder within a reasonable time after reasonable notice by Mortgagee and Mortgagee, in Mortgagor’s name or its own, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be subject to the reimbursement provisions of Section 13.5 of the Credit Agreement.

ARTICLE IV

RIGHTS AND REMEDIES

Section 4.01 Event of Default. The term “Event of Default” as used in this Mortgage shall mean the occurrence of any “Events of Default” under the Credit Agreement.

Section 4.02 Foreclosure and Sale. If an Event of Default shall occur and be continuing, Mortgagee shall have the right and option to proceed with foreclosure directly and to sell, to the extent permitted by law, all or any portion of the Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in more than one county in any state, notice as above provided shall be posted and filed in all such counties (if such notices are required by law), and all such Mortgaged Property may be sold in any such county and any such notice shall designate the county where such Mortgaged Property is to be sold. Nothing contained in this Section 4.02 shall be construed so as to limit in any way Mortgagee’s rights to sell the Mortgaged Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Mortgagor hereby irrevocably appoints, until the occurrence of the Security Termination, Mortgagee to be the attorney of Mortgagor with respect to the conduct of any such sale and in the name and on behalf of Mortgagor to execute and deliver, at any time after the occurrence or during the continuation of any Event of Default, any deeds, transfers, conveyances, assignments, assurances and notices with respect to such sale which Mortgagor ought to execute and deliver and do and perform any and all such acts and things with respect to such sale which Mortgagor ought to do and perform under the covenants herein contained. At any such sale: (a) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Mortgagee to have physically present, or to have constructive possession of, the Mortgaged Property (Mortgagor hereby covenanting and agreeing to deliver to Mortgagee any portion of the Mortgaged Property not actually or constructively possessed by Mortgagee immediately upon demand by Mortgagee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (b) each instrument of conveyance executed by Mortgagee shall contain a general warranty of title, binding upon Mortgagor and its successors and assigns, (c) as between Mortgagor and Mortgagee, on one hand, and any third party, on the other hand, each and every recital contained in any instrument of conveyance made by Mortgagee shall be prima facie evidence of the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Indebtedness, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor hereunder, (d) any and all prerequisites to the validity thereof shall be presumed to have been performed, (e) the receipt of Mortgagee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (f) to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold, and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor and (g) to the extent and under such circumstances as are permitted by law, Mortgagee may be a purchaser at any such sale and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Indebtedness (in the order of priority set forth in Section 4.13 hereof) in lieu of cash payment.

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(a) Oklahoma. Mortgagor hereby confers on Mortgagee the power, after the occurrence and during the continuance of an Event of Default, to sell the Mortgaged Property in accordance with the Oklahoma Power of Sale Mortgage Foreclosure Act (OKLA. STAT. tit. 46, §§ 40-49), as the same maybe amended from time to time (the “POS Act”), without resort to judicial process, and for such purposes Mortgagor authorizes Mortgagee or Mortgagee’s attorney or agent, and grants to Mortgagee and Mortgagee’s attorney or agent the power to sell and convey the Mortgaged Property to a purchaser and to foreclose all right, title, interest and estate of Mortgagor and all other persons having an interest subject to the lien of this Mortgage in and to the Mortgaged Property. As to Mortgaged Property situated in or otherwise subject to the laws of the State of Oklahoma, appraisement of the Mortgaged Property is hereby waived (or not) at the option of Mortgagee, such option to be exercised at the time judgment is rendered in any foreclosure hereof or at any time prior thereto.

A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS MORTGAGE.

The conduct of a sale pursuant to the power of sale granted by this Mortgage shall be sufficient hereunder if conducted in accordance with the requirements of the POS Act and other applicable laws of the State of Oklahoma in effect at the time of such sale, notwithstanding any other provision contained in this Mortgage to the contrary. In the event of a conflict between the provisions of this Mortgage and the POS Act, the POS Act shall control.

(b) Federal and Indian Lands. Upon a sale conducted pursuant to this Article IV after the occurrence and during the continuance of an Event of Default of all or any portion of the Mortgaged Property consisting of interests (the “Federal Interests”) in leases, easements, rights-of-way, agreements or other documents and instruments covering, affecting or otherwise relating to federal or tribal lands (including, without limitation, leases, easements and rights-of-way issued by the Bureau of Land Management and Bureau of Indian Affairs), Mortgagor agrees to take all action and execute all instruments necessary or reasonably advisable to transfer the Federal Interests to the purchaser at such sale, including, without limitation, to execute, acknowledge and deliver assignments of the Federal Interests on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements, to seek and request approval thereof and to take all other action necessary or advisable in connection therewith. Mortgagor hereby irrevocably appoints, until the occurrence of the Security Termination, Mortgagee as Mortgagor’s attorney-in-fact and proxy, with full power and authority in the place and stead of Mortgagor, in the name of Mortgagor or otherwise, to take, after the occurrence and during the continuance of an Event of Default, any such action and to execute any such instruments on behalf of Mortgagor that Mortgagee may deem necessary or reasonably advisable to so transfer the Federal Interests, including, without limitation, the power and authority to execute, acknowledge and deliver such assignments, to seek and request approval thereof and to take all other action deemed necessary or reasonably advisable by Mortgagee in connection therewith; and Mortgagor hereby adopts, ratifies and confirms all such actions and instruments. Such power of attorney and proxy is coupled with an interest, shall survive the dissolution, termination, reorganization or other incapacity of Mortgagor and shall be irrevocable until the Security Termination. No such action by Mortgagee shall constitute acknowledgment of, or assumption of liabilities relating to, the Federal Interests, and neither Mortgagor nor any other party may claim that Mortgagee is bound, directly or indirectly, by any such action.

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Section 4.03 Judicial Foreclosure; Receivership. At any time after the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Mortgaged Property under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy. Any money advanced by Mortgagee in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall bear interest from the date of making such advance by Mortgagee until paid at the Default Rate.

Section 4.04 Foreclosure for Installments. If an Event of Default shall have occurred and be continuing, Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Indebtedness which have not been paid when due either through the courts or by proceeding with foreclosure in satisfaction of the matured but unpaid portion of the Indebtedness as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest due; such sale may be made subject to the unmatured portion of the Indebtedness, and any such sale shall not in any manner affect the unmatured portion of the Indebtedness, but as to such unmatured portion of the Indebtedness this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Indebtedness, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Indebtedness without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Indebtedness.

Section 4.05 Separate Sales. After the occurrence and during the continuance of an Event of Default, the Mortgaged Property may be sold in one or more parcels and, to the extent permitted by applicable law, in such manner and order as Mortgagee, in its commercially reasonable discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales, unless, at the time of any sale, no Event of Default is then continuing.

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Section 4.06 Possession of Mortgaged Property. Mortgagor agrees to the full extent that it lawfully may, that, after the occurrence and during the continuance of an Event of Default, then, and in every such case, Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Mortgaged Property in the possession of Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude Mortgagor, its successors or assigns, and all persons claiming under Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, Mortgagee may use, administer, manage, operate and control the Mortgaged Property and conduct the business thereof to the same extent as Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of Mortgagor, in the name, place and stead of Mortgagor, or otherwise as Mortgagee shall deem best. All reasonable and documented costs, out-of-pocket expenses and liabilities incurred by Mortgagee in administering, managing, operating, and controlling the Mortgaged Property after the occurrence and during the continuance of an Event of Default shall be subject to the indemnification and reimbursement provisions set forth of Section 13.5 of the Credit Agreement.

Section 4.07 Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale Mortgagor or Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Mortgaged Property by, through or under Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

Section 4.08 Remedies Cumulative, Concurrent and Nonexclusive. Every right, power and remedy herein given to Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Mortgaged Property or any portion thereof), and each and every such right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by Mortgagee, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power or remedy. No delay or omission by Mortgagee in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

Section 4.09 No Release of Indebtedness. Neither Mortgagor, any guarantor, if any, nor any other person hereafter obligated for payment of all or any part of the Indebtedness shall be relieved of such obligation by reason of (a) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (b) any agreement or stipulation between any subsequent owner of the Mortgaged Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to Mortgagor, any guarantor or such other person, and in such event Mortgagor, guarantor and all such other persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (c) by any other act or occurrence save and except Security Termination.

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Section 4.10 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Mortgage or its stature as a first and prior lien and security interest in and to the Mortgaged Property, and without in any way releasing or diminishing the liability of any person or entity liable for the repayment of the Indebtedness. For payment of the Indebtedness, Mortgagee may resort to any other security therefor held by Mortgagee in such order and manner as Mortgagee may elect.

Section 4.11 Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, until the occurrence of the Security Termination, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future moratorium law or other law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; provided, however, that if the laws of any state do not permit the redemption period to be waived, the redemption period is specifically reduced to the minimum amount of time allowable by statute; (b) except as set forth in the Credit Agreement and the other Credit Documents, all notices of any Event of Default or of Mortgagee’s election to exercise or its actual exercise of any right, remedy or recourse provided for hereunder; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof.

Section 4.12 Discontinuance of Proceedings. In case Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under the Credit Agreement and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness, this Mortgage, the Credit Agreement, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

Section 4.13 Application of Proceeds. The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received by Mortgagee in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied in the order set forth in Section 11.11 of the Credit Agreement.

Section 4.14 Resignation of Operator. In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default has occurred and be continuing and Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or Mortgagor shall transfer any Mortgaged Property in “lieu of foreclosure”), Mortgagee shall have the right to request that any operator of any Mortgaged Property that is Mortgagor or any Affiliate of Mortgagor to resign as operator under the joint operating agreement applicable thereto. No later than sixty (60) days after receipt by Mortgagor of any such request, Mortgagor shall resign (or cause such other party to resign) as operator of such Mortgaged Property.

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Section 4.15 INDEMNITY. IN CONNECTION WITH ANY ACTION TAKEN BY MORTGAGEE PURSUANT TO THIS MORTGAGE, MORTGAGEE AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) SHALL NOT BE LIABLE FOR ANY LOSS SUSTAINED BY MORTGAGOR RESULTING FROM AN ASSERTION THAT MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY OR IN RESPECT OF ANY PROCEEDING NOT RESULTING FROM AN ACT OR OMISSION BY THE MORTGAGOR OR ITS AFFILIATES, THAT IS BROUGHT BY AN INDEMNIFIED PARTY AGAINST ANOTHER INDEMNIFIED PARTY, NOR SHALL MORTGAGEE BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF MORTGAGOR. MORTGAGOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY EACH INDEMNIFIED PARTY FOR, AND TO HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LIABILITY, LOSS OR DAMAGE WHICH MAY OR MIGHT BE INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THIS MORTGAGE OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER. SHOULD MORTGAGEE MAKE ANY EXPENDITURE ON ACCOUNT OF ANY SUCH LIABILITY, LOSS OR DAMAGE, THE AMOUNT THEREOF, INCLUDING REASONABLE AND DOCUMENTED COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES, IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SECTION 13.5 OF THE CREDIT AGREEMENT. THE LIABILITIES OF MORTGAGOR SET FORTH IN THIS SECTION 4.15 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE AND SECURITY TERMINATION.

ARTICLE V

SECURITY AGREEMENT

Section 5.01 Security Interest. To further secure the Indebtedness and the performance of the covenants, agreements and obligations of Mortgagor herein, Mortgagor hereby grants to Mortgagee and Mortgagee’s successors and permitted assigns for the ratable benefit of the Beneficiaries, a security interest in all of Mortgagor’s rights, titles and interests in and to the Mortgaged Property insofar as such Mortgaged Property consists of goods, equipment, accounts, contract rights, general intangibles, insurance contracts, insurance proceeds, inventory, Hydrocarbons, as-extracted collateral (including but not limited to all oil, gas, casinghead gas, natural gas liquids, natural gasoline, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals), fixtures and any and all other personal property of any kind or character defined in and subject to the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the Mortgaged Property is situated or that otherwise applies to any portion of the Mortgaged Property (the “Applicable UCC”) including without limitation, all accessions, additions, and attachments to any thereof, and the proceeds and products from any and all of such personal property (all of the foregoing, subject to the following proviso, being herein collectively called the “Collateral”); provided that, for the avoidance of doubt, “Collateral” shall not mean or include any Excluded Assets. Upon the occurrence and during the continuance of any Event of Default, Mortgagee is and shall be entitled to all of the rights, powers and remedies afforded to the Collateral Agent in Article IV of the Collateral Agreement with respect to the security interest in the Collateral granted hereunder. Such rights, powers and remedies shall be cumulative and in addition to those granted Mortgagee under any other provision of this instrument or under any other instrument executed in connection with or as security for any of the Indebtedness. Mortgagor, as debtor (and in this Article VI and otherwise herein called “Debtor”) covenants and agrees with Mortgagee, as secured party (and in this Article VI and otherwise herein called “Secured Party”) that:

(a)   As between Debtor and Secured Party, on one hand and any third party, on the other hand, all recitals in any instrument of assignment or any other instrument executed by Secured Party incident to sale, transfer, assignment or other disposition or utilization of the Collateral or any part thereof hereunder shall be prima facie evidence of the matter stated therein, no other proof shall be required to establish full legal propriety of the sale or other action or of any fact, condition or thing incident thereto, and all prerequisites of such sale or other action and of any fact, condition or thing incident thereto shall be presumed to have been performed or to have occurred.

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(b) Should Secured Party elect to exercise its rights under the Applicable UCC as to part of the Collateral, this election shall not preclude Secured Party from exercising any other rights and remedies granted by this instrument as to the remainder of the Collateral.

(c) Any copy of this instrument may also serve as a financing statement under the Applicable UCC between the Debtor, and, in that regard, the following information is provided:

Name of Debtor:	BCE-Mach III LLC

Address of Debtor:	14201 Wireless Way, Suite 300 Oklahoma City, Oklahoma 73134 Attention: Mr. Michael Reel

State of Formation/Location:	Delaware

Name of Mortgagee:	MidFirst Bank, as Collateral Agent

Address of Mortgagee:	501 NW Grand Blvd. Oklahoma City, OK 73118 Attention: Mr. Chad Dayton

Facsimile:	(405) 767-5862

Owner of Record of Real Property:	Mortgagor

(d) Secured Party is authorized to file, in any applicable jurisdiction where Secured Party deems it necessary to perfect or to maintain the perfection of any security interest granted under this Mortgage, a financing statement or statements describing the Collateral, and at the request of Secured Party, Debtor will join Secured Party in delivering one or more financing statements pursuant to the Applicable UCC in form reasonably satisfactory to Secured Party, and will pay the reasonable cost of filing or recording this instrument, as a financing statement, in all public offices at any time and from time to time whenever filing or recording of any financing statement or of this instrument is deemed by Secured Party to be necessary to perfect or to maintain the perfection of any security interest granted under this Mortgage.

Section 5.02 As Extracted Collateral and Fixtures. Portions of the Collateral consist of (a) oil, gas and other minerals produced or to be produced from the lands described in the Leases (as extracted collateral), or (b) goods which are or will become fixtures attached to the real estate constituting a portion of the Mortgaged Property, and Debtor hereby agrees that this instrument shall be filed in the real estate records of the Counties in which the Mortgaged Property is located as a financing statement to perfect the security interest of Secured Party in said portions of the Collateral. The said oil, gas and other minerals will be financed at the wellhead of the oil and gas wells located on the lands described in the Leases. The name of the record owner of the Mortgaged Property is the party named herein as Mortgagor and Debtor. Nothing herein contained shall impair or limit the effectiveness of this document as a security agreement or financing statement for other purposes. THIS FINANCING STATEMENT MAY BE FILED AGAINST THE TRACT INDEX OF THE REAL PROPERTY RECORDS IN EACH COUNTY IN OKLAHOMA WHERE THE MORTGAGED PROPERTY IS LOCATED.

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ARTICLE VI

MISCELLANEOUS

Section 6.01 Instrument Construed as Mortgage, Etc. This Mortgage may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the lien hereof and the purposes and agreements herein set forth.

Section 6.02 Amendment and Restatement. Mortgagor and Mortgagee acknowledge that insofar as to any portion of the Mortgaged Property covered under the Prior Mortgage, this Mortgage amends and restates the Prior Mortgage and all liens, claims, rights, titles, interests and benefits created and granted by the Prior Mortgage shall continue to exist, remain valid and subsisting, shall not be impaired or released hereby, shall remain in full force and effect and are hereby renewed, extended, carried forward and conveyed as security for the Indebtedness. Notwithstanding anything to the contrary in this Mortgage, in the event any liens or security interests granted by the Prior Mortgage have been terminated, lapsed or otherwise invalidated, then this Mortgage shall be a new grant of mortgage, deed of trust, lien and security interest according to the terms and provisions provided herein.

Section 6.03 Release of Mortgage.

(a) This Mortgage, the Lien granted hereby and all other security interests granted hereby shall automatically terminate as and to the extent provided in Section 13.17(b) of the Credit Agreement (such event, “Security Termination”).

(b) Upon any Disposition by Mortgagor of any Mortgaged Property or Collateral that is permitted under the Credit Agreement to any person that is not a Credit Party, or, upon the effectiveness of any written consent to the release of the Mortgage or of the security interest granted hereby in any Mortgaged Property or Collateral pursuant to Section 13.1 of the Credit Agreement, the Lien in such Mortgaged Property and the Security Interest in such Collateral shall be automatically released.

(c) In connection with any termination or release pursuant to Section 6.03(a) or (b) above, the Mortgagee shall cause satisfaction and discharge of this Mortgage to be entered upon the record at the expense of Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be reasonably requested by Mortgagor to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.03 shall be without recourse to or representation or warranty by Mortgagee, except as to any representations and warranties that the Mortgage has been terminated or released in whole or in part. Mortgagor shall reimburse Mortgagee upon demand for all reasonable and documented costs and out-of-pocket expenses, including the reasonable and documented fees, charges and expenses of counsel, incurred by Mortgagee in connection with any action contemplated by this Section 6.03.

Section 6.04 Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be construed in order to effectuate the provisions hereof, and the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. The parties hereto shall endeavor in good- faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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Section 6.05 Successors and Assigns of Parties. The term “Mortgagee” as used herein shall mean and include any successor and permitted assignee of the Collateral Agent under the Credit Agreement. The terms used to designate Mortgagee and Mortgagor shall be deemed to include the respective successors and permitted assigns of such parties.

Section 6.06 Satisfaction of Prior Encumbrance. To the extent that proceeds of the Credit Agreement are used to pay indebtedness secured by any outstanding lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds have been advanced by the Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, irrespective of whether said liens, security interests, charges or encumbrances are released, and it is expressly understood that, in consideration of any such payment of such other indebtedness by the Mortgagee, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness.

Section 6.07 Subrogation of Mortgagee. This Mortgage is made with full substitution and subrogation of Mortgagee and its successors in this trust and its and their assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

Section 6.08 Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Section 6.09 Notices. All notices, requests, consents, demands and other communications required or permitted hereunder shall be given or furnished in the manner provided under the Credit Agreement.

Section 6.10 Time. Time shall be of the essence in this Mortgage.

Section 6.11 Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one jurisdiction, descriptions of only those portions of the Mortgaged Property located in, the jurisdiction in which a particular counterpart is recorded shall be attached as Exhibit A thereto. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

Section 6.12 GOVERNING LAW. THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA.

Section 6.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT (A) HAS A DUTY TO READ THIS MORTGAGE AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; (B) HAS IN FACT READ THIS MORTGAGE AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; (C) HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE, AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND (D) RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[Signature Page Follows]

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IN WITNESS WHEREOF, this Mortgage is executed as of the date written in the acknowledgement blocks below, but effective for all purposes as of the Effective Date.

MORTGAGOR:

BCE-MACH III LLC,
a Delaware liability company

By:
Name:
Title:

STATE OF OKLAHOMA	)
) ss:
COUNTY OF TULSA	)

This instrument was acknowledged before me on                  , 2020, by                           , the                                         of BCE-MACH III LLC, a Delaware limited liability company.

[SEAL]
Notary Public

My Commission Expires:

The name and address of Mortgagor/Debtor is:

BCE-MACH III LLC
14201 Wireless Way, Suite 300 Oklahoma City, Oklahoma 73134 Attention: Mr. Michael Reel

Signature Page to Mortgage (BCE-Mach III LLC)

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EXHIBIT A

DEFINITIONS:

1. This Exhibit A is comprised of Exhibit A-1 and Exhibit A-2, both of which collectively constitute Exhibit A.

2. The terms used on this Exhibit A have the same meaning as defined in the Mortgage.

3. The term “Permitted Encumbrances” shall mean (i) Liens not prohibited by Section 10.2 of the Credit Agreement; and (ii) the specific exceptions and encumbrances affecting any of the Mortgaged Property as described on Exhibit A or Exhibit B INSOFAR ONLY as said exceptions and encumbrances are valid and subsisting and are enforceable against the particular Lease, Surface Asset or Easement which is made subject to said exceptions and encumbrances.

4. With respect to the descriptions of each of the Mortgaged Property, if the description requires, such description may continue on several successive pages of each Part of Exhibit A. Certain property descriptions are in abbreviated form as to Sections, Townships and Ranges. In such descriptions the following terms may be abbreviated as follows:

Northwest Quarter as	NW, NW/4 or NW1/4;

Southwest Quarter as	SW, SW/4 or SW1/4;

Southeast Quarter as	SE, SE/4 or SE1/4;

Northeast Quarter as	NE, NE/4 or NE1/4;

North Half as	N/2 or N1/2;

South Half as	S/2 or S1/2;

East Half as	E/2 or E1/2; and

West Half as	W/2 or W1/2.

The applicable Section, Township and Range may be identified by a series of three numbers, each separated by a dash, with the first number being the Section number, the second number being the Township number and the third number being the Range number. The Township and Range numbers are followed by an N, S, E or W to indicate whether the Township or Range is North, South, East or West, respectively. In some instances, the Section number may be stated by itself and not in conjunction with a series of dashed numbers representing the appropriate Township and Range, e.g., the description “N/2 14, SESW 21 29N 8W” means “North one half of Section 14 and Southeast quarter of Southwest quarter of Section 21, all in Township 29 North, Range 8 West.” Certain descriptions merely refer to the subdivision or survey in which the property is located in whole or in part. In such cases, the recorded Leases and any amendments thereof and any other recorded instruments affecting Mortgagor’s title more particularly describe the land within such subdivision or survey in which Mortgagor owns an interest, and the descriptions contained in such instruments are incorporated herein by this reference.

5. The term “API” shall mean that certain American Petroleum Institute number assigned to an oil and gas well by the relevant state regulatory agency (such as the Texas Railroad Commission) and maintained in the public files of such agency.

Exhibit A to Mortgage (BCE-Mach III LLC)

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SYMBOLS AND ABBREVIATIONS:

1. The abbreviation “BPO” or the term “before payout” as used herein means that the figure next to which this abbreviation appears represents Mortgagor’s net income interest until such time as the operator of the well or wells situated on the described property has recovered from production from that well or those wells all costs as specified in underlying farmout assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

2. The abbreviation “APO” or the term “after payout” as used herein means that the figure next to which this abbreviation appears represents Mortgagor’s net income interest after the point in time when the operator of the well or wells situated on the described property has recovered from production from that well or those wells all costs as specified in underlying farmout assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

*****

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS MORTGAGE COVERS ALL OF MORTGAGOR’S INTERESTS IN AND TO THE OIL, GAS AND MINERAL LEASES DESCRIBED ON THIS EXHIBIT A, INCLUDING WITHOUT LIMITATION, THE LANDS DESCRIBED ON EXHIBIT A BY METES AND BOUNDS LOCATED THEREON, IF ANY.

Exhibit A to Mortgage (BCE-Mach III LLC)

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EXHIBIT B

SURFACE ASSETS

(See Attached)

Exhibit B to Mortgage (BCE-Mach III LLC)

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EXHIBIT D-2 TO
CREDIT AGREEMENT

MORTGAGE, ASSIGNMENT OF

PRODUCTION, SECURITY AGREEMENT AND FINANCING STATEMENT

FROM

BCE-MACH III MIDSTREAM HOLDINGS LLC

TO

MIDFIRST BANK, AS COLLATERAL AGENT

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. A POWER OF SALE MAY ALLOW MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY MORTGAGOR UNDER THIS INSTRUMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS. THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES. THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED ON EXHIBIT A HERETO. THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE COUNTY RECORDERS OF THE COUNTIES LISTED ON EXHIBIT A HERETO. THE GRANTOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH INTEREST IS DESCRIBED ON EXHIBIT A HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS WHICH ARE AS-EXTRACTED COLLATERAL AND ARE OR ARE TO BECOME FIXTURES RELATED TO THE LAND DESCRIBED IN OR REFERRED TO ON EXHIBIT A AND EXHIBIT B HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. THE GRANTOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS.

THIS INSTRUMENT IS TO BE FILED AGAINST THE TRACT INDEX IN THE REAL ESTATE RECORDS FOR THE MORTGAGED PROPERTY LYING IN THE STATE OF OKLAHOMA IN EACH COUNTY IN OKLAHOMA WHERE SUCH MORTGAGED PROPERTY IS LOCATED.

WHEN RECORDED RETURN TO:	Thomas Hutchison, Esq. GableGotwals 1100 ONEOK Plaza 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 595-4800

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MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT AND FINANCING STATEMENT

This MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT AND FINANCING STATEMENT (this “Mortgage”) is entered into this 19th day of May, 2020 (the “Effective Date”), by BCE-MACH III MIDSTREAM HOLDINGS LLC, a Delaware limited liability company, whose address for notice is 14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma 73134, Attention: Mr. Michael Reel (“Mortgagor”), for the benefit of MIDFIRST BANK, a federally chartered savings association, as Collateral Agent (as hereinafter defined) and on behalf of the Secured Parties (as defined in the Credit Agreement referenced below), whose address for notice is 501 NW Grand Blvd., Oklahoma City, OK 73118, Attn: Chad Dayton (together with its successors in such capacity, “Mortgagee”). The Secured Parties and Mortgagee are herein sometimes collectively referred to as the “Beneficiaries.”

RECITALS:

A. BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), has entered into the Credit Agreement dated as of May 19, 2020 (as may have been amended, restated, amended and restated, refinanced or modified from time to time prior to the date hereof, the “Credit Agreement”) among Borrower, the banks financial institutions and other lending institutions from time to time parties as lenders thereto (the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”) for the Lenders, and MidFirst Bank, a federally chartered savings association, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto.

B. Borrower, Mortgagor and the other Credit Parties may from time to time enter into, or have previously entered into, one or more “Secured Hedge Agreements” and “Secured Cash Management Agreements” governing a portion of the Obligations (as each such term is defined in the Credit Agreement).

C. Mortgagor has guaranteed the Obligations described in the Credit Agreement, and will directly or indirectly benefit from such Credit Agreement and such Secured Hedge Agreements and Secured Cash Management Agreements.

THEREFORE, in order to comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby agrees with Mortgagee, for the ratable benefit of the Beneficiaries, as follows:

ARTICLE I

GRANT OF LIEN AND INDEBTEDNESS SECURED

Section 1.01 Grant of Liens. To secure payment of the Indebtedness (as defined in Section 1.02) and the performance of the covenants and obligations herein contained, Mortgagor does by these presents hereby MORTGAGE, GRANT, BARGAIN, SELL AND CONVEY to the Mortgagee and grant to the Mortgagee a POWER OF SALE (pursuant to this Mortgage and applicable law) with respect to, all of the following described rights, interests and properties which are located in (or cover properties located in) the State of Oklahoma, in each case, less and except the Excluded Assets (as defined below in this Section 1.01) (collectively called the “Mortgaged Property”):

(a) the easements, rights-of-way, servitudes, and permits, licenses, orders, certificates, and related instruments (collectively herein referred to as the “Easements”) located in any County set forth on Exhibit A including, without limitation, the Easements described in Exhibit A or described in any instrument or document described in Exhibit A and any strips and gores within or adjoining any real property included in or covered by the Surface Assets and Easements, all rights of ingress and egress to and from such real property, all easements, servitudes, rights-of-way, surface leases, fee tracts and other surface rights affecting said Surface Assets and Easements, and all rights appertaining to the use and enjoyment of said Surface Assets and Easements, rights, estates, titles, claims, and interests, including, without limitation, lateral support, drainage, mineral, water, oil and gas rights

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(b) the fee tracts and real property described on Exhibit B (the “Surface Assets” and, together with the Easements and all of the property and other rights, privileges, interests, titles, estates, and claims appurtenant thereto are herein collectively called the “System Premises”);

(c) all oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals in and under and/or which may be produced and saved from or attributable to the System Premises, the lands covered thereby, pooled or unitized therewith and/or Mortgagor’s interests therein (herein collectively called the “Hydrocarbons”), including all oil in tanks and all rents, issues, profits, as-extracted collateral, proceeds, products, revenues and other income from or attributable to the System Premises, the lands covered thereby, pooled or unitized therewith and/or Mortgagor’s interests therein that are subject to the liens and security interests of this Mortgage;

(d) all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the properties, rights, titles, interests and estates described or referred to in Section 1.01(a), (b) and (c) above, which are now owned or which may hereafter be acquired by Mortgagor, but subject to the limitations, if any, set forth in Exhibit A, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon or within the geographical boundaries covered by the System Premises, used, held for use, or useful in connection with the operating, working or development of any of such System Premises or properties (excluding drilling rigs, automotive equipment or other personal property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all buildings, structures, field separators, flow-lines, separators, water treatment equipment or facilities, dehydrators, field separators, compressors, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

(e) all gathering systems and/or pipeline systems, and all materials, equipment, and other property now or hereafter located on the System Premises or used or held for use, regardless of where the same are located, in connection with, or otherwise related to such gathering systems and/or pipeline systems and all equipment, including, but not limited to, all fittings, furnishings, appliances, apparatus, machinery, gas processing, treatment, storage, transportation, extraction, fractionation, exchange and/or manufacturing facilities and units and other units, gas, liquid product and other storage tanks, liquid product truck loading terminals, and other gathering and pipeline assets now or hereafter located on or in (or, whether or not located thereon or therein, used or held for use in connection with) the Premises or such gathering systems or pipeline systems (that portion of the Mortgaged Property described in this Section 1.01(e) is herein collectively called the “Systems”);

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(f)   all materials, goods, surface or subsurface machinery, equipment, and other property now or hereafter located on the System Premises, and all other surface or subsurface machinery and equipment, line pipe and pipe connections, fittings, flanges, welds or interconnects, valves, control equipment, cathodic or electrical protection units, by-passes, regulators, drips, meters and metering stations, compression equipment, pumphouses and pumping stations, treating equipment, dehydration equipment, separation equipment, processing equipment, telephone, telegraph and other communication systems, office equipment and furniture, files and records, computer equipment and software, storage sheds, vehicles, loading docks, loading racks, towers, process tanks, storage tanks and other storage facilities, and shipping facilities, gas and electric fixtures, radiators, heaters, engines and machinery, boilers, elevators and motors, motor vehicles, pipes, faucets and other air conditioning, plumbing, and heating fixtures, refrigerators and appurtenances which relate to Mortgagor’s use of the Systems (collectively, the “System Equipment”), and all building materials and supplies now or hereafter delivered to the System Premises and intended to be installed thereon; all other personal property of whatever kind and nature at present contained in or hereafter placed on the System Premises in which Mortgagor has a possessory or title interest; and all renewals or replacements thereof or articles in substitution thereof; and all proceeds and profits thereof, all of which shall be deemed to be a portion of the security for the Indebtedness (as hereafter defined). If the lien of this Mortgage on any fixtures or personal property is subject to a lease agreement, conditional sales agreement or chattel mortgage covering such property, then all the right, title and interest of Mortgagor in and to any and all deposits made thereon or therefor are hereby assigned to Mortgagee, together with the benefit of any payments now or hereafter made thereon. Mortgagor also transfers, sets over and assigns to Mortgagee, its successors and assigns, all leases and use agreements covering machinery, Equipment and other personal property of Mortgagor related to the System Premises or the conduct of its business thereon, under which Mortgagor is the lessee of, or entitled to use, such items;

(g) all inventory and all materials used or consumed in the processing of inventory, and all products thereof, now or hereafter located in or on, or stored in or on, transported through or otherwise related to the lands covered by the System Premises (herein collectively, the “Premises”), including all inventory (as such term is used in the Applicable UCC) and such other property held by Mortgagor for sale or lease (or in the possession of other persons while on lease or consignment) or furnished or to be furnished under any service contract and all raw materials, work in process and materials and supplies used or consumed in Mortgagor’s business relating to the Premises, and returned or repossessed goods, together with any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of such goods of Mortgagor related to the Systems, and any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods that it covers (the Mortgaged Property described in this Section 1.01(g) are herein collectively referred to as the “Inventory”), and all proceeds thereof and all accounts, contract rights and general intangibles under which such proceeds may arise, and together with all liens and security interests securing payment of the proceeds of the Inventory, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdictions in which the Mortgaged Property is located;

(h) all presently existing and hereafter created Hydrocarbon purchase agreements, Hydrocarbon sales agreements, supply agreements, raw material purchase agreements, product purchase agreements, product sales agreements, processing agreements, exchange agreements, gathering agreements, transportation agreements and other contracts and agreements which cover, affect, or otherwise relate to the transportation and/or processing of Hydrocarbons through or in the Premises or any other part of the Mortgaged Property, and all other contracts and agreements (including, without limitation, equipment leases, maintenance agreements, electrical supply contracts, hedge or swap agreements, cap, floor, collar, exchange, forward or other hedge or protection agreements or transactions relating to crude oil, natural gas or other hydrocarbons, or any option with respect to any such agreement or transaction, and other contracts and agreements) which cover, affect or otherwise relate to the Premises, or any part thereof, together with any and all amendments, modifications, renewals or extensions (now or hereafter existing) to any of the foregoing (the Mortgaged Property described in this Section 1.01(h) are herein collectively called the “Contracts”);

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(i) all accounts, including but not limited to, (i) all of Mortgagor’s rights to receive payment, whether or not earned by Mortgagor’s performance and however acquired or evidenced, which arise out of or in connection with (A) Mortgagor’s sale of Hydrocarbons, (B) Mortgagor’s sale, assignment, lease, hiring out or allowance of use of, consignment, licensing or other voluntary disposition, whether permanent or temporary, of Inventory or other goods or property related to the Premises and/or the conduct of Mortgagor’s business thereon (including, without limitation, all payments received in lieu of payment for Inventory regardless of whether such payments accrued, and/or the events that gave rise to such payments occurred, on or before or after the date hereof, including, without limitation, “take or pay” or “minimum bill” payments and similar payments, payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or minimum bill or similar obligations or other obligations under a sales contract, and payments received in buyout or other settlement of a contract covered by this Mortgage), (C) rendering of services related to the Systems and/or Premises and/or the conduct of Mortgagor’s business thereon or (D) any loan, advance, purchase of notes or other extension of credit made by Mortgagor; (ii) any and all rights and interests Mortgagor may have in connection with any of the transactions described in the preceding clause (i) and relating to the Systems and/or the Premises, whether now existing or hereafter acquired, (A) to demand and receive payment or other performance from any guarantor, surety, accommodation party or other person indirectly or secondarily obligated to Mortgagor in respect of the Hydrocarbons, Systems and/or the Premises and/or the conduct of Mortgagor’s business thereon, (B) arising out of the enforcement of any of Mortgagor’s rights to payment or performance by means of judicial or administrative proceedings, including, without limitation, any rights to receive payment under or in connection with any settlement of such proceedings, any judgment or any administrative order or decision arising out of actions related to the Hydrocarbons, Systems and/or the Premises and/or the conduct of Mortgagor’s business thereon, (C) in and to the goods or other property related to the Premises and/or the conduct of Mortgagor’s business thereon that is the subject of any such transaction, including, without limitation, (a) in the case of goods, an unpaid seller’s or lessor’s rights of rescission, replevin or to stop such goods in transit, and all rights to such goods on return or repossession, and (b) in the case of other property, rights of an unpaid seller, assignor or licensor to rescind or cancel the applicable agreement and demand the return of such property or, if such property is intangible, of any writing or other tangible evidence of its existence and/or disposition, and (D) to proceed against any collateral security related to the Premises provided by any obligor and to realize any proceeds thereof; and (iii) all contracts and other agreements and writings, all accounts, chattel paper, documents, general intangibles and instruments, and all other items of property now or hereafter owned by Mortgagor or in that Mortgagor now has or hereafter acquires any rights or interests, whether tangible or intangible and related to the Premises that in any way constitute, embody or evidence any payment rights described in clause (i) of this Section 1.01(i) or any of Mortgagor’s other rights and interests described in clause (ii) of this Section 1.01(i) (the Mortgaged Property described in this Section 1.01(i) are herein collectively referred to as the “Accounts Receivable”);

(j) all contracts, agreements, leases, permits, orders, franchises, servitudes, certificates, privileges, rights, technology, licenses and general intangibles (including, without limitation, all trademarks, trade names, and symbols) that are now or hereafter used, or held for use, in connection with or otherwise related to the Premises, the Systems, the System Equipment and/or the other items described in Section 1.01(f), the Inventory, the Contracts, and/or the Accounts Receivable (the Premises, the Systems, the System Equipment and the other items described in Section 1.01(f), the Inventory, the Contracts, and the Accounts Receivable are hereinafter collectively referred to as the “Property”) or the conduct of Mortgagor’s business on the System Premises whether now or hereafter created, acquired, or entered into and all right, title and interest of Mortgagor thereunder, including, without limitation, rights, incomes, profits, revenues, royalties, accounts, contract rights and general intangibles under any and all of the foregoing;

(k) any and all technical or business data, books and records related to the Premises and Mortgagor’s operations thereon, including, but not limited to, accounting records, files, computer software, employee records, engineering drawings or plans, surveys, site assessments, environmental reports, geological and geophysical data, customer lists, production records, laboratory and testing records, sales and administrative records, and any other material or information relating to the ownership, maintenance, or operation of the Property (the “Books and Records”);

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(l) all unearned premiums, accrued, accruing or to accrue under insurance policies now or hereafter obtained by Mortgagor for the Property or the conduct of Mortgagor’s business on the Premises and all judgments, awards of damages and settlements hereafter made as a result of or in lieu of any taking of the Premises or any part thereof or any interest therein under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the System Premises or any part thereof or interest therein, including any award for change of grade of streets;

(m) all proceeds of the conversion, voluntary or involuntary, of the Property or any part thereof into cash or liquidated claims, including, without limitation, proceeds of hazard and title insurance, subject to the terms and conditions of this Mortgage;

(n) all options, extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the Property or any part thereof, hereafter acquired by, or released to, Mortgagor, or constructed, assembled or placed by Mortgagor on the Premises, and all conversions of the security constituted thereby (Mortgagor hereby acknowledging and agreeing that immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, the same shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described herein);

(o) any property that may from time to time hereafter by delivery or by writing of any kind be subjected to the lien or security interests hereof by Mortgagor or by anyone on Mortgagor’s behalf; and Mortgagee is hereby authorized to receive the same at any time as additional security hereunder;

(p) all other rights, titles and interests of every nature whatsoever now owned or hereafter acquired by Mortgagor in and to the Surface Assets, Easements, properties, rights, titles, interests and estates and every part and parcel thereof, including, without limitation, said properties, rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances (as defined on Exhibit A and herein so called) to which any of said Surface Assets, Easements, properties, rights, titles, interests or estates are subject, or otherwise; together with any and all renewals and extensions of any of said Surface Assets, Easements, properties, rights, titles, interests or estates; and all contracts and agreements supplemental to or amendatory of or in substitution for the Surface Assets, Easements, the contracts and agreements described or mentioned above and any and all additional interests of any kind hereafter acquired by Mortgagor in and to said Surface Assets, Easements, properties, rights, titles, interests or estates; and

(q) all accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to or arising out of those portions of the Mortgaged Property that are described in Sections 1.01(a) through (q) above and all proceeds and products of all such portions of the Mortgaged Property and payments in lieu of production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property, or other assets.

Any fractions or percentages specified in the attached Exhibit A in referring to Mortgagor’s interests are solely for purposes of the warranties made by Mortgagor pursuant to Section 3.01 hereof and shall in no manner limit the quantum of interest affected by this Section 1.01 with respect to any Mortgaged Property or with respect to any unit or well identified on Exhibit A.

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TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee, and its successors and assigns to secure the payment and performance of the Indebtedness, however, upon the terms, provisions and conditions herein set forth.

Any fractions or percentages specified in the attached Exhibit A in referring to Mortgagor’s interests are solely for purposes of the warranties made by Mortgagor pursuant to Section 3.01 hereof and shall in no manner limit the quantum of interest affected by this Section 1.01 with respect to any Mortgaged Property or with respect to any unit or well identified on Exhibit A.

Notwithstanding any provision in this Section 1.01 or in this Mortgage to the contrary, in no event are the following included in the definition of “Mortgaged Property” or hereby encumbered by this Mortgage (collectively, the “Excluded Assets”):

(x) any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) including in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder; and

(y) Article 9 Collateral constituting Excluded Assets (as such terms are defined in the Collateral Agreement).

Section 1.02 Indebtedness Secured. This Mortgage is executed and delivered by Mortgagor to secure and enforce the following (the “Indebtedness”):

(a) the Obligations (including all future advances to be made under the Credit Agreement);

(b) any reasonable sums advanced or expenses or costs incurred by the Mortgagee (or any receiver appointed hereunder) that are made or incurred pursuant to, or permitted by, the terms hereof, plus interest thereon at the rate herein specified or otherwise agreed upon, from the date of the advances or the incurring of such expenses or costs until reimbursed; and

(c) any extensions, refinancings, modifications or renewals of all such indebtedness and obligations described in Sections 1.02(a) and (b) above, whether or not Mortgagor executes any extension agreement or renewal instrument. For the avoidance of doubt, the “Indebtedness” shall not include any Excluded Hedging Obligations.

Section 1.03 Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (a) some portions of the collateral described or to which reference is made herein are as-extracted collateral and goods that are or are to become fixtures related to the land described or to which reference is made herein or on attached Exhibit A or Exhibit B; (b) this Mortgage is to be filed of record in the real estate records as a financing statement and (c) Mortgagor is the record owner of the real estate or interests in the real estate comprised of the Mortgaged Property.

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Section 1.04 Waiver. Mortgagor specifically waives presentment, protest, notice of dishonor, intention to accelerate and acceleration.

Section 1.05 Defined Terms. Any capitalized term used in this Mortgage and not defined in this Mortgage shall have the meaning assigned to such term in the Credit Agreement.

ARTICLE II
ASSIGNMENT OF PRODUCTION

Section 2.01 Assignment.

(a) As of the Effective Date, Mortgagor has assigned, transferred, and conveyed, and does hereby assign, transfer and convey unto Mortgagee, its successors and assigns, all of the Hydrocarbons and all products obtained or processed therefrom, and the revenues and proceeds now and hereafter attributable to the Hydrocarbons and said products and all payments in lieu of the Hydrocarbons such as “take or pay” payments or settlements. If an Event of Default shall have occurred and for only for so long as such Event of Default shall be continuing, after written notice is provided to the Mortgagor by the Mortgagee, the Hydrocarbons and products are to be delivered into transportation facilities or equipment serving the Mortgaged Property, or to the purchaser thereof, to the credit of Mortgagee, free and clear of all taxes, charges, costs and expenses; except applicable production taxes and royalties and similar burdens payable from production made under applicable agreements not prohibited by the Credit Agreement, and all such revenues and proceeds shall be paid directly to Mortgagee, at the address designated for payment under the Credit Agreement, with no duty or obligation of any party paying the same to inquire into the rights of Mortgagee to receive the same, what application is made thereof, or as to any other matter.

(b) If an Event of Default shall have occurred and only for so long as such Event of Default shall be continuing, Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders, and other instruments as may reasonably be required or desired by Mortgagee, after receipt of written request from the Mortgagee, or any party in order to have said proceeds and revenues so paid to Mortgagee.

(c) Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact for Mortgagor, with full authority in the place and stead of Mortgagor and from time to time in the discretion of Mortgagee, to pursue any and all rights of Mortgagor to liens on and security interests in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. The power of attorney granted to Mortgagee in this Section 2.01(c), being coupled with an interest, shall be irrevocable until Security Termination (as defined in Section 6.03 of this Mortgage) has occurred and shall be exercisable only during the continuance of any Event of Default.

(d) Subject to the provisions of Section 2.01(g) below, Mortgagee is fully authorized (i) to receive and receipt for said revenues and proceeds, (ii) to endorse and cash any and all checks and drafts payable to the order of Mortgagor or Mortgagee for the account of Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a bank account as additional collateral securing the Indebtedness, and (iii) to execute transfer and division orders in the name of Mortgagor, or otherwise, with warranties binding Mortgagor. All proceeds received by Mortgagee pursuant to this assignment shall be applied as provided in Section 4.13 of this Mortgage.

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(e) Mortgagee shall not be liable for any delay, neglect, or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but Mortgagee shall have the right, at its election after written notice is provided to the Mortgagor, in the name of Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed reasonably advisable by Mortgagee at any time after the occurrence and during the continuation of an Event of Default if in order to collect such funds and to protect the interests of Mortgagee, and/or Mortgagor, with all reasonable and documented costs, expenses and attorneys’ fees incurred in connection therewith being paid by Mortgagor in accordance with the terms and conditions of Section 13.5 of the Credit Agreement.

(f) In addition to the rights granted to Mortgagee in Section 1.01 of this Mortgage, Mortgagor hereby further collaterally transfers and assigns to Mortgagee any and all liens, security interests, financing statements or similar interests of Mortgagor attributable to its interest in the Hydrocarbons and proceeds of runs therefrom arising under or created by the provisions of Section 9.343 of the Applicable UCC, the Oil and Gas Owners’ Lien Act of 2010 (OKLA. STAT. tit. 52 Sections 549.1, et seq.), as applicable, and of any similar state or local jurisdiction statute in any state wherein the Mortgaged Property is located or by any other statutory provision, judicial decision or otherwise (collectively, the “Assigned Liens and Security Interests”).

(g) Until such time as an Event of Default has occurred and is continuing, Mortgagee hereby grants to Mortgagor a license to all of the Hydrocarbons and to sell, collect, receive and receipt for all revenues and proceeds from the sale of Hydrocarbons and the products obtained or processed therefrom, as well as any Assigned Liens and Security Interests, and to retain, use and enjoy same.

(h) In the event Security Termination or of a release of this Mortgage as to the Mortgaged Property, or any part thereof, the assignment granted in this Section 2.01 shall terminate and be of no further force and effect with respect to all of the Mortgaged Property, in the case of Security Termination, or the Mortgaged Property so released.

Section 2.02 No Modification of Payment Indebtedness. Nothing herein contained shall modify or otherwise alter the obligation of Mortgagor to make prompt payment of all principal and interest owing on the Indebtedness when and as the same become due regardless of whether the proceeds of the Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Indebtedness.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

Mortgagor hereby represents, warrants and covenants as follows:

Section 3.01 Title; Mortgaged Property.

(a) Mortgagor has good and defensible title to, or valid leasehold interests in, the Mortgaged Property constituting Borrowing Base Properties evaluated in the most recently delivered Reserve Report, (other than those with title defects disclosed in writing to the Administrative Agent prior to the delivery of such Reserve Report), and valid title to all Mortgaged Property constituting material personal property, in each case, free and clear of all Liens other than Liens permitted by Section 10.2 of the Credit Agreement. All such Mortgaged Property are free and clear of Liens, other than Liens not prohibited by Section 10.2 of the Credit Agreement. After giving full effect to the Liens permitted by Section 10.2 of the Credit Agreement, Mortgagor owns the working interests and net revenue interests attributable to the Mortgaged Property as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate Mortgagor to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in Mortgagor’s net revenue interest in such property.

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(b) The provisions in Sections 8.9, 8.15, 8.16, 9.8, 9.10, 9.12, 9.15 and 10.4 of the Credit Agreement shall apply to this Mortgage with respect to Mortgagor and the Mortgaged Property, and the provisions of Section 13.2 of the Credit Agreement with respect to notices relating to the Credit Agreement shall apply to notices and communications relating to this Mortgage, and all of such provisions are hereby incorporated into this Section 3.01 by reference, mutatis mutandis, as a part hereof.

(c) This Mortgage is, and shall always constitute, a perfected Lien on, and security interest in, all right, title and interest of the Mortgagor in the Mortgaged Property subject only to Permitted Encumbrances, and, other than the Permitted Encumbrances, Mortgagor will not create or suffer to be created or permit to exist any Lien other than Permitted Encumbrances prior or junior to or on a parity with the lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or upon the rents, issues, revenues, profits and other income therefrom.

Section 3.02 Other General Representations, Warranties and Covenants.

(a) Consistent with the terms of the Credit Agreement, Mortgagor shall cure promptly any defects in the execution and delivery of this instrument. Mortgagor will promptly execute and deliver to Mortgagee upon reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Mortgagor herein or to further evidence and more fully describe the Mortgaged Property, or to correct any omissions in this instrument, or more fully to state the security obligations set out herein, or to perfect or preserve any lien or security interest created hereby, or to make any recordings, or to file any notices, or obtain any consents, all as may be necessary or reasonably appropriate in connection with any thereof. Mortgagor shall pay for all reasonable and documented costs of preparing, recording and releasing any of the above.

(b) Mortgagor is not a public utility.

(c) Mortgagor is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person within the meaning of Sections 1445 or 7701 of the Internal Revenue Code of 1986, as amended, or the regulations thereto.

(d) Mortgagor hereby represents and warrants that the transaction described in this Mortgage does (i) not involve a consumer loan as said term is defined in Section 3-104 of Title 14A of the Oklahoma Statutes, (ii) not secure an extension of credit made primarily for agricultural purposes as defined in paragraph 4 of Section 1-301 of Title 14A of the Oklahoma Statutes, and (iii) not mortgage the Mortgagor’s homestead.

Section 3.03 Failure to Perform. Mortgagor agrees that if Mortgagor fails to perform any act or to take any action which Mortgagor is required to perform or take hereunder or pay any money which Mortgagor is required to pay hereunder within a reasonable time after reasonable notice by Mortgagee and Mortgagee, in Mortgagor’s name or its own, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be subject to the reimbursement provisions of Section 13.5 of the Credit Agreement.

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ARTICLE IV
RIGHTS AND REMEDIES

Section 4.01 Event of Default. The term “Event of Default” as used in this Mortgage shall mean the occurrence of any “Events of Default” under the Credit Agreement.

Section 4.02 Foreclosure and Sale. If an Event of Default shall occur and be continuing, Mortgagee shall have the right and option to proceed with foreclosure directly and to sell, to the extent permitted by law, all or any portion of the Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in more than one county in any state, notice as above provided shall be posted and filed in all such counties (if such notices are required by law), and all such Mortgaged Property may be sold in any such county and any such notice shall designate the county where such Mortgaged Property is to be sold. Nothing contained in this Section 4.02 shall be construed so as to limit in any way Mortgagee’s rights to sell the Mortgaged Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Mortgagor hereby irrevocably appoints, until the occurrence of the Security Termination, Mortgagee to be the attorney of Mortgagor with respect to the conduct of any such sale and in the name and on behalf of Mortgagor to execute and deliver, at any time after the occurrence or during the continuation of any Event of Default, any deeds, transfers, conveyances, assignments, assurances and notices with respect to such sale which Mortgagor ought to execute and deliver and do and perform any and all such acts and things with respect to such sale which Mortgagor ought to do and perform under the covenants herein contained. At any such sale: (a) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Mortgagee to have physically present, or to have constructive possession of, the Mortgaged Property (Mortgagor hereby covenanting and agreeing to deliver to Mortgagee any portion of the Mortgaged Property not actually or constructively possessed by Mortgagee immediately upon demand by Mortgagee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (b) each instrument of conveyance executed by Mortgagee shall contain a general warranty of title, binding upon Mortgagor and its successors and assigns, (c) as between Mortgagor and Mortgagee, on one hand, and any third party, on the other hand, each and every recital contained in any instrument of conveyance made by Mortgagee shall be prima facie evidence of the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Indebtedness, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor hereunder, (d) any and all prerequisites to the validity thereof shall be presumed to have been performed, (e) the receipt of Mortgagee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (f) to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold, and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor and (g) to the extent and under such circumstances as are permitted by law, Mortgagee may be a purchaser at any such sale and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Indebtedness (in the order of priority set forth in Section 4.13 hereof) in lieu of cash payment.

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(a) Oklahoma. Mortgagor hereby confers on Mortgagee the power, after the occurrence and during the continuance of an Event of Default, to sell the Mortgaged Property in accordance with the Oklahoma Power of Sale Mortgage Foreclosure Act (OKLA. STAT. tit. 46, §§ 40-49), as the same maybe amended from time to time (the “POS Act”), without resort to judicial process, and for such purposes Mortgagor authorizes Mortgagee or Mortgagee’s attorney or agent, and grants to Mortgagee and Mortgagee’s attorney or agent the power to sell and convey the Mortgaged Property to a purchaser and to foreclose all right, title, interest and estate of Mortgagor and all other persons having an interest subject to the lien of this Mortgage in and to the Mortgaged Property. As to Mortgaged Property situated in or otherwise subject to the laws of the State of Oklahoma, appraisement of the Mortgaged Property is hereby waived (or not) at the option of Mortgagee, such option to be exercised at the time judgment is rendered in any foreclosure hereof or at any time prior thereto.

A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS MORTGAGE.

The conduct of a sale pursuant to the power of sale granted by this Mortgage shall be sufficient hereunder if conducted in accordance with the requirements of the POS Act and other applicable laws of the State of Oklahoma in effect at the time of such sale, notwithstanding any other provision contained in this Mortgage to the contrary. In the event of a conflict between the provisions of this Mortgage and the POS Act, the POS Act shall control.

(b) Federal and Indian Lands. Upon a sale conducted pursuant to this Article IV after the occurrence and during the continuance of an Event of Default of all or any portion of the Mortgaged Property consisting of interests (the “Federal Interests”) in leases, easements, rights-of-way, agreements or other documents and instruments covering, affecting or otherwise relating to federal or tribal lands (including, without limitation, leases, easements and rights-of-way issued by the Bureau of Land Management and Bureau of Indian Affairs), Mortgagor agrees to take all action and execute all instruments necessary or reasonably advisable to transfer the Federal Interests to the purchaser at such sale, including, without limitation, to execute, acknowledge and deliver assignments of the Federal Interests on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements, to seek and request approval thereof and to take all other action necessary or advisable in connection therewith. Mortgagor hereby irrevocably appoints, until the occurrence of the Security Termination, Mortgagee as Mortgagor’s attorney-in-fact and proxy, with full power and authority in the place and stead of Mortgagor, in the name of Mortgagor or otherwise, to take, after the occurrence and during the continuance of an Event of Default, any such action and to execute any such instruments on behalf of Mortgagor that Mortgagee may deem necessary or reasonably advisable to so transfer the Federal Interests, including, without limitation, the power and authority to execute, acknowledge and deliver such assignments, to seek and request approval thereof and to take all other action deemed necessary or reasonably advisable by Mortgagee in connection therewith; and Mortgagor hereby adopts, ratifies and confirms all such actions and instruments. Such power of attorney and proxy is coupled with an interest, shall survive the dissolution, termination, reorganization or other incapacity of Mortgagor and shall be irrevocable until the Security Termination. No such action by Mortgagee shall constitute acknowledgment of, or assumption of liabilities relating to, the Federal Interests, and neither Mortgagor nor any other party may claim that Mortgagee is bound, directly or indirectly, by any such action.

Section 4.03 Judicial Foreclosure; Receivership. At any time after the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Mortgaged Property under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy. Any money advanced by Mortgagee in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall bear interest from the date of making such advance by Mortgagee until paid at the Default Rate.

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Section 4.04 Foreclosure for Installments. If an Event of Default shall have occurred and be continuing, Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Indebtedness which have not been paid when due either through the courts or by proceeding with foreclosure in satisfaction of the matured but unpaid portion of the Indebtedness as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest due; such sale may be made subject to the unmatured portion of the Indebtedness, and any such sale shall not in any manner affect the unmatured portion of the Indebtedness, but as to such unmatured portion of the Indebtedness this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Indebtedness, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Indebtedness without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Indebtedness.

Section 4.05 Separate Sales. After the occurrence and during the continuance of an Event of Default, the Mortgaged Property may be sold in one or more parcels and, to the extent permitted by applicable law, in such manner and order as Mortgagee, in its commercially reasonable discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales, unless, at the time of any sale, no Event of Default is then continuing.

Section 4.06 Possession of Mortgaged Property. Mortgagor agrees to the full extent that it lawfully may, that, after the occurrence and during the continuance of an Event of Default, then, and in every such case, Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Mortgaged Property in the possession of Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude Mortgagor, its successors or assigns, and all persons claiming under Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, Mortgagee may use, administer, manage, operate and control the Mortgaged Property and conduct the business thereof to the same extent as Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of Mortgagor, in the name, place and stead of Mortgagor, or otherwise as Mortgagee shall deem best. All reasonable and documented costs, out-of-pocket expenses and liabilities incurred by Mortgagee in administering, managing, operating, and controlling the Mortgaged Property after the occurrence and during the continuance of an Event of Default shall be subject to the indemnification and reimbursement provisions set forth of Section 13.5 of the Credit Agreement.

Section 4.07 Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale Mortgagor or Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Mortgaged Property by, through or under Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

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Section 4.08 Remedies Cumulative, Concurrent and Nonexclusive. Every right, power and remedy herein given to Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Mortgaged Property or any portion thereof), and each and every such right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by Mortgagee, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power or remedy. No delay or omission by Mortgagee in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

Section 4.09 No Release of Indebtedness. Neither Mortgagor, any guarantor, if any, nor any other person hereafter obligated for payment of all or any part of the Indebtedness shall be relieved of such obligation by reason of (a) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (b) any agreement or stipulation between any subsequent owner of the Mortgaged Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to Mortgagor, any guarantor or such other person, and in such event Mortgagor, guarantor and all such other persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (c) by any other act or occurrence save and except Security Termination.

Section 4.10 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Mortgage or its stature as a first and prior lien and security interest in and to the Mortgaged Property, and without in any way releasing or diminishing the liability of any person or entity liable for the repayment of the Indebtedness. For payment of the Indebtedness, Mortgagee may resort to any other security therefor held by Mortgagee in such order and manner as Mortgagee may elect.

Section 4.11 Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, until the occurrence of the Security Termination, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future moratorium law or other law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; provided, however, that if the laws of any state do not permit the redemption period to be waived, the redemption period is specifically reduced to the minimum amount of time allowable by statute; (b) except as set forth in the Credit Agreement and the other Credit Documents, all notices of any Event of Default or of Mortgagee’s election to exercise or its actual exercise of any right, remedy or recourse provided for hereunder; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof.

Section 4.12 Discontinuance of Proceedings. In case Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under the Credit Agreement and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness, this Mortgage, the Credit Agreement, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

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Section 4.13 Application of Proceeds. The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received by Mortgagee in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied in the order set forth in Section 11.11 of the Credit Agreement.

Section 4.14 Resignation of Operator. In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default has occurred and be continuing and Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or Mortgagor shall transfer any Mortgaged Property in “lieu of foreclosure”), Mortgagee shall have the right to request that any operator of any Mortgaged Property that is Mortgagor or any Affiliate of Mortgagor to resign as operator under the joint operating agreement applicable thereto. No later than sixty (60) days after receipt by Mortgagor of any such request, Mortgagor shall resign (or cause such other party to resign) as operator of such Mortgaged Property.

Section 4.15 INDEMNITY. IN CONNECTION WITH ANY ACTION TAKEN BY MORTGAGEE PURSUANT TO THIS MORTGAGE, MORTGAGEE AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) SHALL NOT BE LIABLE FOR ANY LOSS SUSTAINED BY MORTGAGOR RESULTING FROM AN ASSERTION THAT MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY OR IN RESPECT OF ANY PROCEEDING NOT RESULTING FROM AN ACT OR OMISSION BY THE MORTGAGOR OR ITS AFFILIATES, THAT IS BROUGHT BY AN INDEMNIFIED PARTY AGAINST ANOTHER INDEMNIFIED PARTY, NOR SHALL MORTGAGEE BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF MORTGAGOR. MORTGAGOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY EACH INDEMNIFIED PARTY FOR, AND TO HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LIABILITY, LOSS OR DAMAGE WHICH MAY OR MIGHT BE INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THIS MORTGAGE OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER. SHOULD MORTGAGEE MAKE ANY EXPENDITURE ON ACCOUNT OF ANY SUCH LIABILITY, LOSS OR DAMAGE, THE AMOUNT THEREOF, INCLUDING REASONABLE AND DOCUMENTED COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES, IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SECTION 13.5 OF THE CREDIT AGREEMENT. THE LIABILITIES OF MORTGAGOR SET FORTH IN THIS SECTION 4.15 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE AND SECURITY TERMINATION.

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ARTICLE V
SECURITY AGREEMENT

Section 5.01 Security Interest. To further secure the Indebtedness and the performance of the covenants, agreements and obligations of Mortgagor herein, Mortgagor hereby grants to Mortgagee and Mortgagee’s successors and permitted assigns for the ratable benefit of the Beneficiaries, a security interest in all of Mortgagor’s rights, titles and interests in and to the Mortgaged Property insofar as such Mortgaged Property consists of goods, equipment, accounts, contract rights, general intangibles, insurance contracts, insurance proceeds, inventory, Hydrocarbons, as-extracted collateral (including but not limited to all oil, gas, casinghead gas, natural gas liquids, natural gasoline, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals), fixtures and any and all other personal property of any kind or character defined in and subject to the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the Mortgaged Property is situated or that otherwise applies to any portion of the Mortgaged Property (the “Applicable UCC”) including without limitation, all accessions, additions, and attachments to any thereof, and the proceeds and products from any and all of such personal property (all of the foregoing, subject to the following proviso, being herein collectively called the “Collateral”); provided that, for the avoidance of doubt, “Collateral” shall not mean or include any Excluded Assets. Upon the occurrence and during the continuance of any Event of Default, Mortgagee is and shall be entitled to all of the rights, powers and remedies afforded to the Collateral Agent in Article IV of the Collateral Agreement with respect to the security interest in the Collateral granted hereunder. Such rights, powers and remedies shall be cumulative and in addition to those granted Mortgagee under any other provision of this instrument or under any other instrument executed in connection with or as security for any of the Indebtedness. Mortgagor, as debtor (and in this Article VI and otherwise herein called “Debtor”) covenants and agrees with Mortgagee, as secured party (and in this Article VI and otherwise herein called “Secured Party”) that:

(a) As between Debtor and Secured Party, on one hand and any third party, on the other hand, all recitals in any instrument of assignment or any other instrument executed by Secured Party incident to sale, transfer, assignment or other disposition or utilization of the Collateral or any part thereof hereunder shall be prima facie evidence of the matter stated therein, no other proof shall be required to establish full legal propriety of the sale or other action or of any fact, condition or thing incident thereto, and all prerequisites of such sale or other action and of any fact, condition or thing incident thereto shall be presumed to have been performed or to have occurred.

(b) Should Secured Party elect to exercise its rights under the Applicable UCC as to part of the Collateral, this election shall not preclude Secured Party from exercising any other rights and remedies granted by this instrument as to the remainder of the Collateral.

(c) Any copy of this instrument may also serve as a financing statement under the Applicable UCC between the Debtor, and, in that regard, the following information is provided:

Name of Debtor:	BCE-Mach III Midstream Holdings LLC

Address of Debtor:	14201 Wireless Way, Suite 300 Oklahoma City, Oklahoma 73134 Attention: Mr. Michael Reel

State of Formation/Location:	Delaware

Name of Mortgagee:	MidFirst Bank, as Collateral Agent

Address of Mortgagee:	501 NW Grand Blvd. Oklahoma City, OK 73118 Attention: Mr. Chad Dayton

Facsimile:	(405) 767-5862

Owner of Record of Real Property:	Mortgagor

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(d) Secured Party is authorized to file, in any applicable jurisdiction where Secured Party deems it necessary to perfect or to maintain the perfection of any security interest granted under this Mortgage, a financing statement or statements describing the Collateral, and at the request of Secured Party, Debtor will join Secured Party in delivering one or more financing statements pursuant to the Applicable UCC in form reasonably satisfactory to Secured Party, and will pay the reasonable cost of filing or recording this instrument, as a financing statement, in all public offices at any time and from time to time whenever filing or recording of any financing statement or of this instrument is deemed by Secured Party to be necessary to perfect or to maintain the perfection of any security interest granted under this Mortgage.

Section 5.02 Fixtures. Portions of the Collateral consist of goods which are or will become fixtures attached to the real estate constituting a portion of the Mortgaged Property, and Debtor hereby agrees that this instrument shall be filed in the real estate records of the Counties in which the Mortgaged Property is located as a financing statement to perfect the security interest of Secured Party in said portions of the Collateral. The name of the record owner of the Mortgaged Property is the party named herein as Mortgagor and Debtor. Nothing herein contained shall impair or limit the effectiveness of this document as a security agreement or financing statement for other purposes. THIS FINANCING STATEMENT MAY BE FILED AGAINST THE TRACT INDEX OF THE REAL PROPERTY RECORDS IN EACH COUNTY IN OKLAHOMA WHERE THE MORTGAGED PROPERTY IS LOCATED.

ARTICLE VI
MISCELLANEOUS

Section 6.01 Instrument Construed as Mortgage, Etc. This Mortgage may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the lien hereof and the purposes and agreements herein set forth.

Section 6.02 Amendment and Restatement. Mortgagor and Mortgagee acknowledge that insofar as to any portion of the Mortgaged Property covered under the Prior Mortgage, this Mortgage amends and restates the Prior Mortgage and all liens, claims, rights, titles, interests and benefits created and granted by the Prior Mortgage shall continue to exist, remain valid and subsisting, shall not be impaired or released hereby, shall remain in full force and effect and are hereby renewed, extended, carried forward and conveyed as security for the Indebtedness. Notwithstanding anything to the contrary in this Mortgage, in the event any liens or security interests granted by the Prior Mortgage have been terminated, lapsed or otherwise invalidated, then this Mortgage shall be a new grant of mortgage, deed of trust, lien and security interest according to the terms and provisions provided herein.

Section 6.03 Release of Mortgage.

(a) This Mortgage, the Lien granted hereby and all other security interests granted hereby shall automatically terminate as and to the extent provided in Section 13.17(b) of the Credit Agreement (such event, “Security Termination”).

(b) Upon any Disposition by Mortgagor of any Mortgaged Property or Collateral that is permitted under the Credit Agreement to any person that is not a Credit Party, or, upon the effectiveness of any written consent to the release of the Mortgage or of the security interest granted hereby in any Mortgaged Property or Collateral pursuant to Section 13.1 of the Credit Agreement, the Lien in such Mortgaged Property and the Security Interest in such Collateral shall be automatically released.

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(c) In connection with any termination or release pursuant to Section 6.03(a) or (b) above, the Mortgagee shall cause satisfaction and discharge of this Mortgage to be entered upon the record at the expense of Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be reasonably requested by Mortgagor to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.03 shall be without recourse to or representation or warranty by Mortgagee, except as to any representations and warranties that the Mortgage has been terminated or released in whole or in part. Mortgagor shall reimburse Mortgagee upon demand for all reasonable and documented costs and out-of-pocket expenses, including the reasonable and documented fees, charges and expenses of counsel, incurred by Mortgagee in connection with any action contemplated by this Section 6.03.

Section 6.04 Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be construed in order to effectuate the provisions hereof, and the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. The parties hereto shall endeavor in good- faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.05 Successors and Assigns of Parties. The term “Mortgagee” as used herein shall mean and include any successor and permitted assignee of the Collateral Agent under the Credit Agreement. The terms used to designate Mortgagee and Mortgagor shall be deemed to include the respective successors and permitted assigns of such parties.

Section 6.06 Satisfaction of Prior Encumbrance. To the extent that proceeds of the Credit Agreement are used to pay indebtedness secured by any outstanding lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds have been advanced by the Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, irrespective of whether said liens, security interests, charges or encumbrances are released, and it is expressly understood that, in consideration of any such payment of such other indebtedness by the Mortgagee, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness.

Section 6.07 Subrogation of Mortgagee. This Mortgage is made with full substitution and subrogation of Mortgagee and its successors in this trust and its and their assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

Section 6.08 Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Section 6.09 Notices. All notices, requests, consents, demands and other communications required or permitted hereunder shall be given or furnished in the manner provided under the Credit Agreement.

Section 6.10 Time. Time shall be of the essence in this Mortgage.

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Section 6.11 Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one jurisdiction, descriptions of only those portions of the Mortgaged Property located in, the jurisdiction in which a particular counterpart is recorded shall be attached as Exhibit A thereto. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

Section 6.12 GOVERNING LAW. THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA.

Section 6.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT (A) HAS A DUTY TO READ THIS MORTGAGE AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; (B) HAS IN FACT READ THIS MORTGAGE AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; (C) HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE, AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND (D) RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[Signature Page Follows]

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IN WITNESS WHEREOF, this Mortgage is executed as of the date written in the acknowledgement blocks below, but effective for all purposes as of the Effective Date.

MORTGAGOR:

BCE-MACH III MIDSTREAM HOLDINGS LLC,
a Delaware liability company

By:
Name:
Title:

STATE OF OKLAHOMA	)
) ss:
COUNTY OF TULSA	)

This instrument was acknowledged before me on_____, 2020, by ______________, the_______________ of BCE-MACH III LLC, a Delaware limited liability company.

[SEAL]
Notary Public

My Commission Expires:

The name and address of Mortgagor/Debtor is:

BCE-MACH III MIDSTREAM HOLDINGS LLC

14201 Wireless Way, Suite 300

Oklahoma City, Oklahoma 73134

Attention: Mr. Michael Reel

Signature Page to Mortgage (BCE-Mach III Midstream Holdings LLC)

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EXHIBIT A

DEFINITIONS:

1. The terms used on this Exhibit A have the same meaning as defined in the Mortgage.

2. The term “Permitted Encumbrances” shall mean (i) Liens not prohibited by Section 10.2 of the Credit Agreement; and (ii) the specific exceptions and encumbrances affecting any of the Mortgaged Property as described on Exhibit A or Exhibit B INSOFAR ONLY as said exceptions and encumbrances are valid and subsisting and are enforceable against the particular Surface Asset or Easement which is made subject to said exceptions and encumbrances.

3. With respect to the descriptions of each of the Mortgaged Property, if the description requires, such description may continue on several successive pages of each Part of Exhibit A. Certain property descriptions are in abbreviated form as to Sections, Townships and Ranges. In such descriptions the following terms may be abbreviated as follows:

Northwest Quarter as	NW, NW/4 or NW1/4;

Southwest Quarter as	SW, SW/4 or SW1/4;

Southeast Quarter as	SE, SE/4 or SE1/4;

Northeast Quarter as	NE, NE/4 or NE1/4;

North Half as	N/2 or N1/2;

South Half as	S/2 or S1/2;

East Half as	E/2 or E1/2; and

West Half as	W/2 or W1/2.

The applicable Section, Township and Range may be identified by a series of three numbers, each separated by a dash, with the first number being the Section number, the second number being the Township number and the third number being the Range number. The Township and Range numbers are followed by an N, S, E or W to indicate whether the Township or Range is North, South, East or West, respectively. In some instances, the Section number may be stated by itself and not in conjunction with a series of dashed numbers representing the appropriate Township and Range, e.g., the description “N/2 14, SESW 21 29N 8W” means “North one half of Section 14 and Southeast quarter of Southwest quarter of Section 21, all in Township 29 North, Range 8 West.” Certain descriptions merely refer to the subdivision or survey in which the property is located in whole or in part. In such cases, the recorded instruments affecting Mortgagor’s title more particularly describe the land within such subdivision or survey in which Mortgagor owns an interest, and the descriptions contained in such instruments are incorporated herein by this reference.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS MORTGAGE COVERS ALL OF MORTGAGOR’S INTERESTS IN AND TO THE COLLATERAL DESCRIBED ON THIS EXHIBIT A, INCLUDING WITHOUT LIMITATION, THE LANDS DESCRIBED ON EXHIBIT A BY METES AND BOUNDS LOCATED THEREON, IF ANY.

Exhibit A to Mortgage (BCE-Mach III Midstream Holdings LLC)

D-2-21

EXHIBIT B

SURFACE ASSETS

(see attached)

Exhibit B to Mortgage (BCE-MACH III MIDSTREAM HOLDINGS LLC)

D-2-22

EXHIBIT E TO
CREDIT AGREEMENT

COLLATERAL AGREEMENT

dated and effective as of

May 19, 2020,

among

BCE-MACH III LLC,

each Subsidiary of BCE-Mach III LLC identified herein,

and

MIDFIRST BANK,

as Collateral Agent

- i -

Exhibits

Exhibit A	Form of Supplement to the Collateral Agreement

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Stock; Debt Securities
Schedule III	Perfection Items

- ii -

This COLLATERAL AGREEMENT dated and effective as of May 19, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is among BCE-MACH III LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary of the Borrower listed on Schedule I hereto and each Subsidiary of the Borrower that becomes a party hereto after the date hereof (each, a “Subsidiary Party”) and MIDFIRST BANK, a federally chartered savings association, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

A. Pursuant to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the banks, financial institutions and other lending institutions from time to time parties thereto (the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, and MidFirst Bank, a federally chartered savings association, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto, the Borrower will from time to time incur loans and letter of credit obligations;

B. Each of the Grantors and Pledgors is executing and delivering this Agreement pursuant to the terms of the Credit Agreement to induce the lenders to extend credit pursuant to the terms thereof; and

C. The Subsidiary Parties are Subsidiaries of the Borrower and will derive substantial benefits from the extensions of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend credit thereunder.

Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Credit Agreement.

Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement or if not defined in the Credit Agreement, the meanings assigned thereto in the Texas UCC if defined therein. All capitalized terms referred to in Article III hereof that are defined in Article 9 of the Texas UCC and not defined in this Agreement have the meanings specified in Article 9 of the Texas UCC. The term “instrument” shall have the meaning specified in Article 9 of the Texas UCC. The rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” has the meaning assigned to such term in the recitals hereto.

“Article 9 Collateral” has the meaning assigned to such term in u.

“Borrower” has the meaning assigned to such term in the recitals of this Agreement.

“Collateral” means Article 9 Collateral and Pledged Collateral; provided that, for the avoidance of doubt, Collateral shall exclude any Excluded Assets.

“Collateral Agent” means the party named as such in this Agreement until a successor replaces it and, thereafter, means such successor.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (including any such rights that such Grantor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Copyright License,” any third party licensor): (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Excluded Assets” has the meaning assigned to such term in Section 3.01(a).

“Excluded Securities” means any Excluded Equity Interests.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.

“Grantor” means the Borrower and each Subsidiary Party.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Texas UCC” means the Uniform Commercial Code as from time to time in effect in the State of Texas.

“Obligations” means the “Obligations” as defined in the Credit Agreement other than Excluded Hedging Obligations.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including any such rights that such Grantor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Patent License,” any third party licensor): (a) all patents of the United States, and all applications for patents of the United States, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Permitted Liens” means liens described in Section 10.2 of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Pledgor” shall mean the Borrower and each Subsidiary Party.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Grantor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Trademark License,” any third party licensor): (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II.

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests in each Subsidiary directly owned by it and any other Equity Interests in a Subsidiary obtained in the future by such Pledgor and any certificates representing all such Equity Interests (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Asset; (b)(i) the debt securities currently issued to any Pledgor (which such debt securities constituting Pledged Debt Securities as of the date hereof shall be listed on Schedule II), (ii) any debt securities in the future issued to such Pledgor and (iii) the promissory notes and any other instruments, if any, evidencing such debt securities (collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include any Excluded Securities; (c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in Section 2.01(a) and (b); (d) subject to Section 2.06, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in Section 2.01(a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Pledged Collateral.

(a) Each Pledgor agrees promptly (and in any event within 20 days after the acquisition (or such longer time as the Collateral Agent shall permit in its reasonable discretion)) to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to Section 2.02(b).

(b) Each Pledgor will cause any Indebtedness for borrowed money or payable by any Credit Party payable to such Pledgor, in each case having an aggregate principal amount in excess of $2,500,000 (individually) or $5,000,000 (in the aggregate), to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to Section 2.02(a) and (b) shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. Each Pledgor represents and warrants to, and covenants with, the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II sets forth all Pledged Stock and correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be delivered pursuant to Section 2.02(b), as applicable;

(b) the Pledged Stock have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c) except for the security interests granted hereunder, each Pledgor (i) is, as of the Closing Date, the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the Pledged Securities free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Permitted Liens, and (iv) subject to the rights of such Pledgor under the Credit Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d) other than as set forth in the Credit Agreement or the schedules thereto and except for restrictions and limitations imposed or permitted by the Credit Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties, the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder other than under applicable Requirements of Law;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby, except such as have been obtained and are in full force and effect;

(g) by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement, and a financing statement in respect of the Pledged Securities is filed in the appropriate filing office, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities, subject only to Permitted Liens, as security for the payment and performance of the Obligations;

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein;

(i) none of the execution, delivery or performance by any Pledgor of this Agreement or the compliance with the terms and provisions hereof will contravene any Requirement of Law except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Pledgor (other than Liens created or permitted under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Pledgor is a party or by which it or any of its property or assets is bound except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or violate any provision of the certificate of incorporation, by- laws or other organizational documents of such Pledgor; and

(j) this Agreement, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Collateral Agent (pursuant to this Agreement) shall be deemed not to apply to Excluded Assets.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests.

(a) Each interest in any limited liability company or limited partnership controlled by any Pledgor, pledged hereunder and represented by a certificate, shall be a “security” within the meaning of Article 8 of the Texas UCC and shall be governed by Article 8 of the Texas UCC, and each such interest shall at all times hereafter be represented by a certificate unless and until such interest is no longer such a “security” and the Pledgor complies with Section 2.04(b).

(b) Each interest in any limited liability company or limited partnership controlled by a Pledgor, pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the Texas UCC and shall not be governed by Article 8 of the Texas UCC (or other applicable Uniform Commercial Code in effect in another jurisdiction), and the Pledgors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the Texas UCC or issue any certificate representing such interest, unless an Event of Default does not exist and promptly thereafter (and in any event within 10 Business Days (or such longer period as the Collateral Agent may agree to)) the applicable Pledgor provides notification to the Collateral Agent of such election and delivers, as applicable, any such certificate to the Collateral Agent pursuant to the terms hereof.

SECTION 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent), or the name of the applicable Pledgor, endorsed or assigned in blank in favor of the Collateral Agent, and (b) each Pledgor will promptly give to the Collateral Agent copies of any written notices or other written communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.05, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.06. Voting Rights; Dividends and Interest, etc.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Credit Documents, provided that such rights and powers shall not be exercised in any manner that could be reasonably likely to materially and adversely affect (i) the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same or (ii) the value of the Collateral in aggregate.

(ii) The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i).

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Credit Documents, and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall be promptly (and in any event within 20 days of their receipt (or such longer time as the Collateral Agent shall permit in its reasonable discretion)) delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (and, if requested by the Collateral Agent, endorsed in a manner reasonably satisfactory to the Collateral Agent).

(b) After the occurrence and during the continuance of an Event of Default and upon notice by the Collateral Agent to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to Section 2.06(a)(iii) shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to receive and retain such amounts. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.06 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith promptly delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 2.06(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, subject to applicable Requirements of Law, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default, to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall in each case be reinstated.

(d) Any notice given by the Collateral Agent to the Pledgors suspending their rights under Section 2.06(a) (i) shall be in writing, (ii) may be given to one or more of the Pledgors at the same or different times and (iii) may suspend the rights of the Pledgors under Section 2.06(a)(i) or (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III.

Security Interests in Personal Property

SECTION 3.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all cash and Deposit Accounts;

(iv)	all Commercial Tort Claims set forth on Schedule III;

(v)	all Documents;

(vi)	all Equipment;

(vii)	all Fixtures;

(viii)	all General Intangibles;

(ix)	all Goods;

(x)	all Instruments;

(xi)	all Intellectual Property;

(xii)	all Inventory;

(xiii)	all Investment Property other than the Pledged Collateral;

(xiv)	all Letters of Credit and Letter of Credit Rights;

(xv)	all minerals, oil, gas and As-Extracted Collateral;

(xvi)	all Money;

(xvii)	all books and records pertaining to the Article 9 Collateral; and

(xviii)  substitutions, replacements, accessions, products and proceeds (including insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) and to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in the Credit Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include) and the other provisions of the Credit Documents with respect to Collateral need not be satisfied with respect to (a) motor vehicles or other assets subject to certificates of title (except to the extent the security interest in such vehicles or assets can be perfected by filing an “all assets” UCC-1 financing statement), (b) any assets over which the granting of security interests in such assets (i) would be prohibited by an enforceable contractual obligation binding on the assets (including Permitted Liens) or applicable Requirements of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable Requirement of Law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Requirement of Law notwithstanding such prohibitions) or (ii) would result in a material adverse tax consequence to the Borrower, any Subsidiary or any Parent Entity as reasonably determined by the Borrower in writing delivered to the Collateral Agent and consented to by the Collateral Agent, such consent not to be unreasonably withheld or delayed, provided that in each case, immediately upon the ineffectiveness, lapse or termination of any such obligations or material adverse tax consequence (as applicable), the Article 9 Collateral shall include, and such Grantor shall be deemed to have granted a security interest in such assets as if such provision, Requirement of Law or material adverse tax consequence had never been in effect, (c) those assets with respect to which, in the reasonable judgment of the Collateral Agent, the costs or other consequences of obtaining or perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom and for which requirements related to perfection are not set forth, provided that in the case of perfecting, to the extent that limitations with respect to perfection requirements for such assets are specifically set forth in this Agreement, such assets shall not be considered “Excluded Assets”, (d) any Excluded Securities, (e) any Grantor’s right, title or interest in any license, contract or agreement to which such Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate the terms of applicable law or of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Texas UCC or any other applicable law or regulation (including Title 11 of the United States Code) or principles of equity); provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Article 9 Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (f) any Trademark application filed in the United States Patent and Trademark Office on the basis of any Grantor’s “intent to use” such Trademark and for which a form evidencing use of the Trademark has not yet been filed with and accepted by the United States Patent and Trademark Office, to the extent that granting a security interest in such Trademark application prior to such filing would result in the cancellation or abandonment of the same or would impair the registrability, enforceability or validity of such Trademark application or any registration that issues therefrom under applicable federal law, (g) any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on real property, in each case, in an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968, and (h) any equipment or other asset owned by any Grantor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the Credit Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than the Grantors as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted by the Credit Agreement (the foregoing clauses (a) through (h) (the foregoing clauses (a) through (g), the “Excluded Assets”); provided that the Collateral shall include the Proceeds of any of the foregoing unless such Proceeds also constitute Excluded Assets.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral describing such property as “all assets and all proceeds thereof” or “all property and all proceeds thereof” or words of similar effect or that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement and the Schedules thereto.

(b) As of the Closing Date, Schedule III sets forth:

(i)	The exact (A) legal name and type of entity of each Grantor, as such name appears in its respective certificate of incorporation, certificate of formation, or any other organizational document, (B) the organizational identification number, if any, of each Grantor and the Federal Taxpayer Identification Number of each Grantor and (C) the jurisdiction of formation of each Grantor.

(ii)	The addresses of (A) the chief executive office of each Grantor and (B) the locations of books and records relating to the Collateral.

(iii)	All Promissory Notes, Instruments (other than checks to be deposited in the ordinary course of business), Tangible Chattel Paper, Electronic Chattel Paper and other evidence of indebtedness, including all intercompany notes held by a Grantor evidencing indebtedness in excess of $2,500,000 individually or $5,000,000 in aggregate.

(iv)	All of each Grantor’s (A) Patents and Trademarks registered with the United States Patent and Trademark Office, and all other Patents and Trademarks, including the name of the registered owner and the registration number of each Patent and Trademark owned by each Grantor and (B) copyrights registered with the United States Copyright Office as of the date hereof, including the name of the registered owner and the registration number of each such Copyright.

(v)	All Commercial Tort Claims held by each Grantor, as of the date hereof, relating to any of the Collateral and having a value reasonably expected to exceed $1,500,000 individually or $3,000,000, including a brief description thereof.

(vi)	All Letter of Credit Rights of the Grantors in excess of $2,500,000 individually or $5,000,000 in aggregate.

(vii)	All Deposit Accounts, Commodity Accounts and Investment Accounts (other than Excluded Accounts) maintained by the Grantors, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

(c) Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent in Schedule III for filing in each governmental, municipal or other office specified in Schedule III, and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.

(d) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to Section 3.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or a short form hereof) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(e) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, other than Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

SECTION 3.03. Covenants.

(a) Each Grantor agrees promptly (and in any event within 10 Business Days thereof, or such longer period of time as may be agreed by the Collateral Agent) to notify the Collateral Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, or (iii) in its organizational identification number. Each Grantor agrees to notify the Collateral Agent in writing of any change in its jurisdiction of organization at least 10 Business Days prior to such change. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Grantor agrees that if it effects or permits any change referred to in the first sentence of this Section 3.30(a) it will ensure that all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent at all times following such change to have a valid, legal and perfected first priority security interest (subject to Permitted Liens) in all the Article 9 Collateral, for the benefit of the Secured Parties.

(b) Subject to the rights of such Grantor under the Credit Documents to dispose of Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (i) determined by such Grantor to be desirable in the conduct of its business and (ii) not prohibited by the Credit Documents.

(c) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any reasonable and documented out of pocket costs and expenses and all taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

(d) (i) After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification and each Grantor shall furnish all such assistance and information as Collateral Agent may reasonably request in connection with any such verification. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(ii) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after written notice is provided by the Collateral Agent to such Grantor after the occurrence and during the continuance of an Event of Default.

(iii) At the Collateral Agent’s written request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.

(e) At its option, the Collateral Agent may discharge any past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and that is not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 Business Days after demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

(f) Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral.

(g) During the continuance of an Event of Default, none of the Grantors will, without the Collateral Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, except as permitted by Section 10.14 the Credit Agreement.

(h) Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Documents or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.03(h), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Grantor shall at any time own or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of $2,500,000 individually or $5,000,000 in aggregate, such Grantor shall promptly (and in any event within 15 Business Days of its acquisition (or such longer period as the Collateral Agent may agree to)) notify the Collateral Agent and promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction with a value in aggregate in excess of $2,500,000 individually or $5,000,000 in aggregate, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control, under Section 9-105 of the Texas UCC, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the Texas UCC, or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless a Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

(c) Letter-of-Credit Rights. If during the occurrence and continuance of an Event of Default, any Grantor is a beneficiary under a Letter of Credit, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer or other nominated person of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of the Letter of Credit, or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the Letter of Credit.

(d) Commercial Tort Claims. If any Grantor shall at any time hold or acquire any Commercial Tort Claims with a reasonably expected value in excess of $1,500,000 individually or $3,000,000 in aggregate, other than those listed on Schedule III hereto, such Grantor shall immediately notify the Collateral Agent in a writing signed by such Grantor of the particulars thereof and grant to the Collateral Agent, upon the Collateral Agent’s request, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with a writing in form and substance satisfactory to the Collateral Agent.

SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as permitted by the Credit Agreement:

(a) Each Grantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Agent on an annual basis on or about the time of delivery of financial statements for such year of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Agent, execute and deliver any and all agreements, instruments, documents and papers as the Agent may reasonably request to evidence the Agent’s security interest in such Patent, Trademark or Copyright.

(b) Upon and during the continuance of an Event of Default at the request of the Collateral Agent, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to (in the Collateral Agent’s sole discretion) the designee of the Collateral Agent or the Collateral Agent.

ARTICLE IV.

Remedies

SECTION 4.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to applicable Requirements of Law, each of the Pledgors and Grantors agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all of the rights and remedies provided for in this Agreement or any other Credit Document, the rights and remedies under the Texas UCC, and any and all of the rights and remedies at law and equity, all of which shall be deemed cumulative, including but not limited to the following: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Grantor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each of the Pledgors and Grantors agrees that the Collateral Agent shall have the right, subject to the requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor or any Grantor, and each of the Pledgors and Grantors hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor or Grantor, as applicable, now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Pledgors and applicable Grantors 10 days’ written notice (which each of the Pledgors and Grantors agrees is reasonable notice within the meaning of Section 9-611 of the Texas UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor or any Grantor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor or any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. To the extent provided in this Section 4.01, any sale that complies with such provisions shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Texas UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in accordance with Section 11.11 of the Credit Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor grants (such grant effective solely after the occurrence and during the continuance of an Event of Default) to (in the Collateral Agent’s sole discretion) a designee of the Collateral Agent or the Collateral Agent, for the benefit of the Secured Parties, an irrevocable (but terminable, upon termination of this Agreement in accordance with Section 5.13 hereof), non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for past infringement of the Intellectual Property; provided, however, that nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of, any contract, license, instrument or other agreement with an unaffiliated third party, to the extent permitted by the Credit Agreement, with respect to such Intellectual Property Collateral; and provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For the avoidance of doubt, the use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only during the continuation of an Event of Default. Furthermore, each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Copyright Office or the United States Patent and Trademark Office or any state office in order to effect an absolute assignment of all right, title and interest in each Patent, Trademark or Copyright, and to record the same.

SECTION 4.04. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE V.

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.2 of the Credit Agreement (whether or not then in effect), as such address may be changed by written notice to the Collateral Agent and the Borrower. All communications and notices hereunder to any Pledgor and any Grantor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 13.2 of the Credit Agreement (whether or not then in effect).

SECTION 5.02. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Pledgor and each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor or any Grantor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

SECTION 5.03. Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable Requirements of Law, and all the provisions of this Agreement are intended to be subject to all applicable Requirements of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law or regulation.

SECTION 5.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor or Pledgor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except to the extent expressly permitted by the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.09.

SECTION 5.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor, any Grantor, or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Collateral Agent hereunder shall at all times be the same person that is the “Collateral Agent” under the Credit Agreement. Written notice of resignation by the “Collateral Agent” pursuant to the Credit Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the “Collateral Agent” under the Credit Agreement by a successor “Collateral Agent”, that successor “Collateral Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.

SECTION 5.06. Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its fees and expenses incurred hereunder as provided in Section 13.5 of the Credit Agreement.

(b) Each Pledgor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent that the Borrower would be required to do so pursuant to Section 12.7 of the Credit Agreement. All amounts for which any Pledgor is liable pursuant to this Section 5.06 shall be due and payable by such Pledgor to the Secured Parties within 10 Business Days of receipt by such Pledgor of an invoice relating thereto setting forth such expense in reasonable detail, accompanied, if requested by such Pledgor, by reasonable supporting documentation.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Credit Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable within ten Business Days of written demand therefor.

SECTION 5.07. Collateral Agent Appointed Attorney-in-Fact. Each of the Pledgors and Grantors hereby appoint the Collateral Agent the attorney-in-fact of such Pledgor or such Grantor, as applicable, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest (it being understood that no rights shall be exercised under such power of attorney unless an Event of Default has occurred and is continuing). Without limiting the generality of the foregoing, subject to applicable Requirements of Law, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor or such Grantor, as applicable, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor or any Grantor, as applicable, on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor or Grantor, as applicable, to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor or any Grantor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence, bad faith or willful misconduct.

SECTION 5.08. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b) THE TERMS OF SECTIONS 13.13, AND 13.15 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED IN SECTION 5.01. NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 5.09. Waivers; Amendment.

(a) No failure or delay by the Collateral Agent, the Administrative Agent, any Issuing Bank, any Lender or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent, the Administrative Agent, any Issuing Bank, the Lenders or any other Secured Party hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by this Section 5.09(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent, the Administrative Agent, any Lender, any Issuing Bank or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof or of any other Security Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.1 of the Credit Agreement. The Collateral Agent may conclusively in its sole discretion rely on a certificate of an officer of the Borrower as to whether any amendment contemplated by this Section 5.09(b) is permitted.

SECTION 5.10. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 5.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.04. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission (i.e. a “pdf” or a “tif”) shall be as effective as delivery of a manually signed original.

SECTION 5.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.13. Termination or Release.

(a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby, and all other Security Documents securing the Obligations, shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Pledgors and the applicable Grantors, as of the date when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements as to which arrangements satisfactory to the applicable Secured Party have been made, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements not then due and payable and (iii) any contingent or indemnification obligations not then due) have been paid in full in cash or equivalents thereof, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back- stopped to the reasonable satisfaction of the Administrative Agent and the Issuing Bank.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Restricted Subsidiary, becomes an Excluded Subsidiary or such Subsidiary is released from the Guarantee and from any other guarantee of the Credit Documents as permitted under the Credit Documents, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Subsidiary Party.

(c) (i) Upon any sale or other transfer by any Pledgor or any Grantor of any Collateral that is permitted by the Credit Agreement to any person that is not a Pledgor or a Grantor (including in connection with a Casualty Event), or (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.1 of the Credit Agreement, the security interest in such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party.

(d) A Subsidiary Party shall automatically be released from its obligations hereunder and/or the security interests in any Collateral shall in each case be automatically released upon the occurrence of any applicable circumstance set forth in Section 14.17 of the Credit Agreement, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to any applicable Subsidiary Party.

(e) In connection with any termination or release pursuant to Section 5.13(a), (b), (c), or (d), the Collateral Agent shall execute and deliver to any Pledgor or any Grantor, as applicable, at such Pledgor’s or Grantor’s, as applicable, expense, all documents that such Pledgor or Grantor, as applicable, shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Pledgor, such of the Pledged Collateral that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 5.13 shall be without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to Section5.13(a), (b), (c) or (d) above, the Pledgors or the Grantors, as applicable, shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements or collateral description deletions, in each case solely as applicable to reflect such release. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Credit Documents.

SECTION 5.14. Additional Subsidiaries. Upon execution and delivery by the Collateral Agent and any Subsidiary that is required to become a party hereto by Section 0.10 of the Credit Agreement of an instrument in the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.15. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Collateral Agent, the Administrative Agent and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, the Collateral Agent, the Administrative Agent, or such Issuing Bank, to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Lender, the Collateral Agent, the Administrative Agent or such Issuing Bank, irrespective of whether or not such Lender, the Collateral Agent, the Administrative Agent or such Issuing Bank, shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender, the Collateral Agent, the Administrative Agent and Issuing Bank under this Section 5.15 are in addition to other rights and remedies (including other rights of set-off) that such Lender, the Collateral Agent, the Administrative Agent or such Issuing Bank may have. Notwithstanding anything to the contrary contained herein, no Secured Party or any of its respective Affiliates shall have a right to set off and apply any deposits held by, or other Indebtedness owing by, such Secured Party or any of its Affiliates to or for the credit or the account of any Subsidiary of a Subsidiary Party that (i) is not a “United States person” within the meaning of Section 7701(a)(30) of the Texas UCC or (ii) is a Subsidiary of a Person described in clause (i). Each Secured Party agrees promptly to notify the Borrower and the Collateral Agent after any such set-off and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 5.16. Corporate Formalities Representations.

(a) Corporate Status. Each Grantor and Pledgor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that it (a) is a duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b) Corporate Power and Authority; Enforceability. Each Grantor and Pledgor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that it has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement. Each Grantor and Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of such Grantor or Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BCE-Mach III LLC, a Delaware limited liability company, as Borrower

By:
Name:
Title:

BCE-Mach III Midstream Holdings LLC, a Delaware limited liability company, as Borrower

By:
Name:
Title:

Signature Page to Collateral Agreement

MIDFIRST BANK, a federally chartered savings association, as Collateral Agent

By:
Chad Dayton, First Vice President

Signature Page to Collateral Agreement

Exhibit A

to the Collateral Agreement

SUPPLEMENT NO. ______ dated as of ____________ (this “Supplement”), to the Collateral Agreement dated as of May [●], 2020 (as heretofore amended and/or supplemented, the “Collateral Agreement”), among BCE-MACH III LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary Party thereto and MIDFIRST BANK, a federally chartered savings association, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

A. WHEREAS, pursuant to the Credit Agreement, dated as of May [●], 2020 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, and MidFirst Bank, a federally chartered savings association, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto, the Borrower will from time to time incur loans and letter of credit obligations; and

B. WHEREAS, the undersigned Subsidiary of the Borrower (the “New Subsidiary”) is executing this Supplement to become a Subsidiary Party, Pledgor and Grantor under the Collateral Agreement.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and Pledgor, Grantor or both, as applicable, under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and Pledgor, Grantor or both, as applicable, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Party and Pledgor, Grantor or both, as applicable thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor or Grantor, as applicable, thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary. Each reference to a “Subsidiary Party”, a “Pledgor” or a “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Ex. A to the Collateral Agreement

SECTION 3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Stock and Pledged Debt Securities of the New Subsidiary as of the date hereof, and (b) other than as supplemented pursuant to Schedule II attached hereto, Schedule III of the Collateral Agreement is true and correct in all respects.

SECTION 5. Schedule III of the Collateral Agreement is hereby supplemented with the information contained in Schedule II attached hereto.

SECTION 6. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 7. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS. THE TERMS OF SECTIONS 13.13 AND 13.15 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

SECTION 8. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Collateral Agreement.

SECTION 10. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent.

[Signature Page Follows]

Ex. A to the Collateral Agreement

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Ex. A to the Collateral Agreement

Schedule I

to Supplement No. ___ to the

Collateral Agreement

Pledged Collateral of the New Subsidiary

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Ex. A to the Collateral Agreement

Schedule II
to Supplement No. ___ to the

Collateral Agreement

Supplement to Schedule III of Collateral Agreement

Ex. A to the Collateral Agreement

Schedule I

to the Collateral Agreement

Subsidiary Parties

BCE-Mach III Midstream Holdings LLC

Schedule I to the Collateral Agreement

Schedule II
 to the Collateral Agreement

Pledged Collateral

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Issuer	Number and Class of Equity Interests	Percentage of Equity Interests
N/A	BCE-Mach III LLC	BCE-Mach III Midstream Holdings LLC	Common Interests	100%

DEBT SECURITIES

None

Schedule II to the Collateral Agreement

Schedule III
to the Collateral Agreement

Perfection Items

(i)	Grantor Information.

Grantor: BCE-Mach III LLC

Other Names and Trade Names Used in the Last Five Years: None.
Jurisdictions of Organization over the Last Five Years: Delaware
Current Jurisdiction of Organization: Delaware

Organizational Number: 7760949

Tax ID Number: 84-4456140

Current Location of Chief Executive: 14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma 73134

Other Location of Chief Executive Office over the last Five Years: None

Grantor: BCE-MACH III Midstream Holdings LLC

Other Names and Trade Names Used in the Last Five Years: None.
Jurisdictions of Organization over the Last Five Years: Delaware
Current Jurisdiction of Organization: Delaware

Organizational Number: 7826562

Tax ID Number: 84-4531458

Current Location of Chief Executive: 14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma 73134

Other Location of Chief Executive Office over the last Five Years: None

(ii)	Current Locations.

14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma 73134

(iii)	Instruments and Tangible Chattel Paper.

None.

(iv)	Intellectual Property.

(A)	Patents and Trademarks.

None.

(B)	Copyrights.

None.

Schedule III to the Collateral Agreement

(v)	Commercial Tort Claims.

None.

(vi)	Deposit Accounts and Investment Accounts.

Grantor	Name of Institution	Account Number	Description of Account	Excluded Account (Y/N)
BCE-Mach III LLC	MidFirst Bank	5201034472	Operating Account	N
BCE-Mach III LLC	MidFirst Bank	5201034464	A/P Disbursement Account (ZBA sub-account)	Y
BCE-Mach III LLC	MidFirst Bank	5201034456	Revenue Deposit Account (ZBA sub-account)	Y
BCE-Mach III LLC	MidFirst Bank	5201033448	JIB Deposit Account (ZBA sub-account)	Y
BCE-Mach III LLC	MidFirst Bank	5201034421	Land Disbursement Account (ZBA sub-account)	Y
BCE-Mach III Midstream Holdings LLC	MidFirst Bank	5201034545	Operating Account	N
BCE-Mach III Midstream Holdings LLC	MidFirst Bank	5201035592	A/P Disbursement Account (ZBA)	Y
BCE-Mach III Midstream Holdings LLC	MidFirst Bank	5201035614	Revenue Deposit Account (ZBA)	Y
BCE-Mach III Midstream Holdings LLC	MidFirst Bank	5201035606	Land Disbursement Account (ZBA)	Y

(vii)	Letters-of-Credit Rights.

None

Schedule III to the Collateral Agreement

EXHIBIT F TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

This Certificate, dated as of [●], is delivered pursuant to Section 9.1(c) of the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as Lenders thereto, MidFirst Bank, a federally chartered savings association, as Administrative Agent and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned Financial Officer hereby certifies on behalf of the Borrower and not in his or her individual capacity that, as of the date hereof, he or she is the [●] of the Borrower, and that, as such, he or she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the annual financial statements for the fiscal year ending [●] as required pursuant to Section 9.1(a).

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the quarterly financial statements for the fiscal quarter ending [●] as required pursuant to Section 9.1(b).

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and [select one:]

[to his knowledge, no Default or Event of Default has occurred during such fiscal [year] [quarter].]

—or—

[to his knowledge, the following Default or Event of Default has occurred during such fiscal [year] [quarter] and the following is a list of each such Default or Event of Default and its nature and status:]

[describe any Default or Event of Default.]

4. The calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal [year] [quarter] are reflected in Schedule I attached hereto. The Borrower was [not] in compliance with such Financial Performance Covenants for such fiscal [year] [quarter].

[5. Schedule II attached hereto specifies any change in the identity of the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal [year] [quarter], from the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or quarter, as the case may be.]1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [●].

[SIGNATURE PAGE FOLLOWS]

[1]	Include if updating the list which was provided to the Lenders on the Closing Date or if any changes have occurred since the last delivered compliance certificate and indicating such change.

BCE-MACH III LLC,
a Delaware limited liability company

By:
Name:
Title:

SCHEDULE I

[attach or include calculations for Financial Performance Covenants for the applicable period]

SCHEDULE II

[specify applicable changes in the identity of the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries]

EXHIBIT G TO
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any participations in L/C Obligations included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender under the Credit Agreement) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	____________________

2.	Assignee:	____________________

3.	Is Assignee a Lender/an Affiliate of a Lender/an “Approved Fund”/Is this an “assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans”?

Yes: ☐ No: ☐

Specify if “Yes”: ________________________.

4.	Borrower: BCE-Mach III LLC, a Delaware limited liability company.

5.	Administrative Agent: MidFirst Bank, a federally chartered savings association.

6.	Credit Agreement: Credit Agreement dated as of May [●], 2020, by and among BCE Mach III LLC, a Delaware limited liability company, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto.

7.	Assigned Interest:

Commitments / Loans	Aggregate Amount of Commitments of all Lenders	Amount of Commitments / Loans Assigned	Percentage Assigned of Commitments of all Lenders[1]
Commitments / Loans	$	$	%
[ ]	$	$	%

Effective Date: _________  ____, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

8.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNOR]
Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with copy to:	with copy to:

Attention:	Attention:
Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

[Signature Pages to Follow]

[1]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

The terms set forth in this Assignment and Acceptance are hereby agreed to as of the Effective Date:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted and Consented to:

MIDFIRST BANK, a federally chartered savings association, as Administrative Agent

By:
Name:
Title:

MIDFIRST BANK, a federally chartered savings association, as an Issuing Bank

By:
Name:
Title:

[INSERT NAME], as an Issuing Bank

By:
Name:
Title:

[BCE-MACH III LLC, as Borrower]2

By:
Name:
Title:

[2]	Borrower’s consent shall not be required if an Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement has occurred and is continuing or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, other than as to the matters set forth in this Section 1, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other person of any of their respective obligations under any Credit Document.

2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not Parent, any Subsidiary of the Parent, the Borrower, its Subsidiaries or any Affiliates of the foregoing Persons, or any natural person or any Defaulting Lender and otherwise satisfies all other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1(a)-(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vi) if it is a Non-U.S. Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by fax or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Texas.

(Remainder of page intentionally left blank)

EXHIBIT H TO
CREDIT AGREEMENT

NOTE

May [●], 2020

FOR VALUE RECEIVED, the undersigned, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [●] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), by and among the Borrower, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto, MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”) for the Lenders, and MidFirst Bank, a federally chartered savings association, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the ratable account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in Section 2.8(c) of the Credit Agreement. This Note is subject to mandatory prepayments and to voluntary prepayments and to all other terms and conditions as provided in the Credit Agreement.

This Note is one of the promissory notes referred to in the Credit Agreement and is entitled to the benefits thereof. This Note is also entitled to the benefits of the other Credit Documents and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by an account or accounts maintained by the Lender and by the Register and subaccounts maintained by the Administrative Agent in accordance with the Credit Agreement. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Collateral Agent, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

BCE-Mach III LLC, a Delaware limited liability company, as Borrower

By:
Name:	Kevin White
Title:	Chief Financial Officer

Signature Page to Promissory Note

EXHIBIT I TO
CREDIT AGREEMENT

FORM OF GLOBAL INTERCOMPANY NOTE

[●], 202[●]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature pages hereto (each, in such capacity, an “Issuer”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity as lender to the applicable Issuer, a “Holder” and, together with each Issuer, a “Note Party”), in immediately available funds in the currencies as shall be agreed upon from time to time, at such location as the applicable Holder shall from time to time designate, the unpaid principal amount of all loans and advances or other credit extensions made by such Holder to such Issuer. Each Issuer promises also to pay interest on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by the applicable Issuer and the applicable Holder.

With respect to any Issuer and any Holder between whom loans, advances or other credit extensions exist as of the date of this Note (such loans, advances or other credit extensions, “Existing Obligations”), (a) if any Existing Obligation is evidenced by a promissory note or other instrument or agreement in existence as of the date hereof (an “Existing Note”), it is agreed to between such Issuer and such Holder that the obligations under such Existing Note are hereafter to be evidenced by this Note and (b) it is agreed to between such Issuer and such Holder that the agreements in existence as of the date hereof with respect to any Existing Obligation (including agreements contained in any Existing Note) as to principal, amortization, currency, payment location and interest rate (if any) will continue to have effect under this Note until modified by agreement between such Issuer and such Holder.

Reference is hereby made to the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as Lenders thereto, MidFirst Bank, a federally chartered savings association, as Administrative Agent and Collateral Agent for the Lenders (in such collective capacities, the “Agent”), and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Credit Agreement.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the applicable Issuer or (y) any exercise of remedies (including the termination of the Commitments) by any Secured Party pursuant to any Credit Document, the unpaid principal amount of all loans and advances evidenced by this note (the “Note”) shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note. This Note is subject to the terms of the Credit Agreement, and shall be pledged by each applicable Holder that is a Credit Party pursuant to the Collateral Agreement to the extent required by the Credit Agreement. The applicable Issuer hereby acknowledges and agrees that the Secured Parties may, pursuant to the Collateral Agreement as in effect from time to time, exercise all rights provided therein with respect to this Note.

The indebtedness evidenced by this Note owed by any Issuer that is a Credit Party to any Holder (including any Holder that is not a Credit Party) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all Obligations of the Borrower or such Issuer under the Credit Agreement and (ii) all other Indebtedness of the Borrower or such Issuer or any guaranty thereof other than Indebtedness that by its terms expressly provides that it shall not be Senior Indebtedness hereunder (such Obligations and such Indebtedness and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Issuer or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Manage- ment Agreements or contingent indemnification obligations not then due and payable) before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled (other than Indebtedness of such Issuer that is subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such Indebtedness being hereinafter referred to as “Restructured Debt”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Issuer or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Holder and each Issuer hereby agree that the subordination of this Note is for the benefit of the Agent and the Lenders and the Agent and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Agent may, on behalf of itself and the Lenders, proceed to enforce the subordination provisions herein.

Notwithstanding the foregoing, nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness.

Each Holder is hereby authorized to record all loans and advances or other credit extensions made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Issuer and each Holder contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Upon execution and delivery after the date hereof by the Borrower or any subsidiary of the Borrower of a counterpart signature page hereto, such subsidiary shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

(SEPARATE SIGNATURE PAGES TO BE ATTACHED)

EACH AS ISSUER AND HOLDER:

BCE-MACH III LLC

By:
Name:
Title:

[________]

By:
Name:
Title:

[________]

By:
Name:
Title:

EXHIBIT J TO
CREDIT AGREEMENT

SOLVENCY CERTIFICATE

May 19, 2020

THIS SOLVENCY CERTIFICATE is delivered as of the date indicated above in connection with the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, and MidFirst Bank, a federally chartered savings association, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. All capitalized terms used but not otherwise defined in this Certificate shall have the meanings assigned to them in the Credit Agreement.

The undersigned, individually and in his capacity as the Chief Financial Officer of the Borrower, certifies that he is authorized to execute and deliver this Certificate and further certifies that, immediately after giving effect to the consummation of the transactions contemplated by the Credit Agreement, including the making of the Loans and the use of proceeds of the Loans on the date hereof:

(a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Signature Page Follows]

J-1

THIS SOLVENCY CERTIFICATE is executed and delivered as of the date indicated on the first page.

BCE-MACH III LLC

By:
Name:	Kevin White
Title:	Chief Financial Officer

Signature Page to Solvency Certificate

J-2

EXHIBIT K-1 TO
CREDIT AGREEMENT

FORM OF NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (each a “Lender” and, collectively, the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

(Signature Page Follows)

K-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

_____________________, 202[●]

K-1-2

EXHIBIT K-2 TO
CREDIT AGREEMENT

FORM OF NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (each a “Lender” and, collectively, the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners (within the meaning of Treasury Regulations Section 1.1441-1(c)(6)) of payments on such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

(Signature Page Follows)

K-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

_____________________, 202[●]

K-2-2

EXHIBIT K-3 TO
CREDIT AGREEMENT

FORM OF NON-BANK TAX CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (each a “Lender” and, collectively, the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) and Section 13.6(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

(Signature Page Follows)

K-3-1

[Foreign Lender]

By:
Name:
Title:

[Address]

_____________________, 202[●]

K-3-2

EXHIBIT K-4 TO
CREDIT AGREEMENT

FORM OF NON-BANK TAX CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (each a “Lender” and, collectively, the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) and Section 13.6(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners (within the meaning of Treasury Regulations Section 1.1441-1(c)(6)) of payments on such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

(Signature Page Follows)

K-4-1

[Foreign Lender]

By:
Name:
Title:

[Address]

_____________________, 202[●]

K-4-2

EXHIBIT L TO
CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

MIDFIRST BANK

501 NW Grand Blvd.
Oklahoma City, OK 73118
Attention: Chad Dayton

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (each a “Lender” and, collectively, the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.6 of the Credit Agreement of its request for the following:1

A.	a continuation, on _________, ____, of LIBOR Loans in an aggregate outstanding principal amount of $__________ as LIBOR Loans having an Interest Period of _____ months[2];

B.	a conversion, on _________, ____, of ABR Loans in an aggregate outstanding principal amount of $__________ to LIBOR Loans having an Interest Period of _____ months; or

C.	a conversion, on _________, ____, of LIBOR Loans in an aggregate outstanding principal amount of $__________ to ABR Loans.

[signature page follows]

[1]	Date of Notice of Conversion or Continuation: prior to 1:00 p.m. (New York City time) at least (1) three Business Days, in the case of a continuation of or conversion to LIBOR Loans or (2) one Business Day, in the case of a conversion into ABR Loans.
[2]	The Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Credit Agreement. If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

L-1

BCE-MACH III LLC

By:
Name:
Title:

L-2

EXHIBIT M TO
CREDIT AGREEMENT

FORM OF PREPAYMENT NOTICE

MIDFIRST BANK

501 NW Grand Blvd.
Oklahoma City, OK 73118
Attention: Chad Dayton

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May [●], 2020 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BCE-Mach III LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders thereto (each a “Lender” and, collectively, the “Lenders”), MidFirst Bank, a federally chartered savings association, as Administrative Agent and Collateral Agent for the Lenders, and MidFirst Bank, as an issuer of Letters of Credit and each other Issuing Bank from time to time party thereto and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, Borrower hereby gives notice of its intent to prepay Loans on [●]1 as follows:

LIBOR Loans to be prepaid: $_____________________[2]

ABR Loans to be prepaid: $_______________________

In case of LIBOR Loans, the Borrowing to be prepaid: __________________

[Signature Page Follows]

[1]	Date of Prepayment Notice: 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment.
[2]	Each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding LIBOR Loans at such time, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding ABR Loans at such time.

M-1

BCE-MACH III LLC

By:
Name:
Title:

M-2